Exhibit 10.1

AMENDED AND RESTATED
CREDIT AGREEMENT

Dated as of September 28, 2011

among

HNI CORPORATION,
as Borrower,

CERTAIN DOMESTIC SUBSIDIARIES OF THE BORROWER FROM TIME TO TIME PARTY HERETO,
as Guarantors

THE LENDERS PARTIES HERETO

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

BANK OF AMERICA, N.A., as Syndication Agent

PNC BANK, N.A.,
THE PRIVATE BANK, and
U.S. BANK NATIONAL ASSOCIATION,
as Co-Documentation Agents

WELLS FARGO SECURITIES, LLC
and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Joint Lead Arrangers and Joint Lead Bookrunners

TABLE OF CONTENTS

SECTION 1 DEFINITIONS		1
1.1	Definitions	1
1.2	Computation of Time Periods, Etc.	28
1.3	Accounting Terms	28
1.4	Exchange Rates; Currency Equivalents	29
1.5	Redenomination of Certain Foreign Currencies and Computation of Dollar Amounts	29
1.6	Execution of Documents	30

SECTION 2 CREDIT FACILITY		30
2.1	Revolving Loans	30
2.2	Competitive Loan Subfacility	32
2.3	Swingline Loan Subfacility	35
2.4	Letter of Credit Subfacility	38
2.5	Additional Loans	41
2.6	Default Rate.	42
2.7	Extension and Conversion	43
2.8	Prepayments	43
2.9	Termination and Reduction of Commitments	44
2.10	Fees	45
2.11	Computation of Interest and Fees	46
2.12	Pro Rata Treatment and Payments	46
2.13	Non-Receipt of Funds by the Administrative Agent	48
2.14	Inability to Determine Interest Rate	50
2.15	Illegality	50
2.16	Change in Law	52
2.17	Indemnity	53
2.18	Taxes	54
2.19	Indemnification; Nature of Issuing Lender’s Duties	57
2.20	Replacement of Lenders	58
2.21	Lender Representation and Warranty	59
2.22	Cash Collateral	59
2.23	Defaulting Lenders	60

SECTION 3 REPRESENTATIONS AND WARRANTIES		63
3.1	Financial Statements	63
3.2	Organization; Existence; Patriot Act Information	63
3.3	Authorization; Power; Enforceable Obligations	64
3.4	Consent; Government Authorizations	64
3.5	No Material Litigation	64
3.6	Taxes	64
3.7	ERISA	65
3.8	Governmental Regulations, Anti-Terrorism Laws; Etc.	66
3.9	Subsidiaries	67
3.10	Use of Proceeds	68
3.11	Contractual Obligations; Compliance with Laws; No Conflicts	68

i

3.12	Accuracy and Completeness of Information	68
3.13	Environmental Matters	69
3.14	No Burdensome Restrictions	70
3.15	Title to Property	70
3.16	Insurance	70
3.17	Licenses and Permits	70
3.18	Labor Matters	71
3.19	No Material Adverse Effect	71
3.20	Solvency	71
3.21	Authorized Officer	71

SECTION 4 CONDITIONS		71
4.1	Conditions to Closing	71
4.2	Conditions to All Extensions of Credit	74

SECTION 5 AFFIRMATIVE COVENANTS		75
5.1	Financial Statements	75
5.2	Certificates; Other Information	76
5.3	Notices	78
5.4	Maintenance of Existence; Compliance with Laws; Contractual Obligations	78
5.5	Maintenance of Property; Insurance	79
5.6	Inspection of Property; Books and Records; Discussions	79
5.7	Use of Proceeds	80
5.8	Additional Guarantors	80
5.9	Financial Covenants	81
5.10	Payment of Obligations	81
5.11	Environmental Laws	81
5.12	Further Assurances	82

SECTION 6 NEGATIVE COVENANTS		82
6.1	Indebtedness	82
6.2	Liens	84
6.3	Nature of Business	84
6.4	Mergers, Sale of Assets and Indebtedness of Subsidiaries	84
6.5	Advances, Investments and Loans	85
6.6	Transactions with Affiliates	86
6.7	Fiscal Year; Organizational Documents	86
6.8	Limitation on Restricted Actions	86
6.9	Restricted Payments	87
6.10	Sale of Leasebacks	87
6.11	No Further Negative Pledges	87

SECTION 7 EVENTS OF DEFAULT		88
7.1	Events of Default	88
7.2	Acceleration; Remedies	90
7.3	Rescission of Acceleration	91

ii

SECTION 8 AGENCY PROVISIONS		91
8.1	Appointment and Authority	91
8.2	Nature of Duties	92
8.3	Exculpatory Provisions	92
8.4	Reliance by Administrative Agent	93
8.5	Notice of Default	94
8.6	Non-Reliance on Administrative Agent and Other Lenders	94
8.7	Indemnification	94
8.8	Administrative Agent in Its Individual Capacity	95
8.9	Successor Administrative Agent	95
8.10	Guaranty Matters	96
8.11	Bank Products	96

SECTION 9 GUARANTY		97
9.1	The Guaranty	97
9.2	Bankruptcy	97
9.3	Nature of Liability	98
9.4	Independent Obligation	98
9.5	Authorization	98
9.6	Reliance	99
9.7	Waiver	99
9.8	Limitation on Enforcement	100
9.9	Confirmation of Payment	100

SECTION 10 MISCELLANEOUS		101
10.1	Amendments and Waivers	101
10.2	Notices	103
10.3	No Waiver; Cumulative Remedies	105
10.4	Survival of Representations and Warranties	105
10.5	Payment of Expenses and Taxes	105
10.6	Successors and Assigns; Participations; Purchasing Lenders	107
10.7	Adjustments; Set-off	111
10.8	Table of Contents and Section Headings	112
10.9	Counterparts; Effectiveness; Electronic Execution	112
10.10	Judgment Currency	113
10.11	Severability	113
10.12	Integration	114
10.13	GOVERNING LAW	114
10.14	Consent to Jurisdiction and Service of Process	114
10.15	Confidentiality; Non-Public Information	115
10.16	Acknowledgments	116
10.17	Waivers of Jury Trial	116
10.18	Patriot Act Notice	116
10.19	Resolution of Drafting Ambiguities	116
10.20	Press Releases and Related Matters	117
10.21	Appointment of Borrower	117
10.22	No Advisory or Fiduciary Responsibility	117
10.23	Responsible Officers and Authorized Officers	118
10.24	Amendment and Restatement; No Novation	118

iii

SCHEDULES

Schedule 3.2	Patriot Act Information
Schedule 3.9	Subsidiaries
Schedule 3.16	Insurance
Schedule 3.18	Labor Matters
Schedule 3.21	Authorized Officers
Schedule 6.1	Indebtedness
Schedule 6.2	Liens

EXHIBITS

Exhibit 1.1B	Existing Letters of Credit
Exhibit 1.1C	Mandatory Cost Rate
Exhibit 1.1D	Form of Bank Product Provider Notice
Exhibit 2.1(a)	Lenders and Commitments
Exhibit 2.1(b)(i)	Form of Notice of Borrowing
Exhibit 2.1(e)	Form of Revolving Note
Exhibit 2.2(b)-1	Form of Competitive Bid Request
Exhibit 2.2(b)-2	Form of Notice of Receipt of Competitive Bid Request
Exhibit 2.2(c)	Form of Competitive Bid
Exhibit 2.2(e)	Form of Competitive Bid Accept/Reject Letter
Exhibit 2.3(e)	Form of Swingline Note
Exhibit 2.7	Form of Notice of Extension/Conversion
Exhibit 5.2(b)	Form of Officer's Compliance Certificate
Exhibit 5.8	Form of Joinder Agreement
Exhibit 10.6	Form of Assignment and Assumption

AMENDED AND RESTATED
CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of September 28, 2011 (the “Credit Agreement”), is by and among HNI Corporation, an Iowa corporation (the “Borrower”), those Domestic Subsidiaries of the Borrower identified as “Guarantors” on the signature pages hereto and such other Domestic Subsidiaries of the Borrower as may from time to time become a party hereto (the “Guarantors”), the lenders named herein and such other lenders as may become a party hereto (collectively, the “Lenders” and individually, a “Lender”) and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, the Borrower, the Guarantors, the Administrative Agent, and the Lenders are party to that certain Credit Agreement dated as of June 11, 2010 (as amended and in effect immediately prior to the Closing Date referred to below, the “Existing Credit Agreement”); and

WHEREAS, the Borrower has requested that the Lenders and the Administrative Agent agree to amend and restate the Existing Credit Agreement to, among other things, (a) increase the Aggregate Revolving Committed Amount (as defined below) from $150,000,000 to $250,000,000 and (b) extend the Maturity Date (as defined below), and the Lenders and the Administrative Agent are willing to so amend and restate the Existing Credit Agreement, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1
DEFINITIONS

1.1           Definitions.

As used in this Credit Agreement, the following terms shall have the meanings specified below unless the context otherwise requires:

“Administrative Agent” has the meaning set forth in the first paragraph hereof, together with any successors or assigns.

“Administrative Agent Fee Letter” means that certain letter agreement, dated as of September 6, 2011, among the Administrative Agent, Wells Fargo Securities, LLC and the Borrower, as amended, modified, supplemented or replaced from time to time.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such Person possesses, directly or indirectly, power either (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Aggregate Revolving Committed Amount” means the aggregate amount of Commitments in effect from time to time, being as of the Closing Date TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000) (as such amount may be increased as provided in Section 2.5 or reduced as provided in Section 2.9 from time to time).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 1.5% and (c) the sum of (i) LIBOR (as determined pursuant to the definition of LIBOR), for an Interest Period of one (1) month commencing on such day (the “One-Month LIBOR Rate”) plus (ii) 1.00%, in each instance as of such date of determination.  For purposes hereof: “Prime Rate” means, at any time, the rate of interest per annum publicly announced or otherwise identified from time to time by Wells Fargo at its principal office as its prime rate.  Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs.  The parties hereto acknowledge that the rate announced publicly by Wells Fargo as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks; and “Federal Funds Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.  If for any reason the Administrative Agent shall have reasonably determined (which determination shall be conclusive in the absence of manifest error) that it is unable after due inquiry to ascertain the Federal Funds Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms above, the Alternate Base Rate shall be determined without regard to clause (b) of this definition until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in the Federal Funds Rate, the Prime Rate or One-Month LIBOR Rate will become effective on the effective date of such change in the Federal Funds Rate, the Prime Rate or One-Month LIBOR Rate, respectively.

“Alternate Base Rate Loans” means Loans that bear interest at an interest rate based on the Alternate Base Rate.

“Applicable Percentage” means, for any day, the rate per annum set forth below opposite the applicable level then in effect, it being understood that the Applicable Percentage for (a) Revolving Loans that are Alternate Base Rate Loans shall be the percentage set forth under the column “Alternate Base Rate Margin for Revolving Loans,” (b) Revolving Loans that are

LIBOR Rate Loans shall be the percentage set forth under the column “LIBOR Rate Margin for Revolving Loans and Letter of Credit Fee,” (c) the Letter of Credit Fee shall be the percentage set forth under the column “LIBOR Rate Margin for Revolving Loans and Letter of Credit Fee,” and (d) the Commitment Fee shall be the percentage set forth under the column “Commitment Fee”:

Applicable Percentage
Level	Leverage Ratio	Alternate Base Rate Margin for Revolving Loans	LIBOR Rate Margin for Revolving Loans and Letter of Credit Fee	Commitment Fee
I	> 3.00 to 1.0	1.25%	2.25%	0.400%
II	< 3.00 to 1.0 but > 2.25 to 1.0	1.00%	2.00%	0.350%
III	< 2.25 to 1.0 but > 1.75 to 1.0	0.75%	1.75%	0.300%
IV	< 1.75 to 1.0 but > 1.25 to 1.0	0.50%	1.50%	0.250%
V	< 1.25 to 1.0	0.25%	1.25%	0.200%

The Applicable Percentage shall, in each case, be determined and adjusted quarterly on the date five (5) Business Days after the date on which the Administrative Agent has received from the Borrower the quarterly financial information (in the case of the first three fiscal quarters of the Borrower’s fiscal year), the annual financial information (in the case of the fourth fiscal quarter of the Borrower’s fiscal year) and the certifications required to be delivered to the Administrative Agent and the Lenders in accordance with the provisions of Sections 5.1(a), 5.1(b) and 5.2(b) (each an “Interest Determination Date”).  Such Applicable Percentage shall be effective from such Interest Determination Date until the next such Interest Determination Date.  After the Closing Date, if the Credit Parties shall fail to provide the financial information or certifications in accordance with the provisions of Sections 5.1(a), 5.1(b) and 5.2(b), the Applicable Percentage shall, on the date five (5) Business Days after the date by which the Credit Parties were so required to provide such financial information or certifications to the Administrative Agent and the Lenders, be based on Level I until such time as such information or certifications or corrected information or corrected certificates are provided, whereupon the Level shall be determined by the then current Leverage Ratio.  Notwithstanding the foregoing, the initial Applicable Percentages shall be set with pricing set forth in Level IV until the next succeeding Interest Determination Date, at which time the Applicable Percentage shall be subject to adjustment in accordance with the foregoing terms of this paragraph.  In the event that any financial statement or certification delivered pursuant to Sections 5.1 or 5.2 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage for any period (an “Applicable Period”) than the Applicable Percentage applied for such Applicable Period, the Borrower shall immediately (a) deliver to the Administrative Agent a corrected compliance certificate for such Applicable Period,

(b) determine the Applicable Percentage for such Applicable Period based upon the corrected compliance certificate, and (c) immediately pay to the Administrative Agent for the benefit of the Lenders the accrued additional interest and other fees owing as a result of such increased Applicable Percentage for such Applicable Period, which payment shall be promptly distributed by the Administrative Agent to the Lenders entitled thereto.

“Applicable Time” means, with respect to any borrowings and payments in Foreign Currencies, the local times in the place of settlement for such Foreign Currencies as may be determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Fund that is administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.6), and accepted by the Administrative Agent, in substantially in the form of Exhibit 10.6.

“Authorized Officers” means the Responsible Officers set forth on Schedule 3.21, as the same may be modified from time to time by the Borrower.

“Bank Product” means any of the following products, services or facilities extended to any Credit Party or any Subsidiary by any Bank Product Provider: (a) Cash Management Services; (b) products under any Hedging Agreement; and (c) commercial credit card, purchase card and merchant card services; provided, however, that for any of the foregoing to be included as “Credit Party Obligations” for purposes of a distribution under Section 2.12(b), the applicable Bank Product Provider must have either previously provided a Bank Product Provider Notice with respect to such Bank Product or provided a Bank Product Provider Notice within ten (10) days following the Closing Date, in each case, to the Administrative Agent which shall provide the following information: (i) the existence of such Bank Product and (ii) the maximum dollar amount (if reasonably capable of being determined) of obligations arising thereunder (the “Bank Product Amount”).  The Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the Bank Product Provider.  Any Bank Product established from and after the time that the Lenders have received written notice from the Company or the Administrative Agent that an Event of Default exists, until such Event of Default has been waived in accordance with Section 10.1, shall not be included as “Credit Party Obligations” for purposes of a distribution under Section 2.12(b).

“Bank Product Amount” has the meaning set forth in the definition of Bank Product.

“Bank Product Debt” means the Indebtedness and other obligations of any Credit Party or Subsidiary relating to Bank Products.

“Bank Product Provider” means any Person that provides Bank Products to a Credit Party or any Subsidiary that is permitted by Section 6.1(e) to the extent that (a) such Person is a

Lender, an Affiliate of a Lender or any other Person that was a Lender (or an Affiliate of a Lender) at the time it entered into the Bank Product but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) under the Credit Agreement or (b) such Person is a Lender or an Affiliate of a Lender on the Closing Date and the Bank Product was entered into on or prior to the Closing Date (even if such Person ceases to be a Lender or such Person’s Affiliate ceases to be a Lender).

“Bank Product Provider Notice” means a notice substantially in the form of Exhibit 1.1D.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Bankruptcy Event” means any of the events described in Section 7.1(e).

“Borrower” has the meaning set forth in the first paragraph hereof, together with any successors or assigns.
“Business Day” means any day other than a Saturday, Sunday or legal holiday on which commercial banks in New York, New York are authorized or required by law to close; provided, however, that (a) when used in connection with a rate determination, borrowing or payment in respect of a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in deposits of Dollars or Foreign Currencies, as applicable, in the London interbank market and (b) with respect to any Foreign Currency Loan, the term “Business Day” shall also exclude any day on which banks are not generally open for foreign exchange dealings between banks in the exchange of the home country of the applicable Foreign Currency.

“Capital Lease” means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lender or Swingline Lender (as applicable) and the Lenders, as collateral for LOC Obligations, obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the Issuing Lender or Swingline Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the Issuing Lender or the Swingline Lender.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means (a) marketable securities issued or directly and fully guaranteed or insured by the United States of America or any agency thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition (“Government Obligations”), (b) U.S. dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of (i) any United States commercial bank of recognized standing having capital and surplus in excess of $200,000,000, (ii) any Lender or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank and any Lender being an “Approved Bank”), in each case with maturities of not more than 120 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any, or guaranteed by any, domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s and maturing within 120 days of the date of acquisition, (d) securities of the type described in clauses (a) through (c), inclusive, above purchased under agreements to resell such securities to any broker/dealer or any commercial bank, if such broker/dealer or bank has an uninsured, unsecured and unguaranteed rating at the time of the acquisition of P-2 (or the equivalent thereof) or better by Moody’s, or A-2 (or the equivalent thereof) or better by S&P, (e) obligations of any state of the United States or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment and (f) Investments in mutual funds registered under the Investment Company Act of 1940, as amended, or collective trust funds maintained by Approved Banks, in each case whose only assets are of the type described in clauses (a) through (d), inclusive, of this definition.

“Cash Management Services” means any services provided from time to time to any Credit Party or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automatic clearinghouse, controlled disbursement, electronic funds transfer, information reporting, lockbox, stop payment, overdraft and/or wire transfer services and all other treasury and cash management services.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means (a) any Person or two or more Persons acting in concert shall have acquired “beneficial ownership” (within the meaning provided in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, or control over, Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing

25% or more of the combined voting power of all Voting Stock of the Borrower, (b) Continuing Directors shall cease for any reason to constitute a majority of the members of the board of directors of the Borrower then in office, (c) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) or (d) the adoption by the stockholders of the Borrower of a plan or proposal for the liquidation or dissolution of the Borrower.

“Closing Date” means the date hereof.

            “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time.  References to sections of the Code shall be construed also to refer to any successor sections.

“Commitment” means the Revolving Commitments, the LOC Commitment and the Swingline Commitment, individually or collectively, as appropriate.

“Commitment Fee” has the meaning set forth in Section 2.10(a).

“Commitment Percentage” means, for each Lender, a fraction (expressed as a decimal) the numerator of which is the Commitment of such Lender at such time and the denominator of which is the Aggregate Revolving Committed Amount at such time.  The initial Commitment Percentages are set out on Exhibit 2.1(a).

“Commitment Period” means the period from and including the Closing Date to but not including the earlier of (a) the Maturity Date, or (b) the date on which the Commitments terminate in accordance with the provisions of this Credit Agreement.

“Committed Funded Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Loans, LOC Obligations and Swingline Exposure.

“Competitive Bid” means an offer by a Lender to make a Competitive Loan pursuant to the terms of Section 2.2.

“Competitive Bid Rate” means, as to any Competitive Bid made by a Lender in accordance with the provisions of Section 2.2, the fixed rate of interest offered by the Lender making the Competitive Bid.

“Competitive Bid Request” means a request by the Borrower for Competitive Bids in accordance with the provisions of Section 2.2(b).

“Competitive Loan” means a loan made by a Lender in its discretion pursuant to the provisions of Section 2.2.

“Competitive Loan Lenders” means, at any time, those Lenders which have Competitive Loans outstanding.

“Consolidated” means, when used with reference to financial statements or financial items of the Borrower and its Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.

“Consolidated Assets” means, at any time, the amount representing the assets of the Borrower and the Subsidiaries that would appear on a Consolidated balance sheet of the Borrower and its Subsidiaries at such time prepared in accordance with GAAP.

“Consolidated EBITDA” means, as of any date of determination for the four (4) consecutive fiscal quarter period ending on such date, (a) Consolidated Net Income for such period plus (b) the sum of the following to the extent deducted in calculating Consolidated Net Income:  (i) Consolidated Interest Expense for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expense for such period and (iv) other non-recurring expenses of the Borrower and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period and minus (c) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period and (ii) all non-cash items increasing Consolidated Net Income for such period.

“Consolidated Funded Debt” means, as of any date of determination, Funded Debt of the Borrower and its Subsidiaries on a Consolidated basis.

“Consolidated Interest Expense” means, as of any date of determination for the four (4) consecutive fiscal quarter period ending on such date, all Interest Expense (excluding amortization of debt discount and premium, but including the interest component under Capital Leases) for such period of the Borrower and its Subsidiaries on a Consolidated basis.

“Consolidated Net Income” means, as of any date of determination for the four (4) consecutive fiscal quarter period ending on such date, for the Borrower and its Subsidiaries on a Consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains, gains from asset dispositions not in the ordinary course of business and gains from the early extinguishment of Indebtedness but including extraordinary losses) for that period.

“Consolidated Net Tangible Assets” means, at any time, the amount representing the assets of the Borrower and the Subsidiaries that would appear on a Consolidated balance sheet of the Borrower and its Subsidiaries at such time prepared in accordance with GAAP, less (a) all current liabilities and minority interests and (b) goodwill and other intangibles.

“Continuing Directors” means, during any period of up to 12 consecutive months commencing after the Closing Date, individuals who at the beginning of such 12 month period were directors of the Borrower (together with any new director whose election by the Borrower’s board of directors or whose nomination for election by the Borrower’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved).

“Credit Documents” means a collective reference to this Credit Agreement, the Notes, the LOC Documents, any Joinder Agreement and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto (excluding, however, any agreements, instruments or other documents relating to any Bank Product).

“Credit Exposure” means, as to any Lender at any time (a) if its Commitment is in existence at such time, the amount of its Commitment and (b) if its Commitment is not in existence at such time, the amount of its Committed Funded Exposure.

“Credit Party” means any of the Borrower or the Guarantors.

“Credit Party Obligations” means, without duplication, (a) all Obligations and (b) all liabilities and obligations, whenever arising, owing from any Credit Party or any of its Subsidiaries to any Bank Product Provider arising under any Bank Product permitted pursuant to Section 6.1(e).

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” means (a) when used with respect to the Obligations, other than Letter of Credit Fees, an interest rate equal to (i) for Alternate Base Rate Loans (A) the Alternate Base Rate plus (B) the Applicable Percentage applicable to Alternate Base Rate Loans plus (C) 2.00% per annum and (ii) for LIBOR Rate Loans, (A) the LIBOR Rate plus (B) the Applicable Percentage applicable to LIBOR Rate Loans plus (C) 2.00% per annum, (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Percentage applicable to Letter of Credit Fees plus 2.00% per annum and (c) when used with respect to any other fee or amount due hereunder, a rate equal to the Applicable Percentage applicable to Alternate Base Rate Loans plus 2.00% per annum.

“Defaulting Lender” means, subject to Section 2.23(b) any Lender that, (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due,  (b) has notified the Borrower, the Administrative Agent, the Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.23(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Lender, the Swingline Lender and each Lender.

“Determination Date” means each of the following:  (a) each date a LIBOR Rate Loan denominated in a Foreign Currency is made pursuant to Section 2.3, (b) each date a LIBOR Rate Loan denominated in a Foreign Currency is continued pursuant to Section 2.3, (c) the last Business Day of each calendar month, (d) such additional dates as the Administrative Agent or the Required Lenders shall specify.

“Dollar Amount” means, at any time, (a) with respect to Dollars or an amount denominated in Dollars, such amount and (b) with respect to an amount of any Foreign Currency or an amount denominated in such Foreign Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Determination Date) for the purchase of Dollars with such Foreign Currency.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

            “Domestic Subsidiary” means any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) the Issuing Lender and (iii) unless an Event of Default has occurred, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (A) any Credit Party or any of the Credit Party’s Affiliates or Subsidiaries or (B) any Defaulting Lender (or any of its Affiliates).

“EMU” means Economic and Monetary Union as contemplated in the Treaty on European Union.

“EMU Legislation” means legislative measures of the European Council (including without limitation European Council regulations) for the introduction of, changeover to or operation of a single or unified European currency (whether known as the Euro or otherwise), being in part the implementation of the third stage of EMU.

“Environmental Laws” means any and all applicable foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect during the term of this Credit Agreement.

“Equity Interests” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time.  References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means an entity which is under common control with any Credit Party within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes any Credit Party and which is treated as a single employer under Sections 414(b) or (c) of the Code.

“Euro” means the single currency of Participating Member States of the European Union.

“Eurodollar Reserve Percentage” means for any day, (A) with respect to any LIBOR Rate Loan with respect to which the Mandatory Cost Rate does not apply, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) that is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities, as defined in Regulation D of such Board as in effect from time to time, or any similar category of liabilities for a member bank of the Federal Reserve System in New York City and (B) with respect to any LIBOR Rate Loan with respect to which the Mandatory Cost Rate does apply, zero (0).

“Euro Unit” means the currency unit of the Euro.

“Event of Default” means such term as defined in Section 7.1.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any Credit Party Obligation, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.18, except to the extent that such Foreign Lender (or the Lender that assigned Commitments or Loans to such Foreign Lender pursuant to Section 10.6, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.18 and (d) any U.S. Federal withholding Taxes imposed by FATCA.

“Existing Credit Agreement” has the meaning set forth in the recitals hereto.

“Existing Letters of Credit” means the letters of credit issued by Wells Fargo prior to the Closing Date as more particularly described on Exhibit 1.1B attached hereto.

“Exposed LOC Obligations” has the meaning set forth in Section 2.23(a)(iii)(B).

“Extension of Credit” means, as to any Lender, the making of a Loan by such Lender, any conversion of a Loan from one Type to another Type, any extension of any Loan or the issuance, extension or renewal of, or participation in, a Letter of Credit or Swingline Loan by such Lender.

“FATCA” means Sections 1471 through 1474 of the Code and any regulations with respect thereto or official interpretations thereof.

“Federal Funds Rate” has the meaning set forth in the definition of Alternate Base Rate.

             “Fees” means all fees payable pursuant to Section 2.10.

“Foreign Currency” means (a) Euros and (b) any other freely available currency that is freely transferable and freely convertible into Dollars and in which dealings in deposits are carried on in the London interbank market, which shall be requested by the Borrower and approved by the Administrative Agent, such approval not to be unreasonably withheld or delayed.

“Foreign Currency Equivalent” means, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Foreign Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Determination Date) for the purchase of such Foreign Currency with Dollars.

“Foreign Currency Loan” means any Swingline Loan denominated in a Foreign Currency.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Commitment Percentage of the outstanding LOC Obligations with respect to Letters of Credit issued by such Issuing Lender other than LOC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swingline Lender, such Defaulting Lender’s Commitment Percentage of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means, with respect to any Person, without duplication, the sum of (a) all Indebtedness of such Person (other than the Indebtedness set forth in clauses (e), (g), (i) and (j) of such definition), plus (b) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed) other than (i) commercial letters of credit, bankers acceptances, or the functional equivalent thereof issued to support payment obligations in connection with trade payables incurred in the ordinary course of business and (ii) standby letters of credit having an aggregate stated amount of up to $15,000,000, plus (c) all Guaranty Obligations of such Person with respect to Indebtedness of another Person of the type described in clauses (a) and (b) hereof.

            “GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3 hereof.

“Government Acts” has the meaning set forth in Section 2.19(a).

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantors” means (a) any of the Subsidiaries identified as a “Guarantor” on the signature pages hereto and (b) any Person which executes a Joinder Agreement, together with their successors and permitted assigns.

“Guaranty” means the guaranty of the Guarantors set forth in Section 9.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefore, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness of the payment or performance thereof, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof.  The amount of any Guaranty Obligation shall (subject to any limitations set forth therein) be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.

“Hedging Agreements” means, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements.

“Indebtedness” means, with respect to any Person, without duplication:

(a)           all obligations of such Person for borrowed money,

(b)           all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made,

(c)           all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business),

(d)           all obligations of such Person incurred, issued or assumed as the deferred purchase price of property or services purchased by such Person that would appear as liabilities on a balance sheet of such Person and that are (i) due more than six months from the date of incurrence of such obligations or (ii) evidenced by a note or a similar written instrument, in each case, other than trade debt and other accrued liabilities incurred in the ordinary course of business that are not overdue by more than 90 days or that are currently being contested in good faith,

(e)           all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements,

(f)           all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; provided that so long as such Indebtedness is non-recourse to such Person, only the portion of such obligations which is secured shall constitute Indebtedness hereunder,

(g)           all Guaranty Obligations of such Person with respect to Indebtedness of another Person,

(h)           the principal portion of all obligations of such Person under Capital Leases synthetic leases, tax retention operating leases, off-balance sheet loans or similar off-balance sheet financing products plus any accrued interest thereon,

(i)           all obligations of such Person under Hedging Agreements to the extent required to be accounted for as a liability under GAAP, excluding any portion thereof which would be accounted for as interest expense under GAAP,

(j)           the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed) other than commercial letters of credit, bankers acceptances, or the functional equivalent thereof issued to support payment obligations in connection with trade payables incurred in the ordinary course of business,

(k)           all preferred Equity Interests issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments prior to the date six months after the Maturity Date, redemption prior to the date six months after the Maturity Date or other acceleration, and

(l)           the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Insolvency” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

“Intangibles” means all assets which would be shown as intangible assets on a balance sheet prepared in accordance with GAAP.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated EBITDA for the four (4) consecutive fiscal quarter period ending on such date, to (ii) Consolidated Interest Expense paid or payable in cash during the four (4) consecutive fiscal quarter period ending on such date.

“Interest Expense” means, with respect to any Person, as of any date of determination for the four (4) consecutive fiscal quarter period ending on such date, the sum of the amount of interest paid or accrued in respect of such period.

           “Interest Payment Date” means (a) as to any Alternate Base Rate Loan or Swingline Loan bearing interest at the Alternate Base Rate, the last day of each March, June, September and December and on the Maturity Date, (b) as to any LIBOR Rate Loan or Competitive Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any LIBOR Rate Loan or Competitive Loan having an Interest Period longer than three months, each day which is three months after the first day of such Interest Period and the last day of such Interest Period.

“Interest Period” means, (a) as to any LIBOR Rate Loan which is a Revolving Loan, a period of one, two, three or six months duration, as the Borrower may elect, commencing in each case, on the date of the borrowing (including conversions, extensions and renewals), (b) as to any LIBOR Rate Loan which is a Swingline Loan denominated in a Foreign Currency, a period of one or three months duration and (c) with respect to any Competitive Loan, a period of not less than seven (7) nor more than 180 days’ duration, as the Borrower may request and the Competitive Loan Lender may agree in accordance with the provisions of Section 2.2; provided, however, (i) if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day, (ii) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month, (iii) any Interest Period in respect of any Loan that would otherwise extend beyond the Maturity Date is due on the Maturity Date and (iv) no more than eight (8) LIBOR Rate Loans may be in effect at any time.  For purposes hereof, LIBOR

Rate Loans with different Interest Periods shall be considered as separate LIBOR Rate Loans, even if they shall begin on the same date and have the same duration, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new LIBOR Rate Loan with a single Interest Period.

“Investment” has the meaning set forth in Section 6.5.

“Issuing Lender” means Wells Fargo, in its capacity as such.

“Issuing Lender Fees” has the meaning set forth in Section 2.10(c).

“Joinder Agreement” means a Joinder Agreement in substantially the form of Exhibit 5.8, executed and delivered by each Person required to become a Guarantor in accordance with the provisions of Section 5.8.

“Joint Fee Letter” means that certain letter agreement, dated as of September 6, 2011, among the Administrative Agent, Bank of America, N.A. the Lead Arrangers and the Borrower, as amended, modified, supplemented or replaced from time to time.

“Lead Arrangers” means Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, together with their respective successors and assigns.

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto, the Issuing Lender and the Swingline Lender, and their respective successors and assigns.

“Letter of Credit Fee” has the meaning set forth in Section 2.10(b).

“Letters of Credit” means any letter of credit issued by the Issuing Lender pursuant to the terms hereof and each Existing Letter of Credit, as such letters of credit may be amended, restated, modified, extended, renewed or replaced from time to time.

“Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Debt as of such date to (b) Consolidated EBITDA for the four (4) consecutive fiscal quarter period ending on such date.

“LIBOR” means, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars or the applicable Foreign Currency, as appropriate, at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.  If for any reason such rate is not available, then “LIBOR” means the rate per annum at which, as determined by the Administrative Agent in accordance with its customary practices, Dollars in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 A.M. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected.  With respect to any LIBOR Rate Loan denominated in Pounds Sterling, for any Interest Period, “LIBOR” means the rate equal to the sum of (A) the rate determined in accordance with the foregoing terms of this definition plus (B) the Mandatory Cost Rate for such Interest Period.

“LIBOR Lending Office” means, initially, the office(s) of each Lender designated as such Lender’s LIBOR Lending Office in such Lender’s Administrative Questionnaire; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which the LIBOR Rate Loans of such Lender are to be made.

“LIBOR Rate” means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =                                LIBOR
              1.00 - Eurodollar Reserve Percentage

             “LIBOR Rate Loan” means any Loan bearing interest at a rate determined by reference to the LIBOR Rate.  LIBOR Rate Loans which are Swingline Loans may be denominated in Dollars or in Foreign Currencies.  All Swingline Loans denominated in Foreign Currencies shall be LIBOR Rate Loans.

 “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

“Loan” or “Loans” means a Revolving Loan, a Swingline Loan and/or Competitive Loans, as appropriate.

“LOC Commitment” means the commitment of the Issuing Lender to issue Letters of Credit and with respect to each Lender, the commitment of such Lender to purchase participation interests in the Letters of Credit up to such Lender’s LOC Committed Amount as specified in Exhibit 2.1(a), as such amount may be reduced from time to time in accordance with the provisions hereof.

“LOC Commitment Percentage” means, for each Lender, the percentage identified as its LOC Commitment Percentage on Exhibit 2.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 10.6(c).

“LOC Committed Amount” means, collectively, the aggregate amount of all of the LOC Commitments of the Lenders to issue and participate in Letters of Credit as referenced in Section 2.4 and, individually, the amount of each Lender’s LOC Commitment as specified in Exhibit 2.1(a).

“LOC Documents” means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or (b) any collateral security for such obligations.

“LOC Obligations” means, at any time, the sum of (a) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (b) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed.

“Mandatory Borrowing” with respect to (a) Swingline Loans, has the meaning set forth in Section 2.3(b) and (b) with respect to Letters of Credit, the meaning set forth in Section 2.4(e).

“Mandatory Cost Rate” means, with respect to any period, a rate per annum determined in accordance with Exhibit 1.1C.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, or properties of the Borrower and its Subsidiaries taken as a whole.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Credit Parties, taken as a whole, to perform their obligations under this Credit Agreement or any of the other Credit Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of this Credit Agreement or any of the other Credit Documents.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials, or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date” means, as to each Lender, the earlier to occur of (a) the fifth (5th) anniversary of the Closing Date and (b) the date that is 90 days prior to the maturity date of the Senior Notes (the “Springing Maturity Date”); provided, that the Springing Maturity Date shall not apply (and only the Maturity Date referenced in clause (a) above shall apply) if, as of the date upon which the Springing Maturity Date would otherwise occur, (i) no Default or Event of Default shall have occurred and be continuing, (ii) (A) the Senior Notes have been refinanced, repurchased or redeemed and discharged, or (B) the Credit Parties have Minimum Liquidity in an amount sufficient to redeem and discharge the Senior Notes and (iii) the Credit Parties shall have Minimum Liquidity of not less than $75 million on a Pro Forma Basis.

“Minimum Liquidity” means, as of any date of determination, an amount equal to the sum of (a) Unrestricted Cash as of such date plus (b) the aggregate borrowing availability under the Aggregate Revolving Committed Amount as of such date.

“Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“National Currency Unit” means a fraction or multiple of one Euro Unit expressed in units of the former national currency of a Participating Member State.

“Non-Defaulting Lender’ means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Guarantor Subsidiaries” has the meaning given to such term in Section 5.8.

“Non-Wholly-Owned Subsidiary” means any Subsidiary that is not a Wholly-Owned Subsidiary.

“Note” or “Notes” means the promissory notes of the Borrower in favor of each of the Lenders that request such notes (a) evidencing the Revolving Loans and Competitive Loans in substantially the form attached as Exhibit 2.1(e) or (b) evidencing the Swingline Loans in substantially the form attached as Exhibit 2.3(e), with the foregoing individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Note Purchase Agreement” means the Note Purchase Agreement, dated as of April 6, 2006, by and among the Borrower and the purchasers party thereto, with respect to the Senior Notes, in the initial aggregate principal amount of $150,000,000 and with a maximum aggregate principal amount of $650,000,000, as each of the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Notice of Borrowing” means a written notice of borrowing in substantially the form of Exhibit 2.1(b)(i), as required by Section 2.1(b)(i).

“Notice of Extension/Conversion” means the written notice of extension or conversion in substantially the form of Exhibit 2.7, as required by Section 2.7.

“Obligations” means, without duplication, all of the obligations of the Credit Parties to the Lenders (including the Issuing Lender) and the Administrative Agent, whenever arising, under this Credit Agreement or any of the other Credit Documents (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code).

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.

“Participant” has the meaning set forth in Section 10.6(d).

“Participating Member State” means each country so described in any EMU Legislation.

“Participation Interest” means the purchase by a Lender of a participation interest in Swingline Loans as provided in Section 2.3(b)(ii) or in Letters of Credit as provided in Section 2.4(c).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Payment Event of Default” means an Event of Default specified in Section 7.1(a).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Pearl City” means Pearl City Insurance Company, a Vermont corporation.

“Permitted Acquisition” means any acquisition or any series of related acquisitions by the Borrower or any of its Subsidiaries of substantially all of the assets or a majority of the Voting Stock of a Person, or any division, line of business or other business unit of a Person (such Person or such division, line of business or other business unit of such Person referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Credit Parties and their Subsidiaries pursuant to Section 6.3 hereof, so long as (a) no Default or Event of Default shall then exist or would exist after giving effect thereto, (b) the Credit Parties will be in compliance on a Pro Forma Basis with all of the terms and provisions of the financial covenants set forth in Section 5.9 after giving effect to such acquisition, (c) the Target executes a Joinder Agreement in accordance with, if required by, the terms of Section 5.8, (d) immediately after giving effect to such acquisition, (i) there shall be at least $10,000,000 of borrowing availability under the Aggregate Revolving Committed Amount and (ii) there shall be at least $20,000,000 in the aggregate of Unrestricted Cash and borrowing availability under the Aggregate Revolving Committed Amount, (e) such acquisition shall not be a “hostile” acquisition and shall have been approved by the board of directors (or equivalent) and/or shareholders (or equivalent) of the applicable Credit Party and the Target and (f) if the purchase price for such acquisition is in excess of $50,000,000, the Borrower delivers a certificate with respect to such acquisition in accordance with Section 5.2(e).

“Permitted Investments” has the meaning set forth in Section 6.5.

“Permitted Liens” means:

(a)           Liens created by or otherwise existing, under or in connection with this Credit Agreement or the other Credit Documents in favor of the Lenders;

(b)           purchase money Liens securing purchase money indebtedness and Liens arising in connection with Capital Leases, to the extent each is permitted under Section 6.1(d);

(c)           Liens for taxes, assessments, charges or other governmental levies not yet due or as to which the period of grace, if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings diligently pursued, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Subsidiaries with significant operations outside of the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation);

(d)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings diligently pursued, provided that (i) any proceedings commenced for the enforcement of such Liens and encumbrances shall have been duly suspended and (ii) adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Subsidiaries with significant operations outside of the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation);

(e)           pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(f)           Liens to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)           Liens existing on the Closing Date and set forth on Schedule 6.2; provided that no such Lien shall at any time be extended to cover property or assets other than the property or assets subject thereto on the Closing Date (other than improvements thereto or, if required by the terms of the document or instrument creating or governing such Lien as in effect on the Closing Date, additions thereto and replacements and substitutions therefor);

(h)           Liens in favor of Pearl City on assets of the Borrower and its Subsidiaries (other than accounts receivable and inventory) securing extensions of credit from Pearl City to the Borrower and its Subsidiaries in an aggregate principal amount not to exceed $120,000,000 at any time outstanding.

(i)           Liens arising in the ordinary course of the Borrower’s or any Subsidiary’s business that (i) do not secure Indebtedness and (ii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

(j)           Liens at any time of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which Borrower or a Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

(k)           minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of Borrower and the Subsidiaries;

(l)           (i) Liens in favor of a Credit Party securing Indebtedness of another Credit Party or a Non-Guarantor Subsidiary, and (ii) Liens in favor of a Non-Guarantor Subsidiary securing indebtedness of another Non-Guarantor Subsidiary;

(m)           customary rights of setoff, revocation, refund or chargeback under deposit agreements or under applicable law, of banks or other financial institutions where the Borrower or its Subsidiaries maintain deposits in the ordinary course of business;

(n)           any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses; provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property);

(o)           Reserved;

(p)           Liens in favor of the Issuing Lender and/or Swingline Lender to cash collateralize or otherwise secure the obligations of a Defaulting Lender to fund risk participations hereunder; and

(q)           other Liens in addition to those permitted by the foregoing clauses secured by assets of the Borrower and its Subsidiaries with a fair market value not to exceed 7.5%

of Consolidated Net Tangible Assets determined at such time; provided that the Indebtedness secured by such Liens shall not exceed 7.5% of Consolidated Net Tangible Assets.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any Governmental Authority.

“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which any Credit Party or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” has the meaning set forth in the definition of Alternate Base Rate.

“Pro Forma Basis” means, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the twelve-month period ending as of the most recent quarter end preceding the date of such transaction.

“Properties” has the meaning given to such term in Section 3.13(a).

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Qualified Permitted Acquisition” means a Permitted Acquisition where the purchase price is equal to or greater than $50,000,000.

“Recovery Event” means the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets.

“Register” has the meaning set forth in Section 10.6(c).

“Regulation T, U, or X” means Regulation T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Reimbursement Obligation” means the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 2.4(d) for amounts drawn under the Letters of Credit.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reorganization” means, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived under PBGC Reg. §4043.

“Required Lenders” means, as of any date of determination, Lenders collectively having Credit Exposures representing more than 50% of the Credit Exposures of all Lenders; provided that the Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Requirement of Law” means, as to any Person, (a) the articles or certificate of incorporation, by-laws or other organizational or governing documents of such Person, and (b) all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority (in each case whether or not having the force of law); in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its material property is subject.

“Responsible Officer” means, for any Credit Party, the chief executive officer, the treasurer, controller, the president, the vice-president or the chief financial officer of such Credit Party and any additional responsible officer that is designated as such to the Administrative Agent.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Equity Interests of the Borrower or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Equity Interests of the Borrower or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of the Borrower or any of its Subsidiaries, now or hereafter outstanding, or (d) any payment or prepayment of principal of, premium, if any, or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Indebtedness; provided, however, earnout and other contingent payments owing or paid with respect to Permitted Acquisitions or acquisitions entered into prior to the date of this Agreement shall not be considered Restricted Payments.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans in an aggregate principal Dollar Amount at any time outstanding up to such Lender’s Revolving Committed Amount as specified in Exhibit 2.1(a), as such amount may be reduced or increased from time to time in accordance with the provisions hereof.

“Revolving Committed Amount” means the amount of each Lender’s Commitment as specified in Exhibit 2.1(a) or in the Assignment and Assumption Agreement pursuant to which such Person becomes a Lender hereunder, as such amount may be reduced or increased from time to time in accordance with the provisions hereof.

“Revolving Loans” has the meaning set forth in Section 2.1(a).

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., or any successor or assignee of the business of such division.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a person or entity resident in or determined to be resident in a country, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“Security” means “security” as defined in Section 2(1) of the Securities Act of 1933, as amended.

“Senior Notes” means (a) the Borrower’s 5.54% Series 2006-A Senior Notes due April 6, 2016 and (b) any additional series of senior notes of the Borrower, in each case issued pursuant to the Note Purchase Agreement (or a supplement thereto) and with a maximum aggregate principal amount of $650,000,000.

“Single Employer Plan” means any Plan covered by title IV of ERISA which is not a Multiemployer Plan.

“Spot Rate” means, with respect to any Foreign Currency, the rate quoted by Wells Fargo as the spot rate for the purchase by Wells Fargo of such Foreign Currency with Dollars through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made.

“Subordinated Indebtedness” means any Indebtedness (including, without limitation, any intercompany loans) incurred by any Credit Party that is specifically subordinated in right of payment to the prior payment of the Credit Party Obligations on terms acceptable to the Administrative Agent and the Lenders.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors or other managers of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) are at the time owned by such Person directly or indirectly through Subsidiaries.  Unless otherwise identified, “Subsidiary” or “Subsidiaries” means Subsidiaries of the Borrower.

“Swingline Commitment” means the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding up to the Swingline Committed Amount, and the commitment of the Lenders to purchase participation interests in the Swingline Loans as provided in Section 2.3(b)(ii), as such amounts may be reduced from time to time in accordance with the provisions hereof.

“Swingline Committed Amount” means the amount of the Swingline Lender’s Swingline Commitment as specified in Section 2.3(a).

“Swingline Exposure” means, with respect to any Lender, an amount equal to the Commitment Percentage of such Lender multiplied by the principal amount of outstanding Swingline Loans.

“Swingline Lender” means Wells Fargo, in its capacity as such.

“Swingline Loan” or “Swingline Loans” has the meaning set forth in Section 2.3(a).

“Swingline Note” means the promissory note of the Borrower in favor of the Swingline Lender evidencing the Swingline Loans provided pursuant to Section 2.3(e), as such promissory note may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Target” has the meaning set forth in the definition of Permitted Acquisition.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transactions” means the closing of this Agreement and the other Credit Documents and the other transactions contemplated hereby to occur in connection with such closing (including, without limitation, the initial borrowings under the Credit Documents and the payment of fees and expenses in connection with all of the foregoing).

“Treaty on European Union” means the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 1, 1992 and came into force on November 1, 1993), as amended from time to time.

“Trigger Quarter” has the meaning set forth in Section 5.9(a).

“Type” means, as to any Loan, its nature as an Alternate Base Rate Loan, LIBOR Rate Loan or Swingline Loan, as the case may be.

“Unrestricted Cash” means, as of any date of determination, cash and Cash Equivalents of the Credit Parties on deposit that are readily available to the Credit Parties without causing any adverse tax consequences and that are not subject to any Lien other than a Lien in favor of the Administrative Agent, on behalf of the Secured Parties.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wells Fargo” means Wells Fargo Bank, National Association and its successors.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary of which all of the equity interests (except directors’ qualifying shares or shares aggregating less than 1% of the outstanding shares of such Subsidiary which are owned by individuals) and voting interests are owned by any one or more of the Borrower and the Borrower’s other Wholly-Owned Subsidiaries at such time.

1.2           Computation of Time Periods, Etc.

All time references in this Credit Agreement and the other Credit Documents shall be to New York, New York time unless otherwise indicated.  For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

1.3           Accounting Terms.

(a)           Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the most recently delivered audited Consolidated financial statements of the Borrower, except as otherwise specifically prescribed herein.

(b)           Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)           Financial Covenant Calculations.  The parties hereto acknowledge and agree that, for purposes of all calculations made in determining compliance for any applicable period with the financial covenants set forth in Section 5.9 and for purposes of determining the Applicable Percentage, (i) after consummation of any Permitted Acquisition, (A) income statement items and other balance sheet items (whether positive or negative) attributable to the Target acquired in such transaction shall be included in such calculations to the extent relating to such applicable period, subject to adjustments mutually acceptable to the Borrower and the Administrative Agent and (B) Indebtedness of a Target which is retired in connection with a Permitted Acquisition shall be excluded from such calculations and deemed to have been retired as of the first day of such applicable period and (ii) after any asset disposition permitted by Section 6.4, (A) income statement items, cash flow statement items and balance sheet items (whether positive or negative) attributable to the property or assets disposed of shall be excluded in such calculations to the extent relating to such applicable period, subject to adjustments mutually acceptable to the Borrower and the Administrative Agent and (B) Indebtedness that is repaid with the proceeds of such asset disposition shall be excluded from such calculations and deemed to have been repaid as of the first day of such applicable period.

1.4           Exchange Rates; Currency Equivalents.

(a)           The Administrative Agent shall determine the Spot Rates as of each Determination Date to be used for calculating the Dollar Amounts of Extensions of Credit and amounts outstanding hereunder denominated in Foreign Currencies.  Such Spot Rates shall become effective as of such Determination Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Determination Date to occur.  Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency for purposes of the Credit Documents shall be such Dollar Amount as so determined by the Administrative Agent.

(b)           Wherever in this Credit Agreement, in connection with any Extension of Credit, any conversion, continuation or prepayment of a Loan or any renewal of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Extension of Credit or Loan is denominated in a Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest 1,000 units of such Foreign Currency), as determined by the Administrative Agent.

1.5           Redenomination of Certain Foreign Currencies and Computation of Dollar Amounts.

(a)           Each obligation of the Borrower to make a payment denominated in the National Currency Unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euros at the time of such adoption (in accordance with the EMU Legislation).  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Credit Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Extension of Credit in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Extension of Credit, at the end of the then current Interest Period.

(b)           Each provision of this Credit Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

1.6           Execution of Documents.

Unless otherwise specified, all Credit Documents and all other certificates executed in connection therewith must be signed by an Authorized Officer.

SECTION 2
CREDIT FACILITY

2.1           Revolving Loans.

(a)           Commitment.  During the Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Loans in Dollars (the “Revolving Loans”) to the Borrower from time to time in the amount of such Lender’s Commitment Percentage of such Loans for the purposes hereinafter set forth; provided that (i) with regard to the Lenders collectively, the sum of the aggregate principal Dollar Amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations plus outstanding Competitive Loans shall not exceed the Aggregate Revolving Committed Amount, and (ii) with regard to each Lender individually, the sum of the aggregate principal Dollar Amount of such Lender’s Commitment Percentage of outstanding Revolving Loans plus such Lender’s Revolving Commitment Percentage of outstanding Swingline Loans plus such Lender’s LOC Commitment Percentage of outstanding LOC Obligations shall not exceed such Lender’s Revolving Committed Amount.  Revolving Loans may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof.

(b)           Revolving Loan Borrowings.

(i)           Notice of Borrowing.  The Borrower shall request a Loan borrowing by delivering a Notice of Borrowing (or telephone notice promptly confirmed in writing through a Notice of Borrowing) to the Administrative Agent not later than 11:00 A.M. on the Business Day of the requested borrowing in the case of Alternate Base Rate Loans, and on the third Business Day prior to the date of the requested borrowing in the case of LIBOR Rate Loans.  Each such Notice of Borrowing shall be irrevocable and shall specify (A) that a Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, and (D) whether the borrowing shall be comprised of Alternate Base Rate Loans, LIBOR Rate Loans or a combination thereof, and if LIBOR Rate Loans are requested, the Interest Period(s) therefor.  If the Borrower shall fail to specify in any such Notice of Borrowing (1) an applicable Interest Period in the case of a LIBOR Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or (2) the Type of Loan requested, then such notice shall be deemed to be a request for a Alternate Base Rate Loan hereunder.  The Administrative Agent shall give notice to each Lender, promptly upon receipt of each Notice of Borrowing pursuant to this Section 2.1(b)(i), of the contents thereof and of each such Lender’s share of any borrowing to be made pursuant thereto.

(ii)           Minimum Amounts.  Each Revolving Loan shall be in a minimum aggregate principal amount of (A) in the case of LIBOR Rate Loans, $2,000,000 and integral multiples of $1,000,000 in excess thereof (or the remaining Aggregate Revolving Committed Amount, if less) and (B) in the case of Alternate Base Rate Loans, $1,000,000 and integral multiples of $500,000 in excess thereof (or the remaining Aggregate Revolving Committed Amount, if less).

(iii)           Advances.  Each Lender will make its Commitment Percentage of each Loan borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Section 10.2, or at such office as the Administrative Agent may designate in writing, by 1:00 P.M. on the date specified in the applicable Notice of Borrowing in Dollars and in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrower by the Administrative Agent by crediting the account designated by the Borrower with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

(c)           Repayment.  The principal amount of all Loans shall be due and payable in full on the Maturity Date.

(d)           Interest.  Subject to the provisions of Section 2.6:

(i)           Alternate Base Rate Loans.  During such periods as Loans shall be comprised in whole or in part of Alternate Base Rate Loans, such Alternate Base Rate Loans shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Percentage;

(ii)           LIBOR Rate Loans.  During such periods as Loans shall be comprised in whole or in part of LIBOR Rate Loans, such LIBOR Rate Loans shall bear interest at a per annum rate equal to the LIBOR Rate plus the Applicable Percentage.

Interest on Loans shall be payable in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein).

(e)           Notes.  The Loans shall be further evidenced by a duly executed Note in favor of each Lender in the form of Exhibit 2.1(e) attached hereto, if requested by such Lender.

2.2           Competitive Loan Subfacility.

(a)           Competitive Loans. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, the Borrower may, during the Commitment Period, request and each Lender may, in its sole discretion, agree to make, Competitive Loans to the Borrower; provided, however, that (i) with regard to each Lender individually, the sum of such Lender’s share of outstanding Revolving Loans plus such Lender’s Revolving Commitment Percentage of outstanding Swingline Loans plus such Lender’s LOC Commitment Percentage of outstanding LOC Obligations shall not exceed such Lender’s Revolving Committed Amount, (ii) with regard to the Lenders collectively, the sum of the aggregate amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations plus outstanding Competitive Loans shall not exceed the Aggregate Revolving Committed Amount and (iii) with regard to the Lenders collectively, the sum of the aggregate amount of outstanding Competitive Loans shall not exceed 50% of the Aggregate Revolving Committed Amount.  Each Competitive Loan shall be not less than $5,000,000 in the aggregate and integral multiples of $1,000,000 in excess thereof (or the remaining portion of the Revolving Committed Amount, if less).

(b)           Competitive Bid Requests.  The Borrower may solicit Competitive Bids by delivery of a Competitive Bid Request substantially in the form of Exhibit 2.2(b)-1 to the Administrative Agent by 12:00 noon on a Business Day not less than three (3) Business Days prior to the date of a requested Competitive Loan borrowing.  A Competitive Bid Request shall specify (i) the date of the requested Competitive Loan borrowing (which shall be a Business Day), (ii) the amount of the requested Competitive Loan borrowing and (iii) the applicable Interest Periods requested.  The Administrative Agent shall, promptly following its receipt of a Competitive Bid Request under this subsection (b), notify the affected Lenders of its receipt and the contents thereof and invite the Lenders to submit

Competitive Bids in response thereto.  A form of such notice is provided in Exhibit 2.2(b)-2.  No more than three (3) Competitive Bid Requests (e.g., the Borrower may request Competitive Bids for no more than three (3) different Interest Periods at a time) shall be submitted at any one time and Competitive Bid Requests may be made no more frequently than once every three (3) Business Days (unless the Administrative Agent otherwise agrees).

(c)           Competitive Bid Procedure.  Each Lender may, in its sole discretion, make one or more Competitive Bids to the Borrower in response to a Competitive Bid Request.  Each Competitive Bid must be received by the Administrative Agent not later than 10:00 A.M. on the Business Day next succeeding the date of receipt by the Administrative Agent of the related Competitive Bid Request.  A Lender may offer to make all or part of the requested Competitive Loan borrowing and may submit multiple Competitive Bids in response to a Competitive Bid Request.  The Competitive Bid shall specify (i) the particular Competitive Bid Request as to which the Competitive Bid is submitted, (ii) the minimum (which shall be not less than $1,000,000 and integral multiples of $500,000 in excess thereof) and maximum principal amounts of the requested Competitive Loan or Loans as to which the Lender is willing to make, and (iii) the applicable interest rate or rates and Interest Period or Periods therefor.  A form of such Competitive Bid is provided in Exhibit 2.2(c).  A Competitive Bid submitted by a Lender in accordance with the provisions hereof shall be irrevocable.  The Administrative Agent shall promptly (and in any event by no later than 11:00 A.M. on the Business Day next succeeding the date of receipt by the Administrative Agent of the related Competitive Bid Request) notify the Borrower of all Competitive Bids made and the terms thereof.  The Administrative Agent shall send a copy of each of the Competitive Bids to the Borrower for its records as soon as practicable.

(d)           Submission of Competitive Bids by Administrative Agent.  If the Administrative Agent, in its capacity as a Lender, elects to submit a Competitive Bid in response to any Competitive Bid Request, it shall submit such Competitive Bid directly to the Borrower one-half of an hour earlier than the latest time at which the other Lenders are required to submit their Competitive Bids to the Administrative Agent in response to such Competitive Bid Request pursuant to subsection (c) above.

(e)           Acceptance of Competitive Bids.  The Borrower may, in its sole and absolute discretion, subject only to the provisions of this subsection (e), accept or refuse any Competitive Bid offered to it.  To accept a Competitive Bid, the Borrower shall give written notification (or telephonic notice promptly confirmed in writing) substantially in the form of Exhibit 2.2(e) of its acceptance of any or all such Competitive Bids to the Administrative Agent by 12:00 noon on the date on which notice of election to make a Competitive Bid is to be given to the Administrative Agent by the Lenders; provided, however, (i) the failure by the Borrower to give timely notice of its acceptance of a Competitive Bid shall be deemed to be a refusal thereof, (ii) the Borrower may accept Competitive Bids only in ascending order of rates within each Interest Period, (iii) the aggregate amount of Competitive Bids accepted by the Borrower shall not exceed the principal amount specified in the Competitive Bid Request, (iv) the Borrower may accept a portion of a Competitive Bid if, and to the extent, acceptance of the entire amount thereof would cause the Borrower to exceed the principal amount specified in the Competitive Bid Request, subject however to the minimum amounts provided herein (and provided that where two or more Lenders submit such a Competitive Bid at the same Competitive Bid Rate, then portions of such Competitive Bids shall be accepted pro rata between or among such Lenders) and (v) no bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $1,000,000 and integral multiples of $500,000 in excess thereof, except that where a portion of a Competitive Bid is accepted in accordance with the provisions of subsection (iv) hereof, then in a minimum principal amount of $500,000 and integral multiples of $100,000 in excess thereof (but not in any event less than the minimum amount specified in the Competitive Bid), and in calculating the pro rata allocation of acceptances of portions of multiple bids at a particular Competitive Bid Rate pursuant to subsection (iv) hereof, the amounts shall be rounded to integral multiples of $100,000 in a manner which shall be in the discretion of the Borrower.  A notice of acceptance of a Competitive Bid given by the Borrower in accordance with the provisions hereof shall be irrevocable.  The Administrative Agent shall, not later than 1:00 P.M. on the date of receipt by the Administrative Agent of a notification from the Borrower of its acceptance and/or refusal of Competitive Bids, notify each affected Lender of its receipt and the contents thereof, and each successful bidding Lender will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Loan in respect of which its bid has been accepted.

(f)           Funding of Competitive Loans.  Each Lender which is to make a Competitive Loan shall make its Competitive Loan borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Section 10.2, or at such other office as the Administrative Agent may designate in writing, by 2:00 P.M. on the date specified in the Competitive Bid Request in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrower by crediting the account of the Borrower on the books of such office with the aggregate of the amount made available to the Administrative Agent by the applicable Competitive Loan Lenders and in like funds as received by the Administrative Agent.

(g)           Maturity of Competitive Loans.  Each Competitive Loan shall mature and be due and payable in full on the last day of the Interest Period applicable thereto, unless accelerated sooner pursuant to Section 7.2.  Unless the Borrower shall give notice to the Administrative Agent otherwise, the Borrower shall be deemed to have requested a Revolving Loan borrowing in the amount of the maturing Competitive Loan, the proceeds of which will be used to repay such Competitive Loan.

(h)           Interest on Competitive Loans.  Subject to the provisions of Section 2.6, Competitive Loans shall bear interest in each case at the Competitive Bid Rate applicable thereto.  Interest on Competitive Loans shall be payable in arrears on each Interest Payment Date.

(i)           Competitive Loan Notes.  The Competitive Loans made by each Lender shall be further evidenced by such Lender’s Revolving Note, if a Revolving Note was requested by such Lender.

(j)    No Additional Rights.  Nothing in this Section 2.2 shall be construed as a right of first offer in favor of any Lender or otherwise limit the ability of the Borrower to request and accept credit facilities from any Person (including any Lender) so long as no Default has occurred and is continuing at the time of, or would otherwise arise as a result of, the Borrower executing, delivering or performing under such credit facilities.

2.3           Swingline Loan Subfacility.

(a)           Swingline Commitment.  During the Commitment Period, subject to the terms and conditions hereof, the Swingline Lender, in its individual capacity, agrees to make certain revolving credit loans in Dollars and in Foreign Currencies to the Borrower (each a “Swingline Loan” and, collectively, the “Swingline Loans”) for the purposes hereinafter set forth; provided, however, (i) the aggregate Dollar Amount of Swingline Loans (determined as of the most recent Determination Date) outstanding at any time shall not exceed TWENTY MILLION DOLLARS ($20,000,000) (the “Swingline Committed Amount”), and (ii) the sum of the aggregate Dollar Amount (determined as of the most recent Determination Date) of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations plus outstanding Competitive Loans shall not exceed the Aggregate Revolving Committed Amount.  Swingline Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.  Notwithstanding anything to the contrary contained herein, the Swingline Lender shall not at any time be obligated to make any Swingline Loan hereunder if any Lender is at such time a Defaulting Lender, unless the Swingline Lender has entered into arrangements satisfactory to the Swingline Lender with the Borrower or such Lender to eliminate the Swingline Lender’s risk with respect to such Lender’s obligations in respect of its Swingline Commitment.

(b)           Swingline Loan Borrowings.

(i)           Notice of Borrowing and Disbursement.  Upon receiving a Notice of Borrowing from the Borrower (A) not later than 12:00 noon on any Business Day requesting that a Swingline Loan be made in Dollars, the Swingline Lender will make a Swingline Loan which is denominated in Dollars available to the Borrower on the same Business Day and (B) not later than 10:00 A.M. (London, England time) two Business Days prior to the date that a Swingline Loan is requested to be made in a Foreign Currency, the Swingline Lender will make a Swingline Loan which is denominated in the requested Foreign Currency available to such Borrower on such date.  Swingline Loan borrowings hereunder shall be made in minimum amounts of $100,000 and in integral amounts of $100,000 in excess thereof.

(ii)           Repayment of Swingline Loans.  Each Swingline Loan borrowing shall be due and payable on the Maturity Date.  The Swingline Lender may, at any time, in its sole discretion, by written notice to the Borrower and the Administrative Agent, demand repayment of its Swingline Loans by way of a Revolving Loan borrowing, in which case the Borrower shall be deemed to have requested a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans in the Dollar Amount of such Swingline Loans (each such Revolving Loan borrowing made on account of any such deemed request therefor as provided herein being hereinafter referred to as a “Mandatory Borrowing”); provided, however, that, in the following circumstances, any such demand shall also be deemed to have been given one Business Day prior to each of (A) the Maturity Date, (B) the occurrence of a Bankruptcy Event, (C) upon acceleration of the Credit Party Obligations hereunder, whether on account of a Bankruptcy Event or any other Event of Default and (D) the exercise of remedies in accordance with the provisions of Section 7.2 hereof; and provided, further, that, notwithstanding the foregoing to the contrary, in the case of Swingline Loans denominated in Foreign Currencies, the Swingline Lender shall be entitled to demand such repayment only upon (1) the Maturity Date, (2) the occurrence of any Event of Default, (3) acceleration of the Credit Party Obligations hereunder and (4) the exercise of remedies in accordance with the provisions of Section 7.2 hereof.  Each Lender hereby irrevocably agrees to make such Revolving Loans promptly upon any such request or deemed request on account of each Mandatory Borrowing in the Dollar Amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (I) the amount of the Mandatory Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (II) whether any conditions specified in Section 4.2 are then satisfied, (III) whether a Default or an Event of Default then exists, (IV) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required in Section 2.1(b)(i), (V) the date of such Mandatory Borrowing, or (VI) any reduction in the Revolving Committed Amount or termination of the Revolving Commitments immediately prior to such Mandatory Borrowing or contemporaneously therewith.  If any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then the outstanding Swingline Loans denominated in Foreign Currencies shall be automatically converted on such date to Swingline Loans in Dollars in an amount equal to the Dollar Amount thereof as of such date and each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause each such Lender to share in such Swingline Loans ratably based upon its respective Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2), provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is purchased, and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the Swingline Lender interest on the principal Dollar Amount of such participation purchased for each day from and including the day upon which the

Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to, if paid within two (2) Business Days of the date of the Mandatory Borrowing, the Federal Funds Rate, and thereafter at a rate equal to the Alternate Base Rate.

(c)           Interest on Swingline Loans.  Subject to the provisions of Section 2.6, Swingline Loans that are denominated in (i) Dollars shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Percentage for Revolving Loans that are Alternate Base Rate Loans and (ii) Foreign Currencies shall bear interest at the applicable one or three month LIBOR Rate (as specified in the Notice of Borrowing for such Swingline Loan or in a Notice of Extension/Conversion applicable to such Swingline Loan) plus the Applicable Percentage for Revolving Loans that are LIBOR Rate Loans.  Interest on Swingline Loans shall be payable in arrears on each Interest Payment Date.

(d)           Swingline Loan Extension/Continuations.  The Interest Period for any Swingline Loan denominated in a Foreign Currency may be extended or continued for an additional Interest Period of one month or three months (and successive Interest Periods of one month or three months after the expiration of any such Interest Period).  Any such Swingline Loan may be extended or continued only if the conditions in Section 4.2 have been satisfied, shall be subject to the terms of the definition of “Interest Period” set forth in Section 1.1 and shall be in such minimum amounts as provided in Section 2.3(b)(i).  Each extension or continuation shall be effected by the Borrower by giving a Notice of Extension/Conversion (or telephone notice promptly confirmed in writing) to the Administrative Agent prior to 10:00 A.M. (London, England time) two Business Days prior to the last day of the current Interest Period for the applicable Swingline Loan, specifying (i) the date of the proposed extension or continuation, (ii) the applicable Swingline Loan for which the Interest Period is to be so extended or continued, and (iii) the new Interest Period with respect thereto.  Each request for extension or continuation shall be irrevocable and shall constitute a representation and warranty by the Borrower of the matters specified in Section 4.2.  If the Borrower fails to request an extension or continuation of any Interest Period for a Swingline Loan denominated in a Foreign Currency in accordance with this Section 2.3, or any such extension or continuation is not permitted or required by this Section 2.3, then the Interest Period for such Swingline Loan shall be automatically continued as a one month Interest Period at the end of the Interest Period then applicable thereto.

(e)           Swingline Note.  The Swingline Loans shall be evidenced by a duly executed promissory note of the Borrower to the Swingline Lender in the original amount of the Swingline Committed Amount and substantially in the form of Exhibit 2.3(e).

(f)           Cash Collateral.  At any point in time in which there is a Defaulting Lender, the Swingline Lender may, to the extent permitted under the terms of Section 2.22, require the Borrower to cash collateralize the outstanding Swingline Loans in accordance with Section 2.22.

2.4           Letter of Credit Subfacility.

(a)           Issuance.  Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which the Issuing Lender may reasonably require, during the Commitment Period the Issuing Lender shall issue, and the Lenders shall participate in, Letters of Credit for the account of the Borrower from time to time upon request in a form reasonably acceptable to the Issuing Lender; provided, however, that (i) the aggregate amount of LOC Obligations shall not at any time exceed FIFTY MILLION DOLLARS ($50,000,000) (the “LOC Committed Amount”), (ii) the sum of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations plus outstanding Competitive Loans shall not at any time exceed the Aggregate Revolving Committed Amount, (iii) all Letters of Credit shall be denominated in U.S. Dollars and (iv) Letters of Credit shall be issued for lawful corporate purposes and may be issued as standby letters of credit, including in connection with workers’ compensation and other insurance programs, commercial letters of credit and trade letters of credit.  Except as otherwise expressly agreed upon by all the Lenders, no Letter of Credit shall have an original expiry date more than twelve (12) months from the date of issuance; provided, however, so long as no Default or Event of Default has occurred and is continuing and subject to the other terms and conditions to the issuance of Letters of Credit hereunder, the expiry dates of Letters of Credit may be extended annually or periodically from time to time on the request of the Borrower or by operation of the terms of the applicable Letter of Credit to a date not more than twelve (12) months from the date of extension; provided, further, that no Letter of Credit, as originally issued or as extended, shall have an expiry date extending beyond the date which is three (3) Business Days prior to the Maturity Date.  Each Letter of Credit shall comply with the related LOC Documents.  The issuance and expiry date of each Letter of Credit shall be a Business Day.  Any Letters of Credit issued hereunder shall be in a minimum original face amount of $50,000 or such lesser amount as the Issuing Lender may agree.  Wells Fargo shall be the Issuing Lender on all Letters of Credit issued on or after the Closing Date.  The Issuing Lender shall be under no obligation to issue any Letter of Credit if any Lender is at such time a Defaulting Lender, unless the Issuing Lender has entered into arrangements satisfactory to the Issuing Lender with the Borrower or such Lender to eliminate the Issuing Lender’s risk with respect to such Lender’s LOC Obligations.

(b)           Notice and Reports.  The request for the issuance of a Letter of Credit shall be submitted to the Issuing Lender at least three (3) Business Days prior to the requested date of issuance.  The Issuing Lender will promptly upon request provide to the Administrative Agent for dissemination to the Lenders a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of any prior report, and including therein, among other things, the account party, the beneficiary, the face amount, expiry date as well as any payments or expirations which may have occurred.  The Issuing Lender will further provide to the Administrative Agent promptly upon request copies of the Letters of Credit.  The Issuing Lender will provide to the Administrative Agent promptly upon request a summary report of the nature and extent of LOC Obligations then outstanding.

(c)           Participations.  Each Lender upon issuance of a Letter of Credit shall be deemed to have purchased without recourse a risk participation from the Issuing Lender in such Letter of Credit and the obligations arising thereunder and any collateral relating thereto, if any, in each case in an amount equal to its LOC Commitment Percentage of the obligations under such Letter of Credit and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Lender therefor and discharge when due, its LOC Commitment Percentage of the obligations arising under such Letter of Credit.  Without limiting the scope and nature of each Lender’s participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed as required hereunder or under any LOC Document, each such Lender shall pay to the Issuing Lender its LOC Commitment Percentage of such unreimbursed drawing in same day funds on the day of notification by the Issuing Lender of an unreimbursed drawing pursuant to the provisions of subsection (d) hereof.  The obligation of each Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event.  Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.

(d)           Reimbursement.  Upon any drawing under any Letter of Credit, the Issuing Lender will promptly notify the Borrower and the Administrative Agent.  The Borrower shall reimburse the Issuing Lender (with the proceeds of a Revolving Loan obtained hereunder or otherwise) in same day funds as provided herein or in the LOC Documents on the Business Day next succeeding the day such notice is received by the Borrower from the Issuing Lender (the “LC Due Date”).  The unreimbursed amount of each drawing shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Percentage; provided, however, such rate shall be increased by two percent (2%) during each day that such reimbursement obligation is past due.  Unless the Borrower shall notify the Issuing Lender and the Administrative Agent by the LC Due Date of its intent to otherwise reimburse the Issuing Lender, the Borrower shall be deemed to have requested a Revolving Loan in the amount of the drawing as provided in subsection (e) hereof, the proceeds of which will be used to satisfy the reimbursement obligations.  Such reimbursement obligations shall be deemed to be paid upon the making of any such Revolving Loan.  The Borrower’s reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment the Borrower may claim or have against the Issuing Lender, the Administrative Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit.  The Issuing Lender will promptly notify the Lenders of the amount of any unreimbursed drawing and each Lender shall promptly pay to the Administrative Agent for the account of the Issuing Lender in Dollars and in immediately available funds, the amount of such Lender’s LOC Commitment Percentage of such unreimbursed drawing.  Such payment shall be made on the day such notice is received by such Lender from the Issuing Lender if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 noon on the Business Day next succeeding the day such notice is received.  If such Lender does not pay such amount to the Issuing Lender in full upon such request, such Lender shall, on demand, pay to the Administrative Agent for the account of the Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Lender pays such amount to the Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date of drawing, the Federal Funds Rate and thereafter at a rate equal to the Alternate Base Rate.  Each Lender’s obligation to make such payment to the Issuing Lender, and the right of the Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Credit Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the Credit Party Obligations hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)           Repayment with Loans.  On any day on which the Borrower shall have requested, or been deemed to have requested a Revolving Loan to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the Lenders that a Revolving Loan has been requested or deemed requested in connection with a drawing under a Letter of Credit, in which case a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans (each such borrowing, a “Mandatory Borrowing”) shall be immediately made (without giving effect to any termination of the Commitments pursuant to Section 7.2) pro rata based on each Lender’s respective Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2) and the proceeds thereof shall be paid directly to the Issuing Lender for application to the respective LOC Obligations.  Each Lender hereby irrevocably agrees to make such Revolving Loans immediately upon any such request or deemed request on account of each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (i) the amount of Mandatory Borrowing may not comply with the minimum amount for borrowings of Loans otherwise required hereunder, (ii) whether any conditions specified in Section 4.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for a Revolving Loan to be made by the time otherwise required in Section 2.1(b)(i), (v) the date of such Mandatory Borrowing, or (vi) any reduction in the Aggregate Revolving Committed Amount after any such Letter of Credit may have been drawn upon.  If any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each such Lender hereby agrees that it shall forthwith fund (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) its Participation Interests in the LOC Obligations; provided, further, that if any Lender shall fail to fund its Participation Interest on the day the Mandatory Borrowing would otherwise have occurred, then the amount of such Lender’s unfunded Participation Interest therein shall bear interest payable by such Lender to the Issuing Lender upon demand, at the rate equal to, if paid within two (2) Business Days of such date, the Federal Funds Rate, and thereafter at a rate equal to the Alternate Base Rate.

(f)           Modification, Extension.  The issuance of any supplement, modification, amendment, renewal, or extension to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

(g)           Letter of Credit Governing Law.  Unless otherwise expressly agreed by the Issuing Lender and the Borrower when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

(h)           Cash Collateral.  At any point in time in which there is a Defaulting Lender, the Issuing Lender, to the extent permitted under the terms of Section 2.22, may require the Borrower to cash collateralize the LOC Obligations in accordance with Section 2.22.

2.5           Additional Loans.

(a)           Subject to the terms and conditions set forth herein, so long as no Default or Event of Default shall have occurred and be continuing and the Aggregate Revolving Committed Amount shall not have been reduced below $250,000,000 pursuant to Section 2.9(a), the Borrower shall have the right from time to time during the period from the Closing Date until the date one Business Day prior to the Maturity Date, to incur additional Indebtedness under this Credit Agreement in the form of (i) one or more increases to the Aggregate Revolving Committed Amount (the “Additional Revolving Loans”) and/or (ii) a term loan facility (the “Additional Term Loan”; together with the Additional Revolving Loans, the “Additional Loans”), in an aggregate amount of up to $100,000,000.  The following terms and conditions shall apply:  (A) the aggregate amount of all Additional Loans shall not at any one time exceed $100,000,000, (B) the terms and conditions of any Additional Term Loans shall be reasonably satisfactory to the Administrative Agent and the Additional Loan Lenders (as such term is defined below), (C) the loans made under any Additional Loan facilities shall constitute Credit Party Obligations, (D) any Additional Revolving Loans shall have the same terms (including interest rate) as the existing Revolving Loans, (E) any Additional Term Loan shall have a maturity date no sooner than the Maturity Date of the Revolving Loans, (F) any Additional Loans shall be entitled to the same voting rights as the existing Loans and shall be entitled to receive proceeds of prepayments on the same basis as comparable Loans, (G) any Additional Loans shall be obtained from existing Lenders or from other banks, financial institutions or investment funds, in each case in accordance with the terms set forth below (such Persons being referred to herein as the “Additional Loan Lenders”), (H) each Additional Loan shall be in a minimum principal amount of $10,000,000 and integral multiples of $1,000,000 in excess thereof, (I) the proceeds of any Additional Loans will be used to finance capital expenditures and working capital and other general corporate purposes, including Permitted Investments, (J) the Borrower shall execute such promissory notes as are necessary and requested by the Additional Loan Lenders to reflect the Additional Loans, (K) the conditions to Extensions of Credit in Section 4.2 shall have been satisfied and (L) the Administrative Agent shall have received from the Borrower (1) updated financial projections and an officer’s certificate, in each case in form and substance reasonably satisfactory to the Administrative Agent, demonstrating that, after giving effect to any such Additional Loan, the Borrower will be in compliance with the financial covenants set forth in Section 5.9 and (2) such other documentation as the Administrative Agent may reasonably request, including, without limitation, corporate authorization documentation and legal opinions.  Participation in any Additional Loans shall be offered first to each of the existing Lenders on a pro rata basis, but none of such Lenders shall have any obligation to provide all or any portion of any such Additional Loans.  If the amount of any Additional Loans requested by the Borrower shall exceed the commitments which the existing Lenders are willing to provide with respect to such Additional Loans, then the Borrower may invite other banks, financial institutions and investment funds reasonably acceptable to the Administrative Agent to join this Credit Agreement as Lenders hereunder for the portion of such Additional Loans not taken by existing Lenders; provided that such other banks, financial institutions and investment funds shall enter into such joinder agreements to give effect thereto as the Administrative Agent and the Borrower may reasonably request.  In the case of Additional Revolving Loans, the existing Lenders shall make such assignments (which assignments shall not be subject to the requirements set forth in Section 10.6(c)) of the outstanding Revolving Loans and Participation Interests to the Additional Loan Lenders providing any Additional Revolving Loans so that, after giving effect to such assignments, each Lender holding a Revolving Commitment (including such Additional Loan Lenders) will hold Revolving Loans and Participation Interests equal to its Commitment Percentage of all outstanding Revolving Loans and LOC Obligations.  Notwithstanding any provision of this Credit Agreement to the contrary, the Administrative Agent is authorized (with the consent of the Borrower and the Additional Loan Lenders), to enter into, on behalf of all Lenders, any amendment, modification or supplement to this Credit Agreement or any other Credit Document as may be necessary to incorporate the terms of any Additional Loans.

2.6           Default Rate.

Upon the occurrence and during the continuance of a (a) Bankruptcy Event or a Payment Event of Default, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall automatically bear interest at a rate per annum which is equal to the Default Rate and (b) any other Event of Default hereunder, at the option of the Required Lenders, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall automatically bear interest, at a per annum rate which is equal to the Default Rate, in each case from the date of such Event of Default until such Event of Default is waived in accordance with Section 10.1.  Any default interest owing under this Section shall be due and payable on the earlier to occur of (x) demand by the Administrative Agent (which demand the Administrative Agent shall make if directed by the Required Lenders) and (y) the Maturity Date.

2.7           Extension and Conversion.

The Borrower shall have the option, on any Business Day, to extend existing Loans into a subsequent permissible Interest Period or to convert Loans into Loans of another Type; provided, however, that (a) except as expressly provided otherwise in this Credit Agreement, LIBOR Rate Loans may be converted into Alternate Base Rate Loans only on the last day of the Interest Period applicable thereto, (b) LIBOR Rate Loans may be extended, and Alternate Base Rate Loans may be converted into LIBOR Rate Loans, only if the conditions in Section 4.2 have been satisfied and (c) Loans extended as, or converted into, LIBOR Rate Loans shall be subject to the terms of the definition of “Interest Period” set forth in Section 1.1 and shall be in such minimum amounts as provided in Section 2.1(b)(ii).  Any request for extension or conversion of a LIBOR Rate Loan which shall fail to specify an Interest Period shall be deemed to be a request for an Interest Period of one month.  Each such extension or conversion shall be effected by the Borrower by giving a Notice of Extension/Conversion (or telephone notice promptly confirmed in writing through delivery of a Notice of Extension/Conversion) to the Administrative Agent prior to 11:00 A.M. on the Business Day of, in the case of the conversion of a LIBOR Rate Loan into a Alternate Base Rate Loan, and on the third Business Day prior to, in the case of the extension of a LIBOR Rate Loan as, or conversion of a Alternate Base Rate Loan into, a LIBOR Rate Loan, the date of the proposed extension or conversion, specifying (i) the date of the proposed extension or conversion, (ii) the Loans to be so extended or converted, (iii) the Types of Loans into which such Loans are to be converted and (iv) if applicable, the applicable Interest Periods with respect thereto.  Each request for extension or conversion shall be irrevocable and shall constitute a representation and warranty by the Borrower of the matters specified in Section 4.2.  If the Borrower fails to request extension or conversion of any LIBOR Rate Loan in accordance with this Section, or any such conversion or extension is not permitted or required by this Section, then such LIBOR Rate Loan shall be converted to an Alternate Base Rate Loan at the end of the Interest Period applicable thereto.  The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed extension or conversion affecting any Loan.

2.8           Prepayments.

(a)           Voluntary Repayments.  Revolving Loans, Swingline Loans and, with the consent of the applicable Competitive Loan Lender or Lenders, Competitive Loans, may be repaid in whole or in part without premium or penalty; provided that (i) LIBOR Rate Loans may be repaid only upon three (3) Business Days’ prior written notice to the Administrative Agent, and Alternate Base Rate Loans may be repaid only upon at least one (1) Business Day’s prior written notice to the Administrative Agent, (ii) repayments of LIBOR Rate Loans must be accompanied by payment of any amounts owing under Section 2.17, and (iii) partial repayments of the LIBOR Rate Loans shall be in minimum principal amount of $2,000,000, and in integral multiples of $1,000,000 in excess thereof (or, if less, the remaining amount thereof) and partial repayments of Alternate Base Rate Loans shall be in minimum principal amount of $1,000,000, and in integral multiples of $500,000 in excess thereof (or, if less, the remaining amount thereof).

(b)           Mandatory Prepayments.  If at any time, the aggregate principal Dollar Amount (determined, with respect to Foreign Currency Loans, as of the most recent Determination Date) of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations plus outstanding Competitive Loans shall exceed the Aggregate Revolving Committed Amount, the Borrower shall immediately make payment on the Loans in an amount sufficient to eliminate the deficiency; provided, however, that, notwithstanding the foregoing to the contrary, if the amount of such excess has been incurred as a result of exchange rate fluctuations in the Dollar Amount of the Swingline Loans denominated in Foreign Currencies and such excess is not greater than ten percent (10%) of the Swingline Committed Amount, then the Borrower shall not be required to repay such excess until thirty (30) days after the incurrence of such excess, and then only to the extent, if any, of such excess on the date such payment is due.

(c)           Application.  Unless otherwise specified by the Borrower, voluntary repayments and mandatory prepayments made hereunder shall be applied first to Alternate Base Rate Loans, then to LIBOR Rate Loans in direct order of Interest Period maturities, second to Competitive Loans in direct order of Interest Period Maturities and third (after all Loans have been repaid) to a cash collateral account in respect of LOC Obligations.  Amounts repaid on the Swingline Loan and the Revolving Loans may be reborrowed in accordance with the provisions hereof.

(d)           Bank Product Obligations Unaffected.  Any repayment or prepayment made pursuant to this Section 2.8 shall not affect the Borrower’s obligation to continue to make payments under any Bank Product with a Bank Product Provider, which shall remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of such Bank Product.

2.9           Termination and Reduction of Commitments

(a)           Voluntary Reductions.  The Commitments may be terminated or permanently reduced by the Borrower in whole or in part upon one (1) Business Day’s prior written notice to the Administrative Agent; provided that (i) after giving effect to any voluntary reduction, the aggregate principal amount of Loans plus LOC Obligations outstanding shall not exceed the Aggregate Revolving Committed Amount, as reduced, and (ii) partial reductions shall be in minimum principal amounts of $3,000,000, and in integral multiples of $1,000,000 in excess thereof; provided further, that no such reduction or termination shall be permitted if after giving effect thereto, and to any prepayments of the Revolving Loans made on the effective date thereof, the sum of the then outstanding aggregate principal amount of the Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations plus outstanding Competitive Loans would exceed the Aggregate Revolving Committed Amount; and provided further, that with respect to the portion of the Commitments comprising Additional Revolving Loans, only one such reduction shall be permitted to be made in any calendar year.  Notwithstanding the foregoing to the contrary, so long as the Aggregate Revolving Committed Amount shall not have been previously reduced below $250,000,000 pursuant to this Section 2.9(a), then the portion of the Commitments comprising Additional

Revolving Loans, if reduced in whole or in part pursuant to this Section 2.9(a), may be reinstated from time to time in the form of new Additional Revolving Loans to the extent then permitted to be made under Section 2.5 hereof.

(b)           Mandatory Reduction.  The Revolving Commitment, the LOC Commitment and the Swingline Commitment shall automatically terminate on the Maturity Date.

2.10         Fees.

(a)           Commitment Fee.  Subject to Section 2.23, in consideration of the Revolving Commitments, the Borrower agrees to pay to the Administrative Agent, for the ratable benefit of the Revolving Lenders, a commitment fee (the “Commitment Fee”) in an amount equal to the Applicable Percentage per annum on the average daily unused amount of the Revolving Committed Amount.  The Commitment Fee shall be calculated quarterly in arrears.  For purposes of computation of the Commitment Fee, LOC Obligations shall be considered usage of the Revolving Committed Amount but Swingline Loans shall not be considered usage of the Revolving Committed Amount.  The Commitment Fee shall be payable quarterly in arrears on the 15th day following the last day of each calendar quarter.

(b)           Letter of Credit Fees.  Subject to Section 2.23, in consideration of the LOC Commitments, the Borrower agrees to pay to the Administrative Agent, for the ratable benefit of the Revolving Lenders, a fee (the “Letter of Credit Fee”) equal to the Applicable Percentage for Revolving Loans that are LIBOR Rate Loans per annum on the average daily maximum amount available to be drawn under each Letter of Credit from the date of issuance to the date of expiration.  The Letter of Credit Fee shall be payable quarterly in arrears on the 15th day following the last day of each calendar quarter.

(c)           Issuing Lender Fees.  In addition to the Letter of Credit Fees payable pursuant to subsection (ii) above, the Borrower shall pay to the Issuing Lender for its own account without sharing by the other Lenders (i) a fronting fee of one-tenth of one percent (0.100%) per annum on the average daily maximum amount available to be drawn under each such Letter of Credit issued by it, such fee to be paid quarterly in arrears on the 15th day following the last day of each calendar quarter for the prior calendar quarter, and (ii) the reasonable and customary charges from time to time of the Issuing Lender with respect to the amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the “Issuing Lender Fees”).

(d)           Administrative Agent’s Fee.  The Borrower agrees to pay to the Administrative Agent the annual administrative agent fee as described in the Administrative Agent’s Fee Letter.

2.11           Computation of Interest and Fees.

(a)           Interest payable hereunder with respect to Alternate Base Rate Loans based on the Prime Rate shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed.  All other fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360 day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a LIBOR Rate on the Business Day of the determination thereof.  Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate shall become effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change.

(b)           Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Credit Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the computations used by the Administrative Agent in determining any interest rate.

2.12           Pro Rata Treatment and Payments.

(a)           Each borrowing of Loans and any reduction of the Commitments shall be made pro rata according to the respective Commitment Percentages of the Lenders.  Each payment under this Credit Agreement or any Credit Document shall be applied (i) first, to any Fees then due and owing, (ii) second, to interest then due and owing in respect of the Loans to the Borrower and (iii) third, to principal then due and owing hereunder and under the Loans to the Borrower.  Each payment on account of the Commitment Fees or the Letter of Credit Fees shall be made pro rata in accordance with the respective amounts due and owing.  Each payment (other than voluntary repayments and mandatory prepayments) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective amounts due and owing hereunder in the currency in which such amount is denominated and in such funds as are customary at the place and time of payment for the settlement of international payments in such currency.  Without limiting the terms of the preceding sentence, accrued interest on any Foreign Currency Loans shall be payable in the same Foreign Currency as such Loan.  Each voluntary repayment and mandatory prepayment on account of principal of the Loans shall be applied in accordance with Section 2.8.  With respect to Competitive Loans, if the Borrower fails to specify the particular Competitive Loan or Loans as to which any payment or other amount should be applied and it is not otherwise clear as to the particular Competitive Loan or Loans to which such payment or other amounts relate, or any such payment or other amount is to be applied to Competitive Loans without regard to any such direction by the Borrower, then each payment or prepayment of principal on Competitive Loans and each payment of interest or other amount on or in respect of Competitive Loans, shall be allocated pro rata among the relevant Competitive Loan Lenders in accordance with the then outstanding amounts of their respective Competitive Loans.  All payments

(including prepayments) to be made by the Borrower on account of principal, interest and fees shall be made without defense, set-off or counterclaim (except as provided in Section 2.18(b)) and shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s office specified in Section 10.2 in immediately available funds (or at such other location mutually agreed to by the Administrative Agent and the Borrower with respect to Foreign Currency Loans) and (A) in the case of Loans or other amounts denominated in Dollars, shall be made in Dollars not later than 1:00 P.M. on the date when due and (B) in the case of Loans or other amounts denominated in a Foreign Currency, shall be made in such Foreign Currency not later than the Applicable Time specified by the Administrative Agent on the date when due.  The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the LIBOR Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.  If any payment on a LIBOR Rate Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b)           Allocation of Payments After Exercise of Remedies.  Notwithstanding any other provision of this Credit Agreement to the contrary, after the exercise of remedies by the Administrative Agent or the Required Lenders pursuant to Section 7.2, all amounts collected or received by the Administrative Agent or any Lender on account of the Credit Party Obligations or any other amounts outstanding under any of the Credit Documents shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents;

SECOND, to payment of any fees owed to the Administrative Agent and the Issuing Lender;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Credit Party Obligations owing to such Lender;

FOURTH, to the payment of all of the Credit Party Obligations consisting of accrued fees and interest (including, without limitation, accrued fees and interest arising under any Bank Product with a Bank Product Provider);

FIFTH, to the payment of the outstanding principal amount of the Credit Party Obligations (including, without limitation, the payment or cash collateralization of the outstanding LOC Obligations, and including with respect to any Bank Product with a Bank Product Provider, any breakage, termination or other payments due under such Bank Product with a Bank Product Provider and any interest accrued thereon);

SIXTH, to all other Credit Party Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (b) each of the Lenders and any Bank Product Provider shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans and LOC Obligations held by such Lender or the outstanding obligations payable to such Bank Product Provider bears to the aggregate then outstanding Loans and LOC Obligations and obligations payable under all Bank Products) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH”, “FIFTH” and “SIXTH” above; and (c) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account and applied (i) first, to reimburse the Issuing Lender from time to time for any drawings under such Letters of Credit and (ii) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FIFTH” and “SIXTH” above in the manner provided in this Section.  Notwithstanding the foregoing terms of this Section, only proceeds and payments under the Guaranty (as opposed to ordinary course principal, interest and fee payments hereunder) shall be applied to obligations under any Bank Product.  The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Bank Product Debt, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the applicable Bank Product Provider.  In the absence of such notice, the Administrative Agent may assume the amount to be distributed is the Bank Product Amount last reported to the Administrative Agent.

2.13           Non-Receipt of Funds by the Administrative Agent.

(a)           Unless the Administrative Agent shall have been notified in writing by a Lender prior to the date a Loan is to be made by such Lender (which notice shall be effective upon receipt) that such Lender does not intend to make the proceeds of such Loan available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such proceeds available to the Administrative Agent on such date, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover such corresponding amount from such

Lender.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent will promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent.  The Administrative Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for the applicable borrowing pursuant to the Notice of Borrowing and (ii) from a Lender at the Federal Funds Rate.

(b)           Unless the Administrative Agent shall have been notified in writing by the Borrower, prior to the date on which any payment is due from it hereunder (which notice shall be effective upon receipt) that the Borrower does not intend to make such payment, the Administrative Agent may assume that such Borrower has made such payment when due, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to each Lender on such payment date an amount equal to the portion of such assumed payment to which such Lender is entitled hereunder, and if the Borrower has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, repay to the Administrative Agent the amount made available to such Lender.  If such amount is repaid to the Administrative Agent on a date after the date such amount was made available to such Lender, such Lender shall pay to the Administrative Agent on demand interest on such amount in respect of each day from the date such amount was made available by the Administrative Agent at a per annum rate equal to, if repaid to the Administrative Agent within two (2) days from the date such amount was made available by the Administrative Agent, the Federal Funds Rate and thereafter at a rate equal to the Alternate Base Rate.

(c)           A certificate of the Administrative Agent submitted to the Borrower or any Lender with respect to any amount owing under this Section 2.13 shall be conclusive in the absence of manifest error.

(d)           If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Extension of Credit set forth in Section 4 are not satisfied or waived in accordance with the terms thereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)           The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 10.5(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any such payment under Section 10.5(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other

Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.5(c).

(f)           Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.14         Inability to Determine Interest Rate.

Notwithstanding any other provision of this Credit Agreement, if (a) the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining LIBOR for such Interest Period, or (b) the Required Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of funding LIBOR Rate Loans that the Borrower has requested be outstanding as a LIBOR tranche during such Interest Period, the Administrative Agent shall forthwith give telephone notice of such determination, confirmed in writing, to the Borrower, and the Lenders at least two Business Days prior to the first day of such Interest Period.  If such notice is given (a) any Foreign Currency Loans requested to be made on the first day of such Interest Period shall be made, at the sole option of the Borrower, in Dollars as Alternate Base Rate Loans or such request shall be cancelled, (b) any affected LIBOR Rate Loans requested to be made on the first day of such Interest Period shall be made, at the sole option of the Borrower, in Dollars as Alternate Base Rate Loans or such request shall be cancelled and (c) any affected Loans that were to have been converted on the first day of such Interest Period to or continued as LIBOR Rate Loans shall be converted to or continued, at the sole option of the Borrower, in Dollars as Alternate Base Rate Loans or such request shall be cancelled.  Until any such notice has been withdrawn by the Administrative Agent, no further Loans shall be made as, continued as, or converted into, LIBOR Rate Loans for the Interest Periods so affected.  The Administrative Agent shall withdraw any notice given pursuant to this Section at such time as the condition giving rise to such notice is reasonably determined by the Administrative Agent to no longer be applicable.

2.15         Illegality.

(a)           Notwithstanding any other provision of this Credit Agreement, if (i) any Change in Law shall make it unlawful for such Lender or its LIBOR Lending Office to make or maintain LIBOR Rate Loans as contemplated by this Credit Agreement or to obtain in the interbank eurodollar market through its LIBOR Lending Office the funds with which to make such Loans, or (ii) there shall have occurred any change in national or international financial, political or economic conditions (including the imposition of or any change in exchange controls) or currency exchange rates which would make it unlawful or impossible for any Lender to make Loans denominated in any Foreign Currency to the Borrower, as contemplated by this Credit Agreement, then such Lender shall be an “Affected Lender” and by written notice to the Borrower and to the Administrative Agent:

(A)           such Affected Lender may declare that LIBOR Rate Loans (in the affected currency or currencies) will not thereafter (for the duration of such unlawfulness or impossibility) be made by such Affected Lender hereunder, whereupon any request for a LIBOR Rate Loan (in the affected currency or currencies) shall, as to such Affected Lender only (1) if such Loan is not a Foreign Currency Loan, be deemed a request for a Alternate Base Rate Loan (unless it should also be illegal for the Affected Lender to provide an Alternate Base Rate Loan, in which case such Loan shall bear interest at a commensurate rate to be agreed upon by the Administrative Agent and the Affected Lender, and so long as no Event of Default shall have occurred and be continuing, the Borrower), unless such declaration shall be subsequently withdrawn and (2) if such Loan is a Foreign Currency Loan, be deemed to have been withdrawn, unless such declaration shall be subsequently withdrawn; and

(B)           such Affected Lender may require that all outstanding LIBOR Rate Loans or Foreign Currency Loans (in the affected currency or currencies), as the case may be, made by it be (1) if such Loans are not Foreign Currency Loans, converted to Alternate Base Rate Loans, in which event all such LIBOR Rate Loans shall be automatically converted to Alternate Base Rate Loans as of the effective date of such notice as provided in paragraph (b) below or (2) if such Loans are Foreign Currency Loans, repaid immediately, in which event all such Foreign Currency Loans (in the affected currency or currencies) shall be required to be repaid in full by the Borrower as of the effective date of such notice as provided in paragraph (b) below.

If any Affected Lender shall exercise its rights under (i) or (ii) above with respect to any Loans which are not Foreign Currency Loans, all payments and prepayments of principal which would otherwise have been applied to repay the LIBOR Rate Loans that would have been made by such Affected Lender or the converted LIBOR Rate Loans of such Affected Lender shall instead be applied to repay the Alternate Base Rate Loans made by such Affected Lender in lieu of, or resulting from the conversion, of such LIBOR Rate Loans.  An Affected Lender shall withdraw any notice given pursuant to this Section at such time as the condition giving rise to such notice is reasonably determined by such Affected Lender to no longer be applicable.

(b)           Each Lender agrees to use reasonable efforts (including reasonable efforts to change its LIBOR Lending Office, as the case may be) to avoid or to minimize any amounts which might otherwise be payable pursuant to this Section 2.15; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

(c)           For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each such Loan, if lawful, on the last day of the Interest Period currently applicable to such Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

2.16         Change in Law.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate);

(ii)            subject any Lender or the Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.16 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Lender); or

(iii)            impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Lender, the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the

Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered, as the case may be, for any period more than 180 days prior to the date the Borrower receives the certificate of such Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, required under subsection (c) of this Section.

(e)            Termination. The agreements in this Section 2.16 shall survive the termination of this Credit Agreement and payment of the Loans and all other amounts payable hereunder.

2.17         Indemnity.

The Borrower hereby agrees to indemnify each Lender and to hold such Lender harmless from any funding loss or expense (but excluding any loss of anticipated profits) which such Lender may sustain or incur as a consequence of (a) a default by the Borrower in payment of the principal amount of or interest on any LIBOR Rate Loan by such Lender in accordance with the terms hereof, (b) a default by the Borrower in accepting a LIBOR Rate Loan borrowing after the Borrower has given a notice in accordance with the terms hereof, (c) a default by the Borrower in making any repayment of a LIBOR Rate Loan after the Borrower has given a notice in accordance with the terms hereof, and/or (d) the making by the Borrower of a repayment or prepayment of a LIBOR Rate Loan, or the conversion thereof, on a day which is not the last day of the Interest Period with respect thereto, in each case including, but not limited to, any such loss or expense (but excluding any loss of anticipated profits) arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its LIBOR Rate

Loans hereunder.  A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender, through the Administrative Agent, to the Borrower (which certificate must be delivered to the Administrative Agent within thirty days following such default, repayment, prepayment or conversion) shall be conclusive in the absence of manifest error.  The agreements in this Section 2.17 shall survive termination of this Credit Agreement and payment of the Loans and all other amounts payable hereunder.

2.18         Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Credit Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by the Borrower.  Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(f)           Foreign Lenders.  Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)           duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)           duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (i) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (ii) duly completed copies of  Internal Revenue Service Form W-8BEN,

(iv)           any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made, or

(v)           if a payment made to a Lender under any Credit Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Agent (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller and (B) other documentation reasonably requested by the Administrative Agent sufficient for the Administrative Agent to comply with its obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements.

(g)           Treatment of Certain Refunds.  If the Administrative Agent, a Lender or the Issuing Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Lender in the event the Administrative Agent, such Lender or the Issuing Lender is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require the Administrative Agent, any Lender or the Issuing Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(h)	Mitigation.

(i)     Each Lender agrees to use reasonable efforts (including reasonable efforts to change its LIBOR Lending Office, as the case may be) to avoid or to minimize any amounts which might otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

(ii)   If the Borrower pays any additional amount pursuant to this Section with respect to a Lender, such Lender shall use reasonable efforts to obtain a refund of tax or credit against its tax liabilities on account of such payment; provided that such Lender shall have no obligation to use such reasonable efforts if either (A) it is in an excess foreign tax credit position or (B) it believes in good faith, in its sole discretion, that claiming a refund or credit would cause adverse tax consequences to it.  If such Lender receives such a refund or credit, such Lender shall pay to the Borrower an amount that such Lender reasonably determines is equal to the net tax benefit obtained by such Lender as a result of such payment by the Borrower.  If no refund or credit is obtained with respect to the Borrower’s payments to such Lender pursuant to this Section, then such Lender shall upon request provide a certification that such

Lender has not received a refund or credit for such payments.  Nothing contained in this Section shall require a Lender to disclose or detail the basis of its calculation of the amount of any tax benefit or any other amount or the basis of its determination referred to in the proviso to the first sentence of this Section to the Borrower or any other party.

2.19         Indemnification; Nature of Issuing Lender’s Duties.

(a)           In addition to its other obligations under Section 2.4, the Borrower hereby agrees to protect, indemnify, pay and hold the Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that the Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit, except to the extent resulting from the gross negligence or willful misconduct of the Issuing Lender or (ii) the failure of the Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions, herein called “Government Acts”).

(b)           As between the Borrower and the Issuing Lender, the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof.  The Issuing Lender shall not be responsible for:  (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (vii) any consequences arising from causes beyond the control of the Issuing Lender, including, without limitation, any Government Acts.  None of the above shall affect, impair, or prevent the vesting of the Issuing Lender’s rights or powers hereunder.

(c)           In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to the Borrower.  It is the intention of the parties that this Credit Agreement shall be construed and applied to protect and indemnify the Issuing Lender against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any Government Authority.  The Issuing Lender shall not, in any way, be liable for any failure by the Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Lender.

(d)           Nothing in this Section 2.19 is intended to limit the reimbursement obligation of the Borrower contained in Section 2.4 hereof.  The obligations of the Borrower under this Section 2.19 shall survive the termination of this Credit Agreement.  No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Lender to enforce any right, power or benefit under this Credit Agreement.

(e)           Notwithstanding anything to the contrary contained in this Section 2.19, the Borrower shall have no obligation to indemnify any Issuing Lender in respect of any liability incurred by such Issuing Lender arising out of the gross negligence or willful misconduct of the Issuing Lender, as determined by a court of competent jurisdiction.

2.20         Replacement of Lenders.

The Borrower shall, at its sole cost and expense, be permitted to replace with an Eligible Assignee, acceptable to the Administrative Agent, any Lender (other than Wells Fargo) that (a) requests reimbursement for amounts owing pursuant to Section 2.15, 2.16 or 2.18 or (b) is a Defaulting Lender; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall not have taken action under Section 2.15, 2.16 or 2.18, as applicable, to successfully eliminate the continued need for payment of amounts owing pursuant to Section 2.15, 2.16 or 2.18, as applicable, (iv) the replacement Eligible Assignee shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.17 if any LIBOR Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement Eligible Assignee, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.15, 2.16 or 2.18, as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.  If any replaced Lender fails to execute the agreements required under Section 10.6 in connection with an assignment pursuant to this Section 2.20, the Borrower may, upon two (2) Business Days’ prior notice to such replaced Lender, execute such agreements on behalf of such replaced Lender.  A Lender shall not be required to be replaced if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such replacement cease to apply.

2.21         Lender Representation and Warranty.

Each Lender represents and warrants to the Credit Parties for the purpose of making the representation and warranty in Section 3.7(e) that (i) no part of any of the funds, monies, assets or other consideration to be used for the funding of any Loan, LOC Obligation or other extension of credit under this Credit Agreement or other Credit Document shall constitute “plan assets” as defined in ERISA and (ii) the rights, benefits and interests of the Lenders under this Credit Agreement and other Credit Documents will not be “plan assets” under ERISA.

2.22         Cash Collateral.

At any time that there shall exist a Defaulting Lender, and to the extent such Defaulting Lender’s LOC Obligations and its Swingline Exposure cannot be reallocated among the Non-Defaulting Lenders in accordance with their respective Commitment Percentages as provided in Section 2.23(a)(iv) below, then within three (3) Business Days following the request of the Administrative Agent, the Issuing Lender or any Swingline Lender, as applicable, the Borrower shall deliver Cash Collateral to the Administrative Agent in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.23 and any Cash Collateral provided by such Defaulting Lender).

(a)           Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts with the Administrative Agent.  The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lender and the Lenders (including the Swingline Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to clause (b) below.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(b)           Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section or Section 2.23 in respect of Letters of Credit or Swingline Loans, shall be held and applied to the satisfaction of the specific LOC Obligations, Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(c)           Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall no longer be required to be held as Cash Collateral pursuant to this Section 2.22 following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent, each Issuing Lender and each Swingline Lender that there exists excess Cash Collateral; provided that, subject to Section 2.23, the Person providing Cash Collateral and each Issuing Lender and Swingline Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

2.23         Defaulting Lenders.

(a)           Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)           Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 10.1.

(ii)           Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or Swingline Lender hereunder; third, to Cash Collateralize the Issuing Lender’s or Swingline Lender’s Fronting Exposure in accordance with Section 2.22; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lender’s and the Swingline Lender’s future Fronting Exposure of such Defaulting Lender with respect to future Letters of Credit issued under this Agreement in accordance with Section 2.22; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans or LOC Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LOC Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LOC Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LOC Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable facility without giving effect to Section 2.23(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.23(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)	Defaulting Lender Fees.

(A)           Commitment Fees.  No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(B)           Letter of Credit Fees.  Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which such Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant Section 2.22.

(C)           Reallocation of Fees.  With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LOC Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)           Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in LOC Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that such reallocation does not cause the aggregate Committed Funded Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)           Cash Collateral, Repayment of Swingline Loans.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 2.22.

(b)           Defaulting Lender Cure.  If the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Lender each agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Defaulting Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Commitment Percentages (without giving effect to Section 2.22(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(c)           Termination of Commitment.  The Borrower may terminate (i) the entire Commitment of a Defaulting Lender to the extent there are no Loans or Letters of Credit outstanding at the time of such termination or (ii) the unused amount of the Commitment of any Defaulting Lender, in each case upon not less than ten Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof); provided that (A) no Event of Default shall have occurred and be continuing, and (B) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Lender, the Swingline Lender or any Lender may have against such Defaulting Lender.  If the unused amount of the Commitment of any Defaulting Lender is terminated pursuant to clause (c)(ii) above, the provisions of Section 2.23(a)(ii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees (to the extent payable to such Defaulting Lender pursuant to Section 2.23(a)(iii)), indemnity or other amounts).

(d)           New Swingline Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

SECTION 3
REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Credit Agreement and to make Loans herein provided for, the Credit Parties hereby represent and warrant to the Administrative Agent and to each Lender that as of the Closing Date and as of each date such representations and warranties are required to be made in accordance with the terms of the Credit Documents:

3.1           Financial Statements.

The Borrower has delivered to the Administrative Agent copies of the financial statements of the Borrower and its Subsidiaries referenced in Section 4.1(g).  The financial statements described in Sections 4.1(g)(ii) and (iii) (including in each case the related schedules and notes) fairly present in all material respects the Consolidated financial position of the Borrower and its Subsidiaries as of the respective dates specified in such financial statements and the Consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments and the absence of footnotes).

3.2           Organization; Existence; Patriot Act Information.

Each of the Credit Parties is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign entity and is in good standing under the laws of each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each of the Credit Parties has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Credit Agreement and the other Credit Documents and to perform the provisions hereof and thereof.  Set forth on Schedule 3.2 as of the Closing Date, and as of the last date such Schedule was required to be updated in accordance with Section 5.2, is the following information for each Credit Party:  the exact legal name of such Credit Party in the four (4) months prior to the Closing Date, the state of incorporation or organization, the type of organization, the jurisdictions in which such Credit Party is qualified to do business, the chief executive office, the principal place of business, the business phone number, the organization identification number, the federal tax identification number and ownership information (e.g. publicly held, if private or partnership, the owners and partners of each of the Credit Parties).

3.3           Authorization; Power; Enforceable Obligations.

This Credit Agreement and the other Credit Documents have been duly authorized by all necessary corporate action on the part of the Borrower and the other Credit Parties, and this Credit Agreement constitutes, and upon execution and delivery thereof each Credit Document will constitute, a legal, valid and binding obligation of the Credit Parties executing such documents enforceable against such Credit Parties in accordance with their respective terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law.

3.4           Consent; Government Authorizations.

No approval, consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with acceptance of extensions of credit by the Borrower or the making of the guaranties hereunder or with the execution, delivery or performance of any Credit Documents by the other Credit Parties (other than those which have been obtained) or with the validity or enforceability of any Credit Document against the Credit Parties, except such filings as are required to be made with and have been, or will be, made on a timely basis with, the United States Securities and Exchange Commission.

3.5           No Material Litigation.

(a)           There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any property of the Borrower or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b)           Neither the Borrower nor any Subsidiary is in default under any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

3.6           Taxes.

The Borrower and its Subsidiaries have filed all tax returns (federal, state, local and foreign) that are required to have been filed in any jurisdiction, and have paid all income taxes shown to be due and payable (including interest and penalties) on such returns and all other taxes and assessments payable by them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Borrower or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP.  None of the Credit Parties or their respective Subsidiaries are aware, as of the Closing Date, of any proposed tax assessments against it or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect.

3.7           ERISA.

(a)           Each Credit Party and each ERISA Affiliate have operated and administered each Plan (other than Multiemployer Plans) in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and would not reasonably be expected to result in a Material Adverse Effect.  Neither any Credit Party nor any ERISA Affiliate has incurred any liability pursuant to Title IV of ERISA (other than for premiums payable to the PBGC not yet due) or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA) or for failure to comply with the provisions of Title I of ERISA, in each case which has not been satisfied, and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by any Credit Party or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of any Credit Party or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions including Section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b)           The present value of all “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA), whether or not vested, under all Single Employer Plans, determined with respect to each Single Employer Plan, as of the most recent valuation date prior to the date on which this representation is made or deemed made (determined, in each case, in accordance with the Financial Account Standards Board Statement 87 utilizing the actuarial valuation report) did not exceed the fair market value of the assets of the Single Employer Plans by more than $40,000,000 in the aggregate for all such Plans.

(c)           Neither any Credit Party nor any ERISA Affiliate has incurred any withdrawal liabilities under Section 4201 of ERISA that have not been satisfied or is subject to contingent withdrawal liabilities under Section 4204 of ERISA with respect to any Multiemployer Plan that individually or in the aggregate are Material.  Neither any Credit Party nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in Reorganization, Insolvency, or has been terminated (within the meaning of Title IV of ERISA), and, to the knowledge of the Credit Parties, no Multiemployer Plan is reasonably expected to be in Reorganization, Insolvency, or terminated.

(d)           The aggregate expected post-retirement benefit obligation (determined with respect to a Credit Party as of the last day of the Credit Party’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code or similar state law) of the Credit Parties and their Subsidiaries would not reasonably be expected to have a Material Adverse Effect.  Each Plan which is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) maintained by the Credit Party or any ERISA Affiliate to which Sections 601 or 609 of ERISA and Section 4980B of the Code apply has been administered in compliance in all material respects with such sections.

(e)           The execution and delivery of this Credit Agreement and the other Credit Documents hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code.  The representation and warranty of the Credit Parties in the preceding sentence is made on reliance upon and subject to the accuracy of the Lenders’ representations in Section 2.22 and any purchasing Lender’s representations made pursuant to Section 10.6.

3.8           Governmental Regulations, Anti-Terrorism Laws; Etc.

(a)           No part of the proceeds of the Loans hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U.  If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U.  No Indebtedness being reduced or retired out of the proceeds of the Loans hereunder was or will be incurred for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U or any “margin security” within the meaning of Regulation T.  “Margin stock” within the meaning of Regulation U does not constitute more than 25% of the value of the Consolidated Assets of the Borrower and its Subsidiaries.  Neither the execution and delivery hereof by the Borrower, nor the performance by it of any of the Transactions (including, without limitation, the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or regulations issued pursuant thereto, or Regulation T, U or X.

(b)           The Borrower is not (i) an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such a company, or (ii) a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

(c)           The use of the proceeds of the Loans hereunder will not violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended)

or any enabling legislation or executive order relating thereto.  Without limiting the foregoing, none of the Credit Parties is or will (i) become a person whose property or interest in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (ii) to the best of its knowledge, engage in any dealings or transactions relating to any property or interests in property blocked pursuant to Executive Order 13224.

(d)           None of the Credit Parties or their Subsidiaries or their respective Affiliates is in violation of and shall not violate any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.

(e)           None of the Credit Parties or their Subsidiaries or their respective Affiliates (i) is a Sanctioned Person or a Sanctioned Entity, (ii) has a more than 10% of its assets located in Sanctioned Entities, or (iii) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  No proceeds of any Loan will be used nor have any been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Entity.

(f)           Each of the Credit Parties and their Subsidiaries is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto.  None of the Credit Parties or their Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (i) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (ii) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (iii) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Credit Party or its Subsidiary or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.

(g)           Neither the making of the Loans hereunder nor the Borrower’s use of the proceeds thereof will violate the Patriot Act.

3.9           Subsidiaries.

(a)           As of the Closing Date or as of the last date such Schedule was required to be updated in accordance with Section 5.2, set forth on Schedule 3.9 is (except as noted therein) a complete and correct list of the Borrower’s Subsidiaries showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its Equity Interests outstanding owned by the Borrower and each other Subsidiary.

(b)           As of the Closing Date or as of the last date such Schedule was required to be updated in accordance with Section 5.2, all of the outstanding shares of Equity Interests of each Subsidiary shown in Schedule 3.9 as being owned by the Borrower and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Borrower or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 3.9).

(c)           Each Subsidiary identified in Schedule 3.9 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (if such jurisdiction provides for such a concept), and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

3.10         Use of Proceeds.

The Extensions of Credit will be used solely to provide for the working capital and general corporate requirements of the Borrower, including Permitted Acquisitions and dividends and stock repurchases permitted hereunder.

3.11         Contractual Obligations; Compliance with Laws; No Conflicts.

The execution, delivery and performance by the Borrower and the other Credit Parties, as applicable, of this Credit Agreement and the other Credit Documents will not (a) result in the creation of any Lien in respect of any property of the Borrower or any Subsidiary under any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other Material agreement or instrument to which the Borrower or any Subsidiary is bound or by which the Borrower or any Subsidiary or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Borrower or any Subsidiary, (c) violate any Requirement of Law applicable to the Borrower or any of its Subsidiaries (except those as to which waivers or consents have been obtained) or (d) conflict with, result in a breach of or constitute a default under (i) the articles of incorporation, bylaws or other organizational documents of such Person, (ii) any Material indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or (iii) any approval of any Governmental Authority relating to such Person.

3.12         Accuracy and Completeness of Information.

All factual information heretofore, contemporaneously or hereafter furnished by or on behalf of the Borrower or any Credit Party in writing to the Administrative Agent or any Lender for purposes of or in connection with this Credit Agreement or any other Credit Document, or the Transactions, is or will be true and accurate in all material respects as of the date stated therein and not incomplete by omitting to state any material fact necessary to make such information not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.  There is no fact now known to the Borrower or any Credit Party which has, or would reasonably be expected to have, a Material Adverse Effect which fact has not been set forth herein, in the financial statements of the Borrower furnished to the Administrative Agent and/or the Lenders, or in any certificate, opinion or other written statement made or furnished by the Borrower or any Credit Party to the Administrative Agent and/or the Lenders.

3.13         Environmental Matters.

(a)           Except where such violation or liability would not reasonably be expected to have a Material Adverse Effect, the facilities and properties owned, leased or operated by any of the Credit Parties and their Subsidiaries (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations which (i) constitute a violation of, or (ii) have resulted in liability under, any Environmental Law.

(b)           Except where such violation would not reasonably be expected to have a Material Adverse Effect, (i) the Properties and all operations of the Credit Parties and their Subsidiaries at the Properties are in compliance, and have in the last five years been in compliance, in all material respects with all applicable Environmental Laws, and (ii) there is no contamination at or under the Properties or violation of any Environmental Law with respect to the Properties or the business operated by any of the Credit Parties (the “Business”).

(c)           Neither the Borrower nor any of its Subsidiaries has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business which would reasonably be expected to have a Material Adverse Effect, nor does the Borrower nor any of its Subsidiaries have knowledge of any such threatened notice.

(d)           Except where such violation or liability would not reasonably be expected to have a Material Adverse Effect, (i) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which has given rise to liability under any Environmental Law, and (ii) Materials of Environmental Concern have not been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that has given rise to liability under, any applicable Environmental Law.

(e)           Except where such proceeding or action would not reasonably be expected to have a Material Adverse Effect, (i) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Credit Party, threatened, under any Environmental Law to which any of the Credit Parties is or will be named as a party with respect to the Properties or the Business, and (ii) there are no consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial directives outstanding under any Environmental Law with respect to the Properties or the Business.

(f)           Except where such violation or liability would not reasonably be expected to have a Material Adverse Effect, there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any of the Credit Parties in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner requiring remediation under Environmental Laws.

3.14         No Burdensome Restrictions.

None of the Borrower or any of its Subsidiaries is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

3.15         Title to Property.

The Borrower and its Subsidiaries have good and sufficient title to their respective Material properties, including all such properties reflected in the most recent audited balance sheet referred to in Section 3.1 and Section 5.1 or purported to have been acquired by the Borrower or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business or as otherwise permitted hereunder), in each case free and clear of Liens prohibited by this Credit Agreement, except for those defects in title and Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

3.16         Insurance.

As of the Closing Date or as of the last date such Schedule was required to be updated in accordance with Section 5.2, the insurance coverage of the Borrower and its Subsidiaries is outlined as to carrier, policy number, expiration date, type and amount on Schedule 3.16 and such insurance coverage complies with the requirements set forth in Section 5.5.

3.17         Licenses and Permits.

The Borrower and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, required for the continued conduct of their business, that are Material, without known conflict with the rights of others, except for those conflicts or failures to own or possess that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

3.18         Labor Matters.

There are no collective bargaining agreements covering the employees of the Credit Parties as of the Closing Date, other than as set forth in Schedule 3.18 hereto, and none of the Credit Parties has suffered any material strikes, walkouts, work stoppages or other material labor difficulty within the five years prior to the date hereof, other than as set forth in Schedule 3.18 hereto.

3.19         No Material Adverse Effect.

Since January 1, 2011 (and, in addition, after delivery of annual audited financial statements in accordance with Section 5.1(a), from the date of the most recently delivered annual audited financial statements), there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

3.20         Solvency.

Before and after giving effect to the Transactions, (a) the Credit Parties, taken as a whole, are solvent and able to pay their debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) the fair saleable value of the assets of the Credit Parties, measured on a going concern basis, exceeds all probable liabilities, including those to be incurred pursuant to this Agreement, (c) the Credit Parties do not have unreasonably small capital, taken as a whole, in relation to the business in which they are or propose to be engaged and (d) the Credit Parties, taken as a whole, have not incurred, nor believe that they will incur, debts beyond their ability to pay such debts as they become due.  In executing the Credit Documents and consummating the Transactions, none of the Credit Parties intends to hinder, delay or defraud either present or future creditors or other Persons to which one or more of the Credit Parties is or will become indebted.

3.21         Authorized Officer.

As of the Closing Date, set forth on Schedule 3.21 are Responsible Officers that are permitted to sign Credit Documents on behalf of the Credit Parties, holding the offices indicated next to their respective names.  Such Authorized Officers are the duly elected and qualified officers of such Credit Party and are duly authorized to execute and deliver, on behalf of the respective Credit Party, the Credit Agreement, the Notes and the other Credit Documents.

SECTION 4
CONDITIONS

4.1           Conditions to Closing.

This Credit Agreement shall become effective upon, and the obligation of each Lender to make Loans hereunder is subject to, the satisfaction of the following conditions precedent:

(a)           Execution of Credit Agreement and Credit Documents.  Receipt by the Administrative Agent of (i) multiple counterparts of this Credit Agreement and (ii) for the account of each Lender that requests a Revolving Note, Revolving Notes and for the account of the Swingline Lender, a Swingline Note, in each case executed by a duly authorized officer of each party thereto and in each case conforming to the requirements of this Credit Agreement.

(b)           Legal Opinion.  Receipt by the Administrative Agent of a legal opinion of counsel to the Credit Parties relating to this Credit Agreement and the other Credit Documents and the Transactions, in form and substance reasonably acceptable to the Administrative Agent.

(c)           Liability, Casualty, Property and Business Interruption Insurance.  The Administrative Agent shall have received copies of insurance policies or certificates of insurance evidencing the Credit Parties’ principal liability, casualty, property and business interruption insurance meeting the requirements set forth herein.

(d)           Corporate Documents. Receipt by the Administrative Agent of a certificate of the secretary or assistant secretary of the Borrower as of the Closing Date to the effect that:

(i)           Articles of Incorporation.  The articles of incorporation or charter documents of the Credit Parties have not been amended, modified or rescinded since the date of the Existing Credit Agreement.

(ii)           Resolutions.  Attached thereto are true and correct copies of resolutions of the board of directors or comparable managing body of the Credit Parties approving and adopting the respective Credit Documents, the Transactions and authorizing execution and delivery thereof, and that the same are in full force and effect.

(iii)           Bylaws.  The bylaws, operating agreement or partnership agreement of the Credit Parties have not been amended, modified or rescinded since the date of the Existing Credit Agreement.

(iv)           Good Standing.  Copies, where applicable, of certificates of good standing, existence or its equivalent of each of the Credit Parties certified as of a recent date by the appropriate Governmental Authorities of the State of organization.

(e)           Officer’s Certificate.  Receipt by the Administrative Agent of a certificate, in form and substance reasonably satisfactory to it, of an Authorized Officer certifying that immediately after giving effect to this Credit Agreement (including the initial Extensions of Credit hereunder), the other Credit Documents, and the Transactions, (i) no Default or Event of Default exists and (ii) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects (without duplication of any materiality qualifier set forth in such representations and warranties).

(f)           [Intentionally Deleted].

(g)           Financial Information.  Receipt by the Administrative Agent of (i) four-year financial and operational projections of balance sheets, income statements and cash flow statements for the Borrower and its Subsidiaries together with a reasonably detailed explanation of all management assumptions contained therein, which projections shall be in form and substance satisfactory to the Administrative Agent and the Lenders, (ii) the final audited financial statements of the Borrower for the fiscal year most recently ended for which for which financial statements are available and (iii) the unaudited quarterly financial statements of the Borrower for each quarterly period ended since the last audited financial statements for which financial statements are available.

(h)           Capital Structure/Other Documentation/Patriot Act Information. Receipt by the Administrative Agent of any information requested by it relating to the corporate and capital structure of the Borrower and its Subsidiaries and the Patriot Act information required by Section 3.2.

(i)           [Intentionally Deleted].

(j)           [Intentionally Deleted].

(k)           Consents.  The Administrative Agent shall have received evidence that all necessary governmental, corporate, shareholder and third party consents and approvals, if any, in connection with the Transactions have been received and no condition exists which would reasonably be likely to restrain, prevent or impose any material adverse conditions on the Transactions.

(l)           No Material Adverse Change.  No material adverse change shall have occurred since January 1, 2011 in the business, assets, liabilities, or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole.

(m)           Litigation. There shall not exist any pending or, to the knowledge of the Borrower, threatened litigation, investigation, bankruptcy or insolvency, injunction, order or claim affecting or relating to any Credit Party or any of its Subsidiaries, this Agreement and the other Credit Documents that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date which would reasonably be expected to have a Material Adverse Effect.

(n)           Fees.  Receipt by the Administrative Agent and the Lenders of all fees, if any, then owing pursuant to the Administrative Agent Fee Letter and the Joint Fee Letter, Section 2.10 or pursuant to any other Credit Document.

(o)           Additional Matters.  All other documents and legal matters in connection with the Transactions shall be reasonably satisfactory in form and substance to the Administrative Agents and the Required Lenders.

Without limiting the generality of the provisions of Section 8.4, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.2           Conditions to All Extensions of Credit.

The obligation of each Lender to make any Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:

(a)           Representations and Warranties.  The representations and warranties made by the Credit Parties herein or in any other Credit Document or which are contained in any certificate furnished at any time under or in connection herewith or therewith shall be true and correct in all material respects (without duplication of any materiality qualifier set forth in such representations and warranties) on and as of the date of such Extension of Credit as if made on and as of such date (except for those which expressly relate to an earlier date which shall be true and correct as of such date).

(b)           No Default or Event of Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date.

(c)           Compliance with Commitments.  Immediately after giving effect to the making of any such Extension of Credit (and the application of the proceeds thereof), (i) the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations plus outstanding Competitive Loans shall not exceed the Aggregate Revolving Committed Amount, (ii) the outstanding LOC Obligations shall not exceed the LOC Committed Amount and (iii) the outstanding Swingline Loans shall not exceed the Swingline Committed Amount (except that if the Extension of Credit then being made is a continuation or extension of an Interest Period applicable to a Swingline Loan denominated in a Foreign Currency, clauses (i) and (iii) shall not be required to be satisfied as a condition thereto to the extent of any excess resulting from exchange rate fluctuations regarding the Dollar Amount of Swingline Loans denominated in Foreign Currencies of not greater than 10% of the Swingline Committed Amount).

Each request for an Extension of Credit (including extensions and conversions) and each acceptance by the Borrower of an Extension of Credit (including extensions and conversions)

shall be deemed to constitute a representation and warranty by the Borrower as of the date of such Loan that the conditions in subsections (a) and (b) of this Section have been satisfied.

SECTION 5
AFFIRMATIVE COVENANTS

The Credit Parties covenant and agree that on the Closing Date, and so long as this Credit Agreement is in effect and until the Commitments have been terminated, no Loans remain outstanding and all amounts owing hereunder or under any other Credit Document or in connection herewith or therewith have been paid in full, the Credit Parties shall, and shall cause each Subsidiary to:

5.1           Financial Statements.

Furnish, or cause to be furnished, to the Administrative Agent and the Lenders:

(a)           as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower (or, if earlier, within five (5) Business Days after such date as the Borrower is required to file its annual report on Form 10-K for such fiscal year with the Securities and Exchange Commission), a Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such Consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b)           as soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower  (or, if earlier, within five (5) Business Days after such date as the Borrower is required to file its quarterly report on Form 10-Q for such fiscal quarter with the Securities and Exchange Commission), a Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such Consolidated statements to be certified by an Authorized Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c)           Annual Operating Budget and Cash Flow.  As soon as available, but in any event within sixty (60) days after the end of each fiscal year, a copy of the detailed annual operating budget or plan including cash flow projections of the Borrower and its Subsidiaries, prepared on a Consolidated basis, for the next fiscal year on a quarterly basis, in form and detail reasonably acceptable to the Administrative Agent and the Lenders, together with a summary of the material assumptions made in the preparation of such annual budget or plan.

As to any information contained in materials furnished pursuant to Section 5.2(d), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.  All such financial statements shall be complete and correct in all material respects (subject, in the case of interim statements, to normal recurring year-end audit adjustments) and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, any change in the application of accounting principles as provided in Section 1.3.

5.2           Certificates; Other Information.

Furnish, or cause to be furnished, to the Administrative Agent for distribution to the Lenders:

(a)           Accountant’s Certificate and Reports.  Concurrently with the delivery of the financial statements referred to in Section 5.1(a) above, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any breach of Section 5.9, except as specified in such certificate.

(b)           Officer’s Certificate.  Concurrently with the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b) above, a certificate of an Authorized Officer stating that, to the best of such Authorized Officer’s knowledge and belief, (i) the financial statements fairly present in all material respects the financial condition of the parties covered by such financial statements, (ii) during such period each Credit Party has observed or performed its covenants and other agreements hereunder and under the other Credit Documents, and satisfied the conditions contained in this Credit Agreement to be observed, performed or satisfied by it (except to the extent waived in accordance with the provisions hereof), (iii) such Authorized Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (iv) solely in connection with the delivery of the financial statements referred to in Section 5.1(a), there has been no development or event during the fiscal year covered thereby which has had or would reasonably be expected to have a Material Adverse Effect.  Such certificate shall include the calculations required to indicate compliance with Section 5.9 as of the last day of the period covered by such financial statements.  A form of Officer’s Certificate is attached as Exhibit 5.2(b).

(c)           Other Information.  Promptly, such additional financial and other information as the Administrative Agent, at the request of any Lender, may from time to time reasonably request.

(d)           Public Information.  Promptly after the same are sent, copies of all reports (other than those otherwise provided pursuant to Section 5.1) and other financial information which any Credit Party sends to its public stockholders, and promptly after the same are filed, copies of all financial statements and non-confidential reports which any Credit Party may make to, or file with, the Securities and Exchange Commission or any successor or analogous United States Governmental Authority.

(e)           Permitted Acquisition Information.  Not less than five (5) Business Days prior to the consummation of any Qualified Permitted Acquisition, a certificate, in form and substance reasonably satisfactory to the Administrative Agent, executed by an Authorized Officer of the Borrower (A) certifying that (1) such Permitted Acquisition complies with the requirements of this Credit Agreement and (2) after giving effect to such Permitted Acquisition and any borrowings in connection therewith, the Borrower believes in good faith that it will have sufficient availability under the Aggregate Revolving Committed Amount to meet its ongoing working capital requirements and (B) demonstrating compliance with clauses (b), (d) and (e)(i) of the definition of the Permitted Acquisition.

(f)           Updated Schedules.  Concurrently with or prior to the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b) above, (i) an updated copy of Schedule 3.2 and Schedule 3.9 if the Credit Parties or any of their Subsidiaries has formed or acquired a new Subsidiary since the Closing Date or since such Schedule was last updated, as applicable and (ii) an updated copy of Schedule 3.16 if the Credit Parties or any of their Subsidiaries has altered or acquired any insurance policies since the Closing Date or since such Schedule was last updated.

Documents required to be delivered pursuant to Section 5.1(a) or (b) or Section 5.2(d) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s Internet website; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender.

5.3           Notices.

Give notice to the Administrative Agent (which shall promptly transmit such notice to each Lender) of:

(a)           Defaults.  Promptly (but in any event within two (2) Business Days) after any Credit Party knows thereof, the occurrence of any Default or Event of Default.

(b)           Legal Proceedings.  Promptly, any litigation, or any investigation or proceeding (including without limitation, any environmental or Governmental Authority proceeding) known to any Credit Party, relating to the Borrower or any of its Subsidiaries which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

(c)           ERISA.  Promptly, on any Credit Party gaining knowledge of (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, (ii) a failure by any Credit Party or any ERISA Affiliate to make any required contribution to a Single Employer Plan required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto, (iii) the creation of any Lien on the assets of any Credit Party or any ERISA Affiliate in favor of the PBGC (other than a Permitted Lien) or a Plan, or (iv) with respect to any Multiemployer Plan, the assessment of any withdrawal liability against any Credit Party or any ERISA Affiliate, or the termination, Reorganization or Insolvency of, any Multiemployer Plan; and in each case in clauses (i) and (iv) above, such event or condition would reasonably be expected to have a Material Adverse Effect.

(d)           Guarantors.  As soon as possible and in any event within ten (10) days prior to creating or acquiring any Domestic Subsidiary required to be joined as a Guarantor, under the terms of Section 5.8, notice of the creation or acquisition of such Domestic Subsidiary.

(e)           Other.  Promptly, any other development or event which a Responsible Officer gains knowledge of which would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.3 shall be accompanied by a statement of an Authorized Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

5.4           Maintenance of Existence; Compliance with Laws; Contractual Obligations.

(a)           Subject to Section 6.4, each Credit Party will at all times preserve and keep in full force and effect its and the corporate existence of each of its Subsidiaries (unless merged into the Borrower or a Subsidiary) and all rights and franchises of itself and its Subsidiaries unless, in the good faith judgment of the Borrower, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Comply with all Requirements of Law, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws and ERISA-related Requirements of Law, and obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c)           Fully perform and satisfy all of its obligations under all of its contractual obligations except to the extent that failure to perform and satisfy such obligations would not reasonably be expected, in the aggregate, to have a Material Adverse Effect.

5.5           Maintenance of Property; Insurance.

(a)           Maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times; provided that this Section 5.5 shall not prevent the Borrower or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable or acceptable in the conduct of its business and the Borrower has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated; and furnish to the Administrative Agent, upon written request, full information as to the insurance carried.

5.6           Inspection of Property; Books and Records; Discussions.

Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its businesses and activities; and permit, during regular business hours and upon reasonable notice by the Administrative Agent or any Lender, the Administrative Agent or any such Lender to visit and inspect any of its properties and examine and make abstracts (including photocopies) from any of its books and records at any reasonable time, and to discuss the business, operations, properties and financial and other condition of the Credit

Parties and their Subsidiaries with officers and employees of the Credit Parties and their Subsidiaries and with their independent certified public accountants.  The cost of the inspection referred to in the preceding sentence shall be for the account of the Lenders unless an Event of Default has occurred and is continuing, in which case the cost of such inspection shall be for the account of the Borrower.

5.7           Use of Proceeds.

Use the Loans solely for the purposes provided in Section 3.10.

5.8           Additional Guarantors.

Where Domestic Subsidiaries of the Borrower that are not Credit Parties hereunder (the “Non-Guarantor Subsidiaries”) shall at any time constitute more than either

(a)           fifteen percent (15%), in the aggregate, of Consolidated Assets, or

(b)           fifteen percent (15%), in the aggregate, of Consolidated EBITDA,

(collectively, the “Threshold Requirement”), the Borrower shall promptly so notify the Administrative Agent and shall cause one or more Domestic Subsidiaries to become a “Guarantor” hereunder within thirty (30) days after such notice by (i) executing a Joinder Agreement and (ii) delivering such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, certified resolutions and other organizational and authorizing documents of such Person and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Administrative Agent such that immediately after the joinder of such Domestic Subsidiaries as Guarantors hereunder, the remaining Non-Guarantor Subsidiaries shall not, either individually or as a group, exceed the Threshold Requirement.

For purposes of determining compliance with this Section 5.8, the Threshold Requirement shall be tested (i) at the end of each fiscal quarter of the Borrower and (ii) at the time any Qualified Permitted Acquisition is consummated.

In addition to the foregoing requirements of this Section 5.8, the Borrower shall cause any Domestic Subsidiary that guarantees the obligations of the Borrower under the Senior Notes (and which is not a Guarantor) to promptly become a “Guarantor” hereunder by executing and delivering to the Administrative Agent a Joinder Agreement and such other documentation as contemplated above; provided that the Administrative Agent shall, at the Borrower’s request and without the need for any action by or approval of any Lender, release such Domestic Subsidiary from its obligations as a Guarantor and such Domestic Subsidiary shall cease to be a “Guarantor” so long as such Domestic Subsidiary is not otherwise required to be a Guarantor pursuant to the requirements of this Section 5.8 above and substantially concurrently with such release such Domestic Subsidiary is released from its guaranty obligations under the Note Purchase Agreement.

5.9           Financial Covenants.

(a)           Leverage Ratio.  On a Consolidated basis, maintain a Leverage Ratio as of the end of each fiscal quarter of the Borrower of less than or equal to 3.00 to 1.0; provided that if, at the end of any fiscal quarter, the Leverage Ratio is greater than 3.00 to 1.00 and the Borrower has entered into a Qualified Permitted Acquisition within such fiscal quarter (a fiscal quarter in which such conditions are satisfied, a “Trigger Quarter”), then the Leverage Ratio may be greater than 3.00 to 1.00 but shall not exceed 3.50 to 1.00 for such Trigger Quarter and the next succeeding three fiscal quarters; provided, further, that, following the occurrence of a Trigger Quarter, no subsequent Trigger Quarter shall be deemed to have occurred or to exist for any reason unless and until the Leverage Ratio is less than or equal to 3.00 to 1.00 as of the end of any fiscal quarter following the occurrence of such initial Trigger Quarter.

(b)           Interest Coverage Ratio.  On a Consolidated basis, maintain an Interest Coverage Ratio as of the end of each fiscal quarter of the Borrower of greater than or equal to 4.00 to 1.0.

5.10         Payment of Obligations.

File all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies payable by any of them, to the extent such taxes and assessments have become due and payable and before they have become delinquent; provided that neither the Borrower nor any Subsidiary need pay any such tax or assessment if (a) the amount, applicability or validity thereof is contested by the Borrower or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Borrower or a Subsidiary has established adequate reserves therefore in accordance with GAAP on the books of the Borrower or such Subsidiary or (b) the nonpayment of all such taxes and assessments in the aggregate would not reasonably be expected to have a Material Adverse Effect.

5.11         Environmental Laws.

(a)           Except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect, (i) comply in all material respects with and take commercially reasonable steps to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and (ii) obtain and comply in all material respects with and maintain, and take commercially reasonable steps to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b)           Except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect, (i) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under

Environmental Laws and (ii) promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

(c)           Defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective employees, agents, officers and directors and affiliates, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower or any of its Subsidiaries or their Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor.  The agreements in this paragraph shall survive repayment of the Credit Party Obligations and termination of the Credit Documents.

5.12         Further Assurances.

The Credit Parties shall provide such information regarding the operations, business affairs and financial condition of the Credit Parties and their Subsidiaries as the Administrative Agent or any Lender may reasonably request.

SECTION 6
NEGATIVE COVENANTS

The Credit Parties covenant and agree that on the Closing Date, and so long as this Credit Agreement is in effect and until the Commitments have been terminated, no Loans remain outstanding and all amounts owing hereunder or under any other Credit Document or in connection herewith or therewith have been paid in full, the Credit Parties shall not and shall not permit any Subsidiary to:

6.1           Indebtedness.

At any time, create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness represented by the Credit Party Obligations;

(b)           Indebtedness of the Borrower or any Subsidiary owing to the Borrower or any other Subsidiary;

(c)           Indebtedness existing as of the Closing Date and set forth on Schedule 6.1;

(d)           Indebtedness of the Borrower and the Subsidiaries incurred after the Closing Date consisting of Capital Leases or Indebtedness incurred to provide all or a portion of the purchase price or cost of construction of an asset; provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset, (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing and (iii) the total amount of all such Indebtedness shall not exceed $10,000,000 at any time outstanding;

(e)           Indebtedness and obligations owing under (i) Bank Products and (ii) other Hedging Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;

(f)           Guaranty Obligations in respect of Indebtedness of a Credit Party to the extent the incurrence or existence of such Indebtedness is not prohibited by this Section 6.1;

(g)           Indebtedness of any Person (i) that is existing at the time such Person is acquired by, or merged or consolidated with or into, the Borrower or a Subsidiary of the Borrower, and (ii) that is not created in contemplation of such event; provided that such Indebtedness shall not exceed $25,000,000 at any time outstanding;

(h)           Indebtedness arising from (i) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, or (ii) the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business;

(i)           any refunding or refinancing of any Indebtedness referred to in this Section 6.1, provided that any such refunding or refinancing does not increase the principal amount thereof;

(j)           Indebtedness incurred under the Senior Notes after the Closing Date; provided that the Borrower shall have demonstrated, to the reasonable satisfaction of the Administrative Agent, that the Credit Parties are in pro forma compliance with the financial covenant calculations set forth in Section 5.9 after giving effect to such Indebtedness;

(k)           other Indebtedness of the Subsidiaries in an aggregate amount not to exceed $25,000,000 at any time outstanding; and

(l)           other Indebtedness of the Borrower so long as the Borrower is in pro forma compliance with the financial covenants set forth in Section 5.9.

6.2           Liens.

Contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for Permitted Liens.

6.3           Nature of Business.

Engage in any Material line of business substantially different from those lines of business conducted by the Credit Parties and the Subsidiaries on the date hereof or any business substantially related or incidental thereto.

6.4           Mergers, Sale of Assets and Indebtedness of Subsidiaries

(a)           Dissolve, liquidate or wind up its affairs, sell, transfer, lease or otherwise dispose of its property or assets or agree to do so at a future time; provided that the following, without duplication, shall be expressly permitted (including under Section 5.4):

(i)           the sale, transfer, lease or other disposition of inventory and materials in the ordinary course of business;

(ii)           the dissolution, liquidation or winding up of the affairs of any Subsidiary (other than a Credit Party) so long as the property and assets of such Subsidiary available for distribution are distributed to the Borrower or one or more of its Subsidiaries in connection therewith;

(iii)           the sale, transfer or other disposition of cash and Cash Equivalents;

(iv)           (A) the disposition of property or assets as a direct result of a Recovery Event or (B) the sale, lease, transfer or other disposition of machinery, parts and equipment no longer used or useful in the conduct of the business of the Borrower or any of its Subsidiaries;

(v)           the sale, lease or transfer of property or assets between and among the Borrower and its Subsidiaries; and

(vi)           the sale, lease or transfer of property or assets not to exceed 15% of Consolidated Net Tangible Assets (determined at the time of such sale, lease or transfer) in the aggregate in any fiscal year; or

(b)           (i) purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) substantially all of the property or assets of any Person (other than in connection with investments or acquisitions permitted pursuant to Section 6.5) or (ii) enter into any transaction of merger or consolidation, except for (A) investments or acquisitions permitted pursuant to Section 6.5, and (B) the merger or consolidation of the

Borrower and any of its Subsidiaries or by and between any of the Subsidiaries; provided that if the Borrower is a party thereto, the Borrower will be the surviving corporation.

6.5           Advances, Investments and Loans.

At any time make or permit to remain outstanding any loan or advance to, or guarantee, endorse or otherwise be or become contingently liable, directly or indirectly, in connection with the obligations, stock or dividends of, or own, purchase or acquire any stock, obligations or Securities of, or any other interest in, or make any capital contribution to (collectively, “Investments”), any Person, except that (each of the following, collectively, “Permitted Investments”):

(a)           the Borrower may make or permit to remain outstanding Investments to or in any Subsidiary and any Subsidiary may make or permit to remain outstanding Investments to or in the Borrower or any other Subsidiary;

(b)           the Borrower and any Subsidiary may make Permitted Acquisitions;

(c)           the Borrower and its Subsidiaries may own, purchase or acquire cash and Cash Equivalents;

(d)           the Borrower and its Subsidiaries may make loans and advances to employees (other than any officer or director) of the Borrower or its Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding;

(e)           the Borrower and its Subsidiaries may make loans to and enter into Guaranty Obligations for the account of distributors in the ordinary course of business in an amount as to each distributor not in excess of the greater of purchases for the preceding three months or projected three months of purchases;

(f)           the Borrower and any Subsidiary may make Investments in an aggregate amount at any time not to exceed $50,000,000 in any evidence of Indebtedness the interest on which is exempt from federal income taxation under the Code, of issuers with long-term debt ratings, at any date of determination, P-2 (or the equivalent thereof) or better by Moody’s, or A-2 (or the equivalent thereof) or better by S&P and/or auction rate preferred stock issued by a corporation or association organized and existing under the laws of any State of the U.S. or the District of Columbia, with a long-term debt rating, at any date of determination, of P-2 (or the equivalent thereof) or better by Moody’s, or A-2 (or the equivalent thereof) or better by S&P;

(g)           Pearl City may make Investments in an aggregate amount not to exceed $150,000,000 at any one time outstanding so long as such Investments are in accordance with the investment policy of Pearl City as in effect at the time of each such Investment;

(h)           Investments permitted under Section 6.4;

(i)           guarantees permitted by Section 6.1(f); and

(j)           the Borrower and Subsidiaries may make or permit to remain outstanding any Investment in any other Person, which is not otherwise included in the foregoing clauses (a) through (i), inclusive, provided that the aggregate of such Investments shall not, at any time, exceed 15% of Consolidated Net Tangible Assets determined at such time.

Investments shall be valued at cost, less any return of capital thereon.

6.6           Transactions with Affiliates.

Enter into directly or indirectly any Material transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Borrower or another Subsidiary or an employee stock ownership plan for the benefit of employees of the Borrower or any Subsidiary), except pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate or, if such transaction is not one which by its nature could be obtained from any such Person, is on fair and reasonable terms.

6.7           Fiscal Year; Organizational Documents.

Neither change its fiscal year nor amend, modify or change its articles of incorporation (or corporate charter or other similar organizational document) or bylaws (or other similar document) in any manner materially adverse to the interests of the Lenders without the prior written consent of the Administrative Agent.

6.8           Limitation on Restricted Actions.

Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions to the Borrower on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to the Borrower, (c) make loans or advances to the Borrower, (d) sell, lease or transfer any of its properties or assets to the Borrower, or (e) act as a guarantor of the Borrower pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a) through (d) above) for (i) such encumbrances or restrictions existing under or by reason of (A) this Credit Agreement and the other Credit Documents, (B) applicable law, (C) any Permitted Lien or any document or instrument governing any Permitted Lien (provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien), (D) any agreement relating to any Indebtedness issued by a Subsidiary on or prior to the date on which such Subsidiary became a Subsidiary or was acquired by the Borrower (other than Indebtedness issued as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions in contemplation of or pursuant to which such Person became a Subsidiary or was acquired by the Borrower) and outstanding on such date, and (E) customary non-assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease, (ii) any requirement that a Non-Wholly-Owned Subsidiary make Restricted Payments to all owners of its equity interests, including owners other than the Borrower or other Subsidiaries, in accordance with their respective equity interests, and (iii) a requirement that a Subsidiary give the holders of any Indebtedness of such Subsidiary not more than thirty days prior written notice of its intention to pay a dividend to its stockholders, and except (in respect of the matters referred to in clause (e) above) for restrictions in the Note Purchase Agreement, provided that the Note Purchase Agreement does not so restrict any Subsidiary that has guaranteed the Borrower’s obligations under the Senior Notes.

6.9           Restricted Payments.

Directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) to make dividends payable solely in the same class of Equity Interests of such Person, (b) to make dividends or other distributions payable to the Borrower or other Subsidiaries and (c) the Borrower may make other Restricted Payments so long as, after giving effect thereto on a Pro Forma Basis, no Default or Event of Default shall exist.

6.10         Sale Leasebacks.

Directly or indirectly, become or remain liable for amounts outstanding in excess of $50,000,000 at any time outstanding as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which the Borrower has sold or transferred or is to sell or transfer or (b) which the Borrower intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred by the Borrower in connection with such lease.

6.11         No Further Negative Pledges.

Enter into, assume, become subject to, or permit to exist, any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, in favor of the Administrative Agent (for the benefit of the Lenders) to secure the Credit Party Obligations (provided that any restriction (a) on the amount of Indebtedness under this Credit Agreement and the other Credit Documents that can be secured shall not be deemed a restriction prohibited by this Section 6.11 so long as the permitted amount of secured Indebtedness is equal to or greater than the aggregate Commitments hereunder including the permitted amount of any Additional Loans as then in effect when such restriction is entered into and (b) in the Note Purchase Agreement shall not be deemed a restriction prohibited by this Section 6.11 if such Liens in favor of the Administrative Agent shall be permitted thereunder on the condition that the Senior Notes be equally and ratably secured with the Credit Party Obligations secured thereby pursuant to an agreement reasonably satisfactory to the Required Holders (as defined in the Note Purchase Agreement).

SECTION 7
EVENTS OF DEFAULT

7.1           Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a)           (i) The Borrower shall fail to pay any principal on any Loan when due in accordance with the terms hereof; or (ii) the Borrower shall fail to reimburse the Issuing Lender for any LOC Obligations when due in accordance with the terms hereof; or (iii) the Borrower shall fail to pay any interest on any Loan or any Fee or other amount payable hereunder when due in accordance with the terms hereof and such failure shall continue unremedied for three (3) Business Days (or any Guarantor shall fail to pay on the Guaranty in respect of any of the foregoing or in respect of any other Guaranty Obligations thereunder within three (3) Business Days); or

(b)           Any representation or warranty made or deemed made herein or in any of the other Credit Documents or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Credit Agreement shall prove to have been incorrect, false or misleading in any material respect on or as of the date made or deemed made; or

(c)           (i) Any Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Sections 5.3(a), 5.4(a) or 5.9 or in Section 6; or (ii) any Credit Party shall fail to perform, comply with or observe any covenant or agreement contained in Section 5.1 and such failure shall continue unremedied for a period of five (5) Business Days; or (iii) any Credit Party shall fail to comply with any other covenant contained in this Credit Agreement or the other Credit Documents (other than as described in Sections 7.1(a), 7.1(b), 7.1(c)(i) or 7.1(c)(ii) above), and in the event such breach or failure to comply is capable of cure, is not cured within thirty (30) days of its occurrence; or

(d)           Any Credit Party or any of its Subsidiaries shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Loans, Reimbursement Obligations and the Guaranty) in a principal amount outstanding of at least $30,000,000 in the aggregate for the Credit Parties and their Subsidiaries beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness in a principal amount outstanding of at least $30,000,000 in the aggregate for the Credit Parties or their Subsidiaries or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such

Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; or

(e)           (i) Any Credit Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Credit Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Credit Party any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 consecutive days; or (iii) there shall be commenced against any Credit Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) any Credit Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i), (ii), or (iii) above; or (v) any Credit Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(f)           One or more judgments or decrees shall be entered against any Credit Party or any of its Subsidiaries involving in the aggregate a liability (to the extent not paid when due or covered by insurance) of $30,000,000 or more and all such judgments or decrees shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within forty-five (45) days from the entry thereof; or

(g)           (i) Any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) the determination that a Single Employer Plan or a Multiemployer Plan is considered an at risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA or any Lien in favor of the PBGC or a Plan (other than a Permitted Lien) shall arise on the assets of any Credit Party or any ERISA Affiliate, (iii) a Reportable Event shall occur with respect to, or proceedings under Title IV of ERISA shall commence to have a trustee appointed, or a trustee shall be appointed under Title IV of ERISA, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, or (v) any Credit Party or any ERISA Affiliate shall incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, any Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(h)           There shall occur a Change of Control; or

(i)           The Guaranty or any provision thereof shall cease to be in full force and effect or any Guarantor or any Person acting by or on behalf of any Guarantor shall deny or disaffirm any Guarantor’s obligations under the Guaranty; or

(j)           The Credit Agreement or any Credit Document shall fail to be in full force and effect or to give the Administrative Agent and/or the Lenders the rights, powers and privileges purported to be created thereby, or any Credit Party or any Person acting by or on behalf of any Credit Party shall deny or disaffirm any Credit Party Obligation.

If a Default shall have occurred under the Credit Documents, then such Default will continue to exist until it either is cured (to the extent specifically permitted) in accordance with the Credit Documents or is otherwise expressly waived by Administrative Agent (with the approval of requisite Lenders (in their sole and absolute discretion) as determined in accordance with Section 10.1); and once an Event of Default occurs under the Credit Documents, then such Event of Default will continue to exist until it is expressly waived by the requisite Lenders or by the Administrative Agent with the approval of the requisite Lenders, as required hereunder in Section 10.1.

7.2           Acceleration; Remedies.

Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, or upon the request and direction of the Required Lenders shall, by written notice to the Borrower take any of the following actions (including any combination of such actions):

(a)           Termination of Commitments.  Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

(b)           Acceleration.  Declare the unpaid principal of and any accrued interest in respect of the Credit Party Obligations (other than liabilities and obligations arising under Bank Products) and any and all other indebtedness or obligations (including, without limitation, Fees) of any and every kind owing by any Credit Party to the Administrative Agent and/or any of the Lenders hereunder to be due and direct the Borrower to pay to the Administrative Agent cash collateral as security for the LOC Obligations for subsequent drawings under then outstanding Letters of Credit an amount equal to 105% of the maximum amount which may be drawn under Letters of Credit then outstanding, whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party.

(c)           Enforcement of Rights.  Exercise any and all rights and remedies created and existing under the Credit Documents, whether at law or in equity.

(d)           Rights Under Applicable Law.  Exercise any and all rights and remedies available to the Administrative Agent or the Lenders under applicable law.

Notwithstanding the foregoing, if a Bankruptcy Event shall occur, then the Commitments shall automatically terminate and all Loans, all accrued interest in respect thereof, all accrued and unpaid Fees and other indebtedness or obligations owing to the Administrative Agent and/or any of the Lenders hereunder automatically shall immediately become due and payable without presentment, demand, protest or the giving of any notice or other action by the Administrative Agent or the Lenders, all of which are hereby waived by the Borrower.

7.3           Rescission of Acceleration.

Anything in Section 7.2 to the contrary notwithstanding, the Administrative Agent shall at the direction of the Required Lenders, rescind and annul any acceleration pursuant to Section 7.2(b) by written instrument filed with the Borrower, provided, however, that at the time such acceleration is so rescinded and annulled:

(a)           all past due interest and principal, if any, on the Obligations and all other sums payable under this Credit Agreement (except any principal and interest on any Obligations which has become due and payable solely by reason of such acceleration) shall have been duly paid; and

(b)           no other Event of Default shall have occurred and be continuing which shall not have been waived in accordance with this Credit Agreement.

SECTION 8
AGENCY PROVISIONS

8.1           Appointment and Authority.

Each of the Lenders hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Section are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

8.2           Nature of Duties.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.  Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any subagents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

8.3           Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its obligations hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)           shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.1 and 7.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

8.4           Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

8.5           Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.

8.6           Non-Reliance on Administrative Agent and Other Lenders.

Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of any Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

8.7           Indemnification.

The Lenders agree to indemnify each of the Administrative Agent, the Issuing Lender, and the Swingline Lender in its capacity hereunder and its Affiliates and their respective officers, directors, agents and employees (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Credit Party Obligations) be imposed on, incurred by or asserted against any such indemnitee in any way relating to or arising out of any Credit Document or any documents contemplated by or referred to herein or therein or the Transactions or any action taken or omitted by any such indemnitee under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from such indemnitee’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction.  The agreements in this Section shall survive the termination of this Agreement and payment of the Credit Party Obligations, any Reimbursement Obligation and all other amounts payable hereunder.

8.8           Administrative Agent in Its Individual Capacity.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Credit Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

8.9           Successor Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, or an Affiliate of any such bank.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section and Section 10.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Wells Fargo Bank, as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Lender and Swingline Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender, (b) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

8.10         Guaranty Matters.

(a)           The Lenders and the Bank Product Providers irrevocably authorize and direct the Administrative Agent to release any Guarantor from its obligations under the applicable Guaranty if such Person ceases to be a Guarantor as a result of a transaction permitted hereunder.

(b)           In connection with a release pursuant to this Section, the Administrative Agent shall promptly execute and deliver to the applicable Credit Party, at such Credit Party’s expense, all documents that the applicable Credit Party shall reasonably request to evidence such termination or release.  Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section.

8.11         Bank Products.

No Bank Product Provider that obtains the benefits of Sections 2.12 and 7.2 or any Guaranty by virtue of the terms of this Credit Agreement shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents.  The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Credit Party Obligations arising under Bank Products unless the Administrative Agent has received written notice of such Credit Party Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Bank Product Provider.

SECTION 9
GUARANTY

9.1           The Guaranty.

To induce the Lenders to enter into this Credit Agreement and any Bank Product Provider to enter into any Bank Product and to extend credit hereunder and thereunder and in recognition of the direct benefits to be received by the Guarantors from the Extensions of Credit hereunder and any Bank Product, each of the Guarantors hereby agrees with the Administrative Agent and the Lenders as follows:  the Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all indebtedness of the Borrower owed to the Administrative Agent, the Lenders and the Bank Product Providers under the Credit Documents.  If any or all of such indebtedness becomes due and payable hereunder or under any Bank Product with a Bank Product Provider, each Guarantor unconditionally promises to pay such indebtedness to the Administrative Agent, the Lenders, the Bank Product Providers, or their respective order, or demand, together with any and all reasonable expenses which may be incurred by the Administrative Agent, the Lenders or the Bank Product Providers in collecting any of the Credit Party Obligations.  The word “indebtedness” is used in this Section in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of the Borrower and the Guarantors under the Credit Documents, including specifically all Credit Party Obligations, arising in connection with this Credit Agreement, the other Credit Documents or Bank Product with a Bank Product Provider, in each case, heretofore, now, or hereafter made, incurred or created, whether voluntarily or involuntarily, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such indebtedness is from time to time reduced, or extinguished and thereafter increased or incurred, whether the Borrower and the Guarantors may be liable individually or jointly with others, whether or not recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, and whether or not such indebtedness may be or hereafter become otherwise unenforceable.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (including, without limitation, the Bankruptcy Code or its non-U.S. equivalent).

9.2           Bankruptcy.

Additionally, each of the Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all Credit Party Obligations of the Borrower to the Lenders and any Bank Product Provider whether or not due or payable by the Borrower upon the occurrence of a Bankruptcy Event as applicable to the Borrower or any Subsidiaries of the Borrower, and unconditionally promises to pay such Credit Party Obligations to the Administrative Agent for the account of the Lenders and to any such Bank Product Provider, or order, on demand, in lawful money of the United States.  Each of the Guarantors further agrees that to the extent that the Borrower or a Guarantor shall make a payment or a transfer of an interest in any property to the Administrative Agent, any Lender or any Bank Product Provider, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to the Borrower or a Guarantor, the estate of the Borrower or a Guarantor, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or other applicable law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

9.3           Nature of Liability.

The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Credit Party Obligations of the Borrower whether executed by any such Guarantor, any other guarantor or by any other party, and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Credit Party Obligations of the Borrower, (c) any payment on or in reduction of any such other guaranty or undertaking, (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to the Administrative Agent, the Lenders or any Bank Product Provider on the Credit Party Obligations that the Administrative Agent, such Lenders or such Bank Product Provider repay the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

9.4           Independent Obligation.

The obligations of each Guarantor hereunder are independent of the obligations of any other guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other guarantor or the Borrower and whether or not any other Guarantor or the Borrower is joined in any such action or actions.

9.5           Authorization.

Each of the Guarantors authorizes the Administrative Agent, each Lender and each Bank Product Provider without notice or demand (except as shall be required by applicable law and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Credit Party Obligations or any part thereof in accordance with this Credit Agreement and any Bank Product, as applicable, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any Guarantor or any other party for the payment of this Guaranty or the Credit Party Obligations and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their discretion may determine and (d) release or substitute any one or more endorsers, Guarantors, the Borrower or other obligors.

9.6           Reliance.

It is not necessary for the Administrative Agent, the Lenders or any Bank Product Providers to inquire into the capacity or powers of the Borrower or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

9.7           Waiver.

(a)           Each of the Guarantors waives any right (except as shall be required by applicable law and cannot be waived) to require the Administrative Agent, any Lender or any Bank Product Provider to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party, or (iii) pursue any other remedy in the Administrative Agent’s, any Lender’s or any Bank Product Provider’s power whatsoever.  Each of the Guarantors waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party other than payment in full of the Credit Party Obligations, including without limitation any defense based on or arising out of the disability of the Borrower, any other guarantor or any other party, or the unenforceability of the Credit Party Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the Credit Party Obligations.  The Administrative Agent or any of the Lenders may, at their election, foreclose on any security held by the Administrative Agent or a Lender by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent and any Lender may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Credit Party Obligations have been paid in full.  Each of the Guarantors, to the extent permitted by law, waives any defense arising out of any such election by the Administrative Agent and each of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against the Borrower or any other party or any security.

(b)           Each of the Guarantors waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Credit Party Obligations.  Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Credit Party Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.

(c)           Each of the Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code, or otherwise) to the claims of the Lenders or the Bank Product Provider against the Borrower or any other guarantor of the Credit Party Obligations of the Borrower owing to the Lenders or such Bank Product Provider (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty until such time as the Credit Party Obligations shall have been paid in full, no Credit Document or Bank Product with a Bank Product Provider remains in effect and the Commitments have been terminated.  Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent, the Lenders or any Bank Product Provider now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Credit Party Obligations of the Borrower and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lenders and/or the Bank Product Providers to secure payment of the Credit Party Obligations of the Borrower until such time as the Credit Party Obligations shall have been paid in full, no Credit Document or Bank Product with a Bank Product Provider remains in effect and the Commitments have been terminated.

9.8           Limitation on Enforcement.

The Lenders and the Bank Product Providers agree that this Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders or any such Bank Product Provider (only with respect to obligations under the applicable Bank Product entered into with such Bank Product Provider) and that no Lender or Bank Product Provider shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders under the terms of this Credit Agreement and for the benefit of any Bank Product Provider under any Bank Product provided by such Bank Product Provider.  The Lenders and the Bank Product Providers further agree that this Guaranty may not be enforced against any director, officer, employee or stockholder of the Guarantors.

9.9           Confirmation of Payment.

The Administrative Agent and the Lenders will, upon request after payment of the Credit Party Obligations under the Credit Documents which are the subject of this Guaranty and termination of the Commitments relating thereto, confirm to the Borrower, the Guarantors or any other Person that the Credit Party Obligations under the Credit Documents have been paid in full and the Commitments relating thereto terminated, subject to the provisions of Section 9.2.

SECTION 10
MISCELLANEOUS

10.1         Amendments and Waivers.

Neither this Credit Agreement, nor any of the other Credit Documents, nor any terms hereof or thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this Section.  The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Credit Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Credit Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that, subject to Section 7.3, no such waiver and no such amendment, waiver, supplement, modification or release shall:

(i)           reduce the amount or extend the scheduled date of maturity of any Loan or Note or any installment thereon, or reduce the stated rate of any interest or fee payable hereunder (except in connection with a waiver of interest at the increased post-default rate) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; or

(ii)           amend, modify or waive any provision of this Section 10.1 or reduce the percentage specified in the definition of Required Lenders, without the written consent of all the Lenders; or

(iii)           amend, modify or waive any provision of Section 9 without the written consent of the then Administrative Agent; or

(iv)           release all or substantially all of the Guarantors from their obligations under the Guaranty, without the written consent of all the Lenders; or

(v)           amend, modify or waive any provision of the Credit Documents requiring consent, approval or request of the Required Lenders or all Lenders, without the written consent of the Required Lenders or of all Lenders as appropriate; or

(vi)           amend or modify the definition of Credit Party Obligations to delete or exclude any obligation or liability described therein without the written consent of each Lender and each Bank Product Provider directly affected thereby; or

(vii)           amend, modify or waive the order in which Credit Party Obligations are paid in Section 2.12(a), Section 2.12(b) or Section 10.7, in each case, without the written consent of each Lender and each Bank Product Provider directly affected thereby;

provided, further, that no amendment, waiver or consent affecting the rights or duties of the Administrative Agent under any Credit Document shall in any event be effective, unless in writing and signed by the Administrative Agent in addition to the Lenders required hereinabove to take such action.

Any such waiver, any such amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the other Credit Parties, the Administrative Agent and all future Lenders.  In the case of any waiver, the Borrower, the other Credit Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans and Notes and other Credit Documents, and any Default or Event of Default permanently waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

The Borrower and the Lenders hereby authorize the Administrative Agent to modify this Credit Agreement by unilaterally amending or supplementing Exhibit 2.1(a) from time to time in the manner requested by the Borrower, the Administrative Agent or any Lender in order to reflect any assignments or transfers of the Loans as provided for hereunder; provided further, however, that the Administrative Agent shall promptly deliver a copy of any such modification to the Borrower and each Lender.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (A) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein, (B) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and (C) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except (x) that the Commitment of such Lender may not be increased or extended without the consent of such Lender and (y) to the extent such amendment, waiver or consent is of the type contemplated by clauses (i)-(vii) above and such Defaulting Lender is impacted by such amendment, waiver or consent more than the other Lenders.

           The Borrower shall be permitted to replace with an Eligible Assignee acceptable to the Administrative Agent any Lender (other than Wells Fargo) that fails to consent to any proposed amendment, modification, termination, waiver or consent with respect to any provision hereof or of any other Credit Document that requires the unanimous approval of all of the Lenders, the approval of all of the Lenders affected thereby or the approval of a class of Lenders, in each case in accordance with the terms of this Section 10.1, so long as the consent of the Required Lenders shall have been obtained with respect to such amendment, modification, termination, waiver or consent; provided that (1) such replacement does not conflict with any Requirement of Law, (2) the replacement Eligible Assignee shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (3) the replacement Eligible Assignee shall approve the proposed amendment, modification, termination, waiver or consent, (4) the Borrower shall be liable to such replaced Lender under Section 2.17 if any LIBOR Rate Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (5) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (6) until such time as such replacement shall be consummated, the Borrower shall pay to the replaced Lender all additional amounts (if any) required pursuant to Section 2.15, 2.16 or 2.18, as the case may be, (7) the Borrower provides at least three (3) Business Days’ prior notice to such replaced Lender, and (8) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.  If any replaced Lender fails to execute the agreements required under Section 10.6 in connection with an assignment pursuant to this Section 10.1, the Borrower may, upon two (2) Business Days’ prior notice to such replaced Lender, execute such agreements on behalf of such replaced Lender.  A Lender shall not be required to be replaced if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such replacement cease to apply.

10.2         Notices.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

if to the Borrower:

HNI Corporation
408 East Second Street
Muscatine, IA 52761
Attention:     Derek Schmidt, Vice President, Corporate Finance
Telephone:   (563) 272-7344
Telecopy:     (563) 272-7655

with a copy to:

HNI Corporation
408 East Second Street
Muscatine, IA 52761
Attention:     General Counsel
Telephone:   (563) 272-7123
Telecopy:     (563) 272-7297

if to the Administrative Agent:

Wells Fargo Bank, National Association
1525 W WT Harris Blvd.
MAC D1109-019
Charlotte, North Carolina  28262
Attention:      Syndication Agency Services
Telephone:    (704) 590-2713
Telecopy:       (704) 590-3481

with a copy to:

Wells Fargo Bank, National Association
230 West Monroe, Suite 2900
Chicago, Illinois 60606
Attention:      Charlie Reed
Telephone:     (312) 845-4333
Telecopy:       (312) 553-4783

if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

(b)           Notices and other communications to the Lenders or the Administrative Agent hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Change of Address, Etc.  Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

10.3         No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4         Survival of Representations and Warranties.

All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Credit Agreement and the other Credit Documents and the making of the Loans; provided that all such representations and warranties shall terminate on the date upon which the Commitments have been terminated and all Credit Party Obligations have been paid in full.

10.5         Payment of Expenses and Taxes.

(a)           Costs and Expenses.  The Credit Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender and the Swingline Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or Swingline Loan or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender, the Issuing Lender or the Swingline Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender, the Swingline Lender or the Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           Indemnification by the Credit Parties.  The Credit Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, the Issuing Lender, the Swingline Lender and each Related Party of any of the foregoing Persons (each such

Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, penalties, damages, liabilities and reasonable out-of-pocket expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned or operated by any Credit Party or any of its Subsidiaries, or any liability under Environmental Law related in any way to any Credit Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)           Reimbursement by Lenders.  To the extent that the Credit Parties for any reason fail to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender, Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender, Swingline Lender or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Issuing Lender or Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), Issuing Lender or Swingline Lender in connection with such capacity.

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, none of the Credit Parties shall assert, and each of the Credit Parties hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the Transactions, except to the extent that a court of competent jurisdiction by final and nonappealable judgment determines that the receipt of such information or materials by any such unintended recipient resulted from the gross negligence or willful misconduct of such Indemnitee.

(e)           Payments.  All amounts due under this Section shall be payable promptly/not later than five (5) days after demand therefor.

(f)           Survival.  The agreements contained in this Section shall survive the resignation of the Administrative Agent, the Swingline Lender and the Issuing Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of the Credit Party Obligations.

10.6           Successors and Assigns; Participations; Purchasing Lenders.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)           in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Revolving Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Revolving Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 (provided, however, that simultaneous assignments shall be aggregated in respect of a Lender and its Approved Funds), unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)            Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis.

(iii)            Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)           the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)           the consent of the Issuing Lender and Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for assignments.

(iv)            Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that only one (1) such fee shall be payable in respect of simultaneous assignments by a Lender and its Approved Funds), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)            No Assignment to a Credit Party.  No such assignment shall be made to any Credit Party or any Credit Party’s Affiliates or Subsidiaries.

(vi)            No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

(vii)           Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Commitment Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.14 and 10.5 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice; provided that a Lender shall only be entitled to inspect its own entry in the Register and not that of any other Lender.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or any Credit Party or any Credit Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders, Issuing Lender and Swingline Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that affects such Participant.  Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(e)           Limitations Upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 2.17 and 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.18 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.18 as though it were a Lender.

(f)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.7           Adjustments; Set-off.

(a)           If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Credit Document to such Lender, the Swingline Lender or the Issuing Lender, irrespective of whether or not such Lender, the Swingline Lender or the Issuing Lender shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, the Swingline Lender or the Issuing Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.23 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, the Swingline Lender and the other Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Credit Party Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, the Swingline Lender, the Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Swingline Lender, the Issuing Lender or their respective Affiliates may have.  Each Lender, the Swingline Lender and the Issuing Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b)           If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(A)           if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(B)           the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant, other than to any Credit Party or any Subsidiary thereof (as to which the provisions of this paragraph shall apply) or (z) (1) any amounts applied by the Swingline Lender to outstanding Swingline Loans and (2) any amounts received by the Issuing Lender and/or Swingline Lender to secure the obligations of a Defaulting Lender to fund risk participations hereunder.

(c)           Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

10.8         Table of Contents and Section Headings.

The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Credit Agreement.

10.9         Counterparts; Effectiveness: Electronic Execution.

(a)           Counterparts; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Borrower, the Guarantors, the Administrative Agent,

and the Lenders and the Administrative Agent shall have received copies hereof and thereof (telefaxed or otherwise), and thereafter this Agreement shall be binding upon and inure to the benefit of the Borrower, the Guarantors, the Administrative Agent and each Lender and their respective successors and permitted assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or email shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.10       Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of any Credit Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Credit Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or such Lender in the Agreement Currency, each Credit Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender or the Person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or such Lender in such currency, the Administrative Agent or such Lender agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

10.11        Severability.

Any provision of this Credit Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.12        Integration.

This Credit Agreement and the other Credit Documents represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Borrower or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

10.13        GOVERNING LAW.

THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.14        Consent to Jurisdiction and Service of Process.

All judicial proceedings brought against the Borrower and/or any other Credit Party with respect to this Credit Agreement, any Note or any of the other Credit Documents may be brought in the courts of the State of New York in New York County or of the United States for the Southern District of New York, and, by execution and delivery of this Credit Agreement, each of the Borrower and the other Credit Parties accepts, for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Credit Agreement, any Note or any other Credit Document from which no appeal has been taken or is available.  Each of the Borrower and the other Credit Parties irrevocably agrees that all service of process in any such proceedings in any such court may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto, such service being hereby acknowledged by each of the Borrower and the other Credit Parties to be effective and binding service in every respect.  Each of the Borrower, the Administrative Agent and the Lenders irrevocably waives any objection, including, without limitation, any objection to the laying of venue based on the grounds of forum non conveniens which it may now or hereafter have to the bringing of any such action or proceeding in any such jurisdiction.  Nothing herein shall affect any right that any party hereto may have to serve process in any other manner permitted by law or shall limit the right of any Lender to bring proceedings against the Borrower or the other Credit Parties in the court of any other jurisdiction.

10.15       Confidentiality; Non-Public Information.

Each of the Administrative Agent, the Lenders, the Swingline Lender and the Issuing Lender agrees to maintain the confidentiality of non-public information with respect to the Borrower and its Subsidiaries which is furnished pursuant to this Credit Agreement, any other Credit Documents or any documents contemplated by or referred to herein or therein, except that such information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and that the disclosing party shall remain responsible for any unauthorized disclosure of such information by such Persons), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that such Person will, to the extent permitted by law, promptly give notice to the Borrower before any such disclosure so that the Borrower may seek to obtain a protective order, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder, under any other Credit Document or Bank Product or any action or proceeding relating to this Agreement, any other Credit Document or Bank Product or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) to (i) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (ii) an investor or prospective investor in securities issued by an Approved Fund that also agrees that such information shall be used solely for the purpose of evaluating an investment in such securities issued by the Approved Fund, (iii) a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for securities issued by an Approved Fund, or (iv) a nationally recognized rating agency that requires access to information regarding the Credit Parties, the Loans and Credit Documents in connection with ratings issued in respect of securities issued by an Approved Fund (in each case, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential and, in the case of any recipient described in clauses (i), (ii) or (iii), required to execute an agreement containing provisions substantially the same as those of this Section), (h) with the consent of the Borrower or (i) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Swingline Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.  Any Person required to maintain the confidentiality of information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.16       Acknowledgments.

The Borrower and the other Credit Parties each hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of each Credit Document;

(b)           neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower or any other Credit Party arising out of or in connection with this Credit Agreement and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower and the other Credit Parties, on the other hand, in connection herewith is solely that of debtor and creditor; and

(c)           no joint venture exists among the Lenders or among the Borrower and the Lenders.

10.17       Waivers of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.18       Patriot Act Notice.

Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the other Credit Parties, which information includes the name and address of the Borrower and the other Credit Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and the other Credit Parties in accordance with the Patriot Act.

10.19       Resolution of Drafting Ambiguities.

Each Credit Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of this Agreement and the other Credit Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

10.20        Press Releases and Related Matters.

The Credit Parties and their Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of Administrative Agent or any Lender or their respective Affiliates or referring to this Agreement or any of the Credit Documents without the prior written consent of such Person (such consent not to be unreasonably withheld or delayed), unless (and only to the extent that), the Credit Parties or such Affiliate is required to do so under law and then, in any event, the Credit Parties or such Affiliate will consult with such Person before issuing such press release or other public disclosure.  Likewise, neither the Administrative Agent nor any Lender shall publish any advertising material relating to the Transactions which uses the name, product photographs, logo or trademark of the Credit Parties without the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed); provided that the Administrative Agent or any Lender may publish or otherwise identify in any advertising or marketing materials a “tombstone” or similar summary of the credit facility that includes the role of such party in the credit facility, the Borrower’s logo, the names of the parties to this Agreement and the amount and type of the credit facility without the consent of the Borrower.

10.21       Appointment of Borrower.

Each of the Guarantors hereby appoints the Borrower to act as its agent for all purposes under this Agreement and agrees that (a) the Borrower may execute such documents on behalf of such Guarantor as the Borrower deems appropriate in its sole discretion and each Guarantor shall be obligated by all of the terms of any such document executed on its behalf, (b) any notice or communication delivered by the Administrative Agent or the Lender to the Borrower shall be deemed delivered to each Guarantor and (c) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, instrument or agreement executed by the Borrower on behalf of each Guarantor.

10.22       No Advisory or Fiduciary Responsibility.

In connection with all aspects of each Transaction, each of the Credit Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that:  (a) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Credit Parties and their Affiliates, on the one hand, and the Administrative Agent and WFS, on the other hand, and the Credit Parties are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the Transactions (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, the Administrative Agent and WFS each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any Credit Party or any of their Affiliates, stockholders, creditors or employees or any other Person; (c) neither the Administrative Agent nor WFS has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Credit Party with respect to any of the Transactions or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or WFS has advised or is currently advising any Credit Party or any of its Affiliates on other matters) and neither the Administrative Agent nor WFS has any obligation to any Credit Party or any of their Affiliates with respect to the Transactions except those obligations expressly set forth herein and in the other Credit Documents; (d) the Administrative Agent and WFS and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their Affiliates, and neither the Administrative Agent nor WFS has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) the Administrative Agent and WFS have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the Transactions hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  Each of the Credit Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent or WFS with respect to any breach or alleged breach of agency or fiduciary duty.

10.23        Responsible Officers and Authorized Officers.

The Administrative Agent and each of the Lenders are authorized to rely upon the continuing authority of the Responsible Officers and the Authorized Officers with respect to all matters pertaining to the Credit Documents including, but not limited to, the selection of interest rates, the submission of requests for Extensions of Credit and certificates with regard thereto.  Such authorization may be changed only upon written notice to Administrative Agent accompanied by (a) an updated Schedule 3.21 and (b) evidence, reasonably satisfactory to Administrative Agent, of the authority of the Person giving such notice and such notice shall be effective not sooner than five (5) Business Days following receipt thereof by Administrative Agent (or such earlier time as agreed to by the Administrative Agent).

10.24        Amendment and Restatement; No Novation.

This Credit Agreement constitutes an amendment and restatement of the Existing Credit Agreement effective from and after the Closing Date.  The execution and delivery of this Credit Agreement shall not constitute a novation of any indebtedness or other obligations owing under the Existing Credit Agreement to the Lenders party thereto or the Administrative Agent based on facts or events occurring or existing prior to the execution and delivery of this Credit Agreement.  On the Closing Date, the credit facilities described in the Existing Credit Agreement shall be amended, supplemented, modified and restated in their entirety by the credit facilities described herein, and all loans, commitments and other obligations of the Borrower outstanding as of the Closing Date under the Existing Credit Agreement shall be deemed to be loans, commitments and obligations outstanding under this Credit Agreement, without any further action by any

Person, except that the Administrative Agent shall make such transfers of funds as are necessary in order that the outstanding balance of such loans, together with any Extensions of Credit made on the Closing Date, are apportioned in accordance the Commitments of the Lenders hereunder.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

BORROWER:	HNI CORPORATION, an Iowa corporation

	By:	/s/ Derek P. Schmidt
Name: Derek P. Schmidt
Title: Treasurer and Vice President, Corporate Finance

GUARANTORS:	THE HON COMPANY ALLSTEEL INC. HEARTH & HOME TECHNOLOGIES INC. PAOLI INC. THE GUNLOCKE COMPANY L.L.C. MAXON FURNITURE INC. HICKORY BUSINESS FURNITURE, LLC

	By:	/s/ Derek P. Schmidt
Name: Derek P. Schmidt
Title: Treasurer

LENDERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION, individually in its capacity as a Lender and in its capacity as Administrative Agent

	By:	/s/ Charles W. Reed
Name: Charles W. Reed
Title: Managing Director

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Katherine M. Novey
Name: Katherine M. Novey
Title: Senior Vice President

PNC BANK, N.A., as a Lender

By:	/s/ Jon R. Hinard
Name: Jon R. Hinard
Title: Senior Vice President

THE PRIVATE BANK & TRUST COMPANY as a Lender and Co-Documentation Agent

By:	/s/ Kim A. Butler
Name: Kim A. Butler
Title: Managing Director

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Sandra J. Hartay
Name: Sandra J. Hartay
Title: Vice President

BRANCH BANKING & TRUST COMPANY, as a Lender

By:	/s/ Roger Eric Searls
Name: Roger Eric Searls
Title: Vice President

BANKER'S TRUST, as a Lender

By:	/s/ Joe DeJong
Name: Joe DeJong
Title: Vice President, Commercial Banking

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ Max W. Stewart
Name: Max W. Stewart
Title: Officer

HSBC BANK USA, N.A., as a Lender

By:	/s/ Jenni Adams
Name: Jenni Adams
Title: AVP, Relationship Manager

Schedule 3.2

PATRIOT ACT INFORMATION

Legal Name of the Borrower:	HNI Corporation
State of Organization:	Iowa
Type of Organization:	Corporation
Jurisdictions Where Qualified	California
Address of Chief Executive Office:	408 East Second Street, Muscatine, IA 52761
Address of Principal Place of Business:	408 East Second Street, Muscatine, IA 52761
Business Phone Number:	563-272-7400
Organizational Identification Number:	19355
Federal Tax Identification Number:	42-0617510
Ownership Information (e.g. publicly held, if private or partnership—identity of owners/partners):	Publicly held

Legal Name of the Guarantor:	Maxon Furniture Inc.
State of Organization:	Iowa
Type of Organization:	Corporation
Jurisdictions Where Qualified	Alabama, District of Columbia, Maryland, North Carolina, Pennsylvania, South Carolina, Washington
Address of Chief Executive Office:	408 East Second Street, Muscatine, IA 52761
Address of Principal Place of Business:	408 East Second Street, Muscatine, IA 52761
Business Phone Number:	563-272-7400
Organizational Identification Number:	112831
Federal Tax Identification Number:	42-1295118
Ownership Information (e.g. publicly held, if private or partnership—identity of owners/partners):	Wholly owned subsidiary of HNI Corporation

Legal Name of the Guarantor:	The Gunlocke Company L.L.C.
State of Organization:	Iowa
Type of Organization:	Limited Liability Company
Jurisdictions Where Qualified	Maryland, Pennsylvania, New York
Address of Chief Executive Office:	408 East Second Street, Muscatine, IA 52761
Address of Principal Place of Business:	408 East Second Street, Muscatine, IA 52761
Business Phone Number:	563-272-7400
Organizational Identification Number:	273864
Federal Tax Identification Number:	22-3887942
Ownership Information (e.g. publicly held, if private or partnership—identity of owners/partners):	100% membership interest vested in Allsteel Inc. Allsteel Inc. is a wholly owned subsidiary of HNI Corporation.

Legal Name of the Guarantor:	Hickory Business Furniture, LLC
State of Organization:	North Carolina
Type of Organization:	Limited Liability Company
Jurisdictions Where Qualified	California, Florida
Address of Chief Executive Office:	408 East Second Street, Muscatine, IA 52761
Address of Principal Place of Business:	408 East Second Street, Muscatine, IA 52761
Business Phone Number:	563-272-7400
Organizational Identification Number:	0660286
Federal Tax Identification Number:	74-3255576
Ownership Information (e.g. publicly held, if private or partnership—identity of owners/partners):	100% membership interest vested in Allsteel Inc. Allsteel Inc. is a wholly owned subsidiary of HNI Corporation.

Legal Name of the Borrower:	Allsteel Inc.
State of Organization:	Illinois
Type of Organization:	Corporation
Jurisdictions Where Qualified	California, Colorado, District of Columbia, Florida, Georgia, Iowa, Minnesota, New York, North Dakota, Pennsylvania, Tennessee, Texas
Address of Chief Executive Office:	408 East Second Street, Muscatine, IA 52761
Address of Principal Place of Business:	408 East Second Street, Muscatine, IA 52761
Business Phone Number:	563-272-7400
Organizational Identification Number:	1198-658-7
Federal Tax Identification Number:	36-0717079
Ownership Information (e.g. publicly held, if private or partnership—identity of owners/partners):	Wholly owned subsidiary of HNI Corporation

Legal Name of the Borrower:	The HON Company
State of Organization:	Iowa
Type of Organization:	Corporation
Jurisdictions Where Qualified	Alabama, California, District of Columbia, Georgia, Illinois, Indiana, Kentucky, Louisiana, North Carolina, Ohio, Pennsylvania, Virginia
Address of Chief Executive Office:	408 East Second Street, Muscatine, IA 52761
Address of Principal Place of Business:	408 East Second Street, Muscatine, IA 52761
Business Phone Number:	563-272-7400
Organizational Identification Number:	230031
Federal Tax Identification Number:	42-1491474
Ownership Information (e.g. publicly held, if private or partnership—identity of owners/partners):	Wholly owned subsidiary of HNI Corporation

Legal Name of the Borrower:	Paoli Inc.
State of Organization:	Iowa
Type of Organization:	Corporation
Jurisdictions Where Qualified	California, Indiana, Maryland
Address of Chief Executive Office:	408 East Second Street, Muscatine, IA 52761
Address of Principal Place of Business:	408 East Second Street, Muscatine, IA 52761
Business Phone Number:	563-272-7400
Organizational Identification Number:	287583
Federal Tax Identification Number:	20-0473460
Ownership Information (e.g. publicly held, if private or partnership—identity of owners/partners):	Wholly owned subsidiary of HNI Corporation

Legal Name of the Borrower:	Hearth & Home Technologies Inc.
State of Organization:	Iowa
Type of Organization:	Corporation
Jurisdictions Where Qualified
California, Delaware, Georgia, Illinois, Indiana, Maryland, Michigan, Minnesota, North Carolina, New Jersey, Ohio, Pennsylvania, South Carolina, Tennessee, Virginia, Washington, West Virginia, Wisconsin

Address of Chief Executive Office:	408 East Second Street, Muscatine, IA 52761
Address of Principal Place of Business:	408 East Second Street, Muscatine, IA 52761
Business Phone Number:	563-272-7400
Organizational Identification Number:	18406
Federal Tax Identification Number:	42-1161782
Ownership Information (e.g. publicly held, if private or partnership—identity of owners/partners):	Wholly owned subsidiary of HNI Corporation

Schedule 3.9

SUBSIDIARIES

HNI Corporation and Subsidiaries
Company	Jurisdiction of Organization	Percent of Ownership By
HNI Corporation	IA
The HON Company	IA	100% - HNI Corporation
Allsteel Inc.	IL	100% - HNI Corporation
The Gunlocke Company L.L.C.	IA	100% - Allsteel Inc.
Hickory Business Furniture, LLC	NC	100% - Allsteel Inc.
MacThrift Office Furniture LLC	DE	100% - Allsteel Inc.
Compass Office Solutions LLC	DE	85% - Allsteel Inc.
Commercial Office Interiors LLC	DE	51% - Allsteel Inc.
Contract Resource Group LLC	DE	80% - Allsteel Inc.
IAW LLC	DE	90% - Allsteel Inc.
Workspace Ohio LLC	DE	85.2% - Allsteel Inc.
Wilson Office Interiors LLC	DE	75% - Allsteel Inc.
Young Office Solutions LLC	DE	89.33% - Allsteel Inc.
Think Office Interiors LLC	DE	100% - Allsteel Inc.
Fullmer Installation Company	CA	100% - Allsteel Inc.
Amovo Workplace Environments Inc.	Canada	100% - Allsteel Inc.
Hearth & Home Technologies Inc.	IA	100% - HNI Corporation
HHT L.L.C.	WA	100% - Hearth & Home Technologies Inc.
Paoli Inc.	IA	100% - HNI Corporation
Maxon Furniture Inc.	IA	100% - HNI Corporation
HNI International Inc.	IA	100% - HNI Corporation
HNI International (Mexico) L.L.C.	IA	100% - HNI International Inc.
HNI International (Puerto Rico) LLC	IA	100% - HNI International Inc.
HON Internacional de Mexico, S. de R.L. de C.V.	Mexico	99% - HNI International Inc. 1% - HNI International (Mexico) L.L.C.
HON Internacional Servicios de Mexico, S. de R.L. de C.V.	Mexico	99% - HNI International Inc. 1% - HNI International (Mexico) L.L.C.
HNI Technologies Inc.	IA	100% - HNI Corporation
Pearl City Insurance Company	VT	100% - HNI Corporation
National Workplace Services Company	MN	84.7% - HNI Corporation
Interior Construction Services L.L.C.	MN	100% - National Workplace Services Company
HFM Partners	IA Partnership	95% - HNI Corporation 5% - Maxon Furniture Inc.
HNI Services L.L.C.	IA	70% - HNI Corporation 30% HFM Partners
HON INDUSTRIES (Canada) Inc.	Canada	100% - HNI Corporation
HNI Asia L.L.C.	IA	100% - HNI Corporation
HNI Asia (Taiwan Branch)	China	100% - HNI Asia L.L.C.
HNI Asia Technology Services (Shenzhen) Limited	China	100% - HNI Asia L.L.C.
HNI Hong Kong Limited	Hong Kong	100% - HNI Corporation
Lamex China Investment Ltd.	Hong Kong	100% - Global Known Ltd.
Dongguan Lamex Furniture Co. Ltd.	China	100% - Lamex China Investment Ltd.
Global Known Ltd.	Hong Kong	100% - HNI Hong Kong Limited
Lamex Trading Co. Ltd.	Hong Kong	100% - Global Known Ltd.
Allsteel Asia Limited	Hong Kong	100% - Global Known Ltd.

Schedule 3.16
INSURANCE

HNI Corporation
SEE POLICIES FOR ACTUAL TERMS, CONDITIONS & DEDUCTIBLES
COVERAGE	POLICY NUMBER	INSURANCE COMPANY	POLICY PERIOD	LIMITS	DEDUCTIBLE
LEAD PROPERTY	CLP3012254	Allianz Insurance Co.	3/01/11 3/01/12	All Perils - 60% part of $300,000,000 (except sub-limits below & additional sub-limits per policy)	$1,000,000 deductible for property damage & time element combined except as windstorm, earthquake and flood
	4029478316	CNA	3/01/11 3/01/12	All Perils - 10% part of $300,000,000 (except sub-limits below & additional sub-limits per policy)	$1,000,000 deductible for property damage & time element combined except as windstorm, earthquake and flood
	PRPNA1100243	Lloyds of London	3/01/11 3/01/12	All Perils - 30% part of $100,000,000 (except sub-limits below & additional sub-limits per policy)	$1,000,000 deductible for property damage & time element combined except as windstorm, earthquake and flood
	PRPNA1100829	Lloyds of London	3/01/11 3/01/12	$5,000,000 Loss Limit; Muscatine, IA Flood Only	n/a
	PRPNA1100244	Lloyds of London	3/01/11 3/01/12	All Perils - 30% part of $100,000,000 excess of $100,000,000 (except sub-limits below & additional sub-limits per policy)	n/a
	PRNA1100527	Lloyds of London	3/01/11 3/01/12	All Perils - 30% part of $100,000,000 excess of $200,000,000 (except sub-limits below & additional sub-limits per policy)	n/a
	CLP3012254	Allianz Insurance Co.	3/01/11 3/01/12	All Perils - 100% of $50,000,000 excess of $300,000,000 (except sub-limits below & additional sub-limits per policy)	n/a
Engineering Fees- International (Allianz)		Allianz Insurance Co.	3/01/11 3/01/12

DIC EXCESS FLOOD/FEDERAL FLOOD
Flood - FEDERAL	99044715812011; 99044715822011; 99044715832011; 99044715842011; 99044715852011; 99044715862011	The Hartford	7/17/11 7/17/12	$500,000 Building & $500,000 Contents	$50,000 Building & $50,000 Contents
Flood - FEDERAL	87044818692011 (700-800 E. 2nd St.); 87044818672011 (Geneva)	The Hartford	8/23/11 8/23/12	$500,000 Building & $500,000 Contents	$50,000 Building & $50,000 Contents
Flood - FEDERAL	87045291522010 (Tukwila); 87045291512010 (Renton);	The Hartford	11/2/10 11/2/11	$500,000 Contents Coverage Only	$50,000

COVERAGE	POLICY NUMBER	INSURANCE COMPANY	POLICY PERIOD	LIMITS	DEDUCTIBLE
BOILER & MACHINERY (U.S.)	FBP01917260028	Hartford Steam Boiler	3/01/11 3/01/12	$100,000,000 Combined Single Limit $250,000 Expediting Expense, Hazardous Substance, Water Damage, Ammonia Contamination 10,000,000 Contingent Business Income $250,000 Data Restoration	$1,000,000 24-hour waiting period for business interruption

WORKERS' COMPENSATION	HC2O-UB-474M6796-11 – AOS	The Charter Oak Fire Insurance Company	7/1/11 7/1/12	Statutory for Workers Compensation EL-$1,000,000 Bodily Injury -Each Accident	$1,000,000 per occurrence
(All Other States)	HRJ-UB-474M6784-11 – WI	Travelers Property Casualty Company of America		EL-$1,000,000 Bodily Injury by Disease, each employee and policy limit.
EXCESS WORKERS' COMP (WA, GA, IA)	EWC 008318	Midwest Employers	7/1/11 7/1/12	Statutory for Workers Compensation Limit	$1,000,000

PRODUCTS LIABILITY	HE-EXGL-474M7130-TCT-11	The Travelers Indemnity Company of Connecticut	7/1/11 7/1/12	$1,000,000 Each Occurrence $4,000,000 Annual Aggregate	$1,000,000 SIR each occurrence
PRODUCTS LIABILITY (GUARANTEE COST)	HC2E-GLSA-474M7142-TCT-11	The Travelers Indemnity Company of Connecticut	7/1/11 7/1/12	$1,000,000 Each Occurrence $1,000,000 Annual Aggregate	Matching Deductible Certificate Policy

GENERAL LIABILITY (Excl Products/Comp Ops)	HC2E-GLSA-474M7129-TCT-11	The Travelers Indemnity Company of Connecticut	7/1/11 7/1/12	$1,000,000 Each Occurrence $1,000,000 Personal & Advertising Injury $10,000,000 General Aggregate Limit	$250,000 each occurrence

Professional Errors & Omissions (Interior Design)	SGC0123602	Capital Specialty Insurance Corporation	7/1/11 7/1/12	$2,000,000 Each Erroneous Act $2,000,000 Aggregate	$5,000 each erroneous act

AUTOMOBILE	HC2E-CAP-474M6458-TCT-11	The Travelers Indemnity Company of Connecticut	7/1/11 7/1/12	$2,000,000 Liability Limit Per Accident Personal Injury/Property Protection included Uninsured Motorists cov. (minimum statutory) Auto Medical Payments $5,000 per accident	$500,000 per accident

COVERAGE	POLICY NUMBER	INSURANCE COMPANY	POLICY PERIOD	LIMITS	DEDUCTIBLE
Foreign Package	PHFD369084247	ACE USA International	7/1/11 7/1/12
General Liability:
$2,000,000 each occurrence
$4,000,000 products completed aggregate
$2,000,000 premises damage
EBL: $1,000,000 each claim/$1,000,000 annual aggregate
Contingent Auto Liability $1,000,000 each accident
Hired Car Phys. Dam $25,000 one accident/$50,000 per policy
AD&D $25,000 per person/$1,500,000 aggregate
Employers Liability Coverage:
$1,000,000 each Accident Bodily Injury by Accident
$1,000,000 each Employee Bodily Injury by Disease
$1,000,000 Policy Limit Bodily Injury by Disease
See Binder for complete
coverage specifics
*Includes $7,734 billed in country  for Local GL Hong Kong & China and does not include local issuing taxes

UMBRELLA LIABILITY - $100,000,000 Total Limit
LEAD	G25833193	ACE USA	7/1/11 7/1/12	$25,000,000 each occurrence $25,000,000 annual aggregate	1,000,000 - SIR
EXCESS	US00011036LI11A	XL Insurance	7/1/11 7/1/12	$25,000,000 each occurrence $25,000,000 annual aggregate	Excess
EXCESS	79859144	Chubb	7/1/11 7/1/12	50%- $50,000,000 each occurrence 50%- $50,000,000 annual aggregate	Excess
EXCESS	QI08000566	Travelers	7/1/11 7/1/12	50%- $50,000,000 each occurrence 50%- $50,000,000 annual aggregate	Excess

PUNITIVE DAMAGES	PD - 2/04	ACE Bermuda Insurance LTD	7/1/11 7/1/12	$25,000,000 each occurrence $25,000,000 annual aggregate	Per Occurrence Retention: Primary (as per the schedule of Underlying Policies noted in the Domestic Binder/Policy)

NON-OWNED AIRCRAFT LIABILITY	A4GA000423111 AM	Allianz	7/1/11 7/1/12	$100,000,000 Each Occurrence $1,000,000 Each Person Med $5,000 Each Person, $25,000 Occurrence	$0

TRAVEL ACCIDENT	ADD N01061355 (July 1, 2009 to July 1, 2012)	Ace American	7/1/09 7/1/12	Class 1: $250,000 Class 2: $100,000	$0

COVERAGE	POLICY NUMBER	INSURANCE COMPANY	POLICY PERIOD	LIMITS	DEDUCTIBLE
BUSINESS TRAVELER	Business Traveler Gold 5348-HNI-BTG16	HTH Worldwide	12/08/10 12/07/11	$250,000 Medical Coverage, $100,000 Medical evacuation	n/a

DIRECTORS & OFFICERS - $50,000,000 except $70,000,000 - Side A
D&O (ABC)	8115-5458 (Same)	Federal Insurance Co. (Chubb)	11/01/10 11/01/11	$10,000,000 (Includes Outside Directors Liability)	$0 Non-Indemnifiable $500,000 Indemnifiable loss $5,000,000 SEC Claims
Excess D&O	105514785	St. Paul Mercury Inc. Co. (Travelers)	11/01/10 11/01/11	$10,000,000 XS 10,000,000	Excess
Excess D&O	CUG34022	Old Republic (Chicago Underwriting Group, Inc.)	11/01/10 11/01/11	$10,000,000 XS 20,000,000	Excess
Excess D&O	DOC 5942514-02	Zurich American Ins Co	11/01/10 11/01/11	$10,000,000 XS 30,000,000	Excess
Excess D&O	8210-9417 (same)	Federal Insurance Co. (Chubb)	11/01/10 11/01/11	$10,000,000 XS 40,000,000	Excess
D&O (SIDE A ONLY)	01-274-11-52	National Union Fire Insurance Co. (Chartis)	11/01/10 11/01/11	$10,000,000 XS 50,000,000	Excess
D&O (SIDE A ONLY)	287979087 (same)	Continental Casualty Company (CNA)	11/01/10 11/01/11	$10,000,000 XS 60,000,000	Excess

FIDUCIARY LIABILITY	105514375	St Paul Mercury Insurance Co. (Travelers)	11/01/10 11/01/11	$10,000,000	$0 Non-indemnifiable loss $50,000 Indemnifiable loss $1.500,000 SEC claims

Employment Practices Liability	425168981	Continental Casualty Company (CNA)	7/1/11 7/1/12	$10,000,000	$2,000,000

BLANKET CRIME	8209-2326 (same)	Federal Insurance Co. (Chubb)	11/01/10 11/01/11	$10,000,000	$100,000

KIDNAP & RANSOM/EXTORTION	8209-2329	Federal Insurance Co. (Chubb)	11/1/10 11/1/13	$10,000,000	$0

Schedule 3.18

LABOR MATTERS

The Owensboro Collective Bargaining Agreement with The HON Company.

Schedule 3.21

Authorized Officers

The Authorized Officers listed below are duly elected and qualified officers of such Credit Party and are duly authorized to execute and deliver, on behalf of the respective Credit Party, the Credit Agreement, the Notes and the other Credit Documents.

HNI Corporation

Stan A. Askren                                          Chairman, President and Chief Executive Officer
Kurt A. Tjaden                                           Vice President and Chief Financial Officer
Steven M. Bradford                                   Vice President, General Counsel and Secretary
Derek P. Schmidt                                        Treasurer and Vice President, Corporate Finance

Allsteel Inc., The HON Company, Hearth & Home Technologies Inc., Maxon Furniture Inc., Paoli Inc., The Gunlocke Company L.L.C. and Hickory Business Furniture, LLC

Stan A. Askren                                           Chairman
Kurt A. Tjaden                                            Vice President
Steven M. Bradford                                    Vice President and Secretary
Derek P. Schmidt                                         Treasurer

Schedule 6.1

INDEBTEDNESS

As of September 28, 2011, Senior Notes in the amount of $150 million under the Note Purchase Agreement.

As of September 28, 2011, $50 million of the $150 million maximum borrowing availability under the Existing Credit Agreement.

As of September 13, 2011, $474,785 remaining under a Capital Lease for information technology equipment.

As of September 28, 2011, a Guaranty Obligation on behalf of the Borrower for the real property lease obligations of an independent office furniture dealer in the amount of approximately $155,428.

As of September 23, 2011, Indebtedness on behalf of a Guarantor in the form of a forgivable loan from the Iowa Department of Economic Development in the amount of $534,000.

As of September 23, 2011, Indebtedness on behalf of a Guarantor in the form of a forgivable loan from the City of Lake City, Minnesota in the amount of $455,000.

As September 23, 2011, a Guaranty Obligation on behalf of a Guarantor for the inventory financing obligations of independent hearth products dealers in the amount of approximately $20,000.

As of September 21, 2011, Lamex Trading Co. Ltd. had pledged CNY 300,000 (approximately US $47,000) to guaranty two performance bonds.

Schedule 6.2

LIENS

Jurisdiction	Thru Date	Findings	Current Secured Party of Record	File Type	File #, Case# Book #, Page #	File Date	Collateral Description
ALLSTEEL INC.
IL Secretary of State – UCC Liens	9/14/2011	UCC	NMHG Financial Services	UCC-1	9396616	12/28/2004	Equipment leased by Lessor to Lessee; all proceeds.
IL Secretary of State – UCC Liens	9/14/2011	UCC	NMHG Financial Services	UCC-1	10440173	12/7/2005	Equipment as described on financing statement.
IL Secretary of State – UCC Liens	9/14/2011	UCC	Canon Financial Services, Inc.	UCC-1	11354386	9/19/2006	Equipment as described on financing statement. Lease No. 004-0207000-011
IL Secretary of State – UCC Liens	9/14/2011	UCC	Canon Financial Services, Inc.	UCC-1	11590292	12/5/2006	Equipment as described on financing statement. Lease No. 004-0207000-017
IL Secretary of State – UCC Liens	9/14/2011	UCC	Canon Financial Services, Inc.	UCC-1	11735053	1/19/2007	Equipment as described on financing statement. Lease No. 004-0207000-018
IL Secretary of State – UCC Liens	9/14/2011	UCC	Canon Financial Services, Inc.	UCC-1	11957161	4/2/2007	Equipment as described on financing statement. Lease No. 5176 Rosemary B
IL Secretary of State – UCC Liens	9/14/2011	UCC	Canon Financial Services, Inc.	UCC-1	12503067	9/18/2007	Equipment as described on financing statement. Lease No. 004-0207000-023
IL Secretary of State – UCC Liens	9/14/2011	UCC	NMHG Financial Services	CONT	08998798	8/12/2009	Continuation of #939616
IL Secretary of State – UCC Liens	9/14/2011	UCC	NMHG Financial Services	CONT	9066924	9/23/2010	Continuation of #10440173
IL Secretary of State – UCC Liens	9/14/2011	UCC	R K Dixon Company	UCC-1	015345381	6/10/2010	Equipment leased by Lessor to Lessee, as described on financing statement.

Jurisdiction	Thru Date	Findings	Current Secured Party of Record	File Type	File #, Case# Book #, Page #	File Date	Collateral Description
IA Secretary of State – UCC Liens	9/14/2011	UCC	Stiles Machinery, Inc.	UCC-1	P10009054-9	11/4/2010	Equipment as described on financing statement.
IA Secretary of State – UCC Liens	9/14/2011	UCC	Stiles Machinery, Inc.	UCC-1	P11003274-2	4/27/2011	Equipment as described on financing statement.
IA Secretary of State – UCC Liens	9/14/2011	UCC	Stiles Machinery, Inc.	UCC-1	P11003530-0	5/5/2011	Equipment as described on financing statement.
IA Secretary of State – UCC Liens	9/14/2011	UCC	Stiles Machinery, Inc.	UCC-1	P11004033-8	5/25/2011	Equipment as described on financing statement.
IA Secretary of State – UCC Liens	9/14/2011	UCC	Stiles Machinery, Inc.	UCC-1	P11004507-2	6/13/2011	Equipment as described on financing statement.
IA Secretary of State – UCC Liens	9/14/2011	UCC	Stiles Machinery, Inc.	UCC-1	P11004593-6	6/16/2011	Equipment as described on financing statement.
IA Secretary of State – UCC Liens	9/14/2011	UCC	Stiles Machinery, Inc.	UCC-1	P11006788-9	8/17/2011	Equipment as described on financing statement.
HEARTH & HOME TECHNOLOGIES INC.
IA Secretary of State – UCC Liens	9/14/2011	UCC	Fleet Capital Corporation	UCC-1	P404828	12/9/2002	Goods as described on the Schedule A to financing statement and Lease Schedule No. 35881-00001.
IA Secretary of State – UCC Liens	9/14/2011	UCC	Banc of America Leasing & Capital, LLC	CONT	X102950-7	8/17/2007	Continuation Statement to UCC-1, File No. P404828.
IA Secretary of State – UCC Liens	9/14/2011	UCC	Banc of America Leasing & Capital, LLC	AMEND	X103315-7	8/22/2007	Amendment to UCC-1, File No. P404828 to change secured party.
IA Secretary of State – UCC Liens	9/14/2011	UCC	Monogram Credit Card Bank of Georgia	UCC-1	P438870	8/13/2003	All property as described on Exhibit A to the financing statement.
IA Secretary of State – UCC Liens	9/14/2011	UCC	Monogram Credit Card Bank of Georgia	CONT	X132202-9	6/17/2008	Continuation Statement to UCC-1, File No. P438870.

Jurisdiction	Thru Date	Findings	Current Secured Party of Record	File Type	File #, Case# Book #, Page #	File Date	Collateral Description
IA Secretary of State – UCC Liens	9/14/2011	UCC	First Fleet Corporation	UCC-1	P476082	6/23/2004
Filed for informational purposes only.  Equipment, under Schedule E, dated 1/1/04 to Lease No. HTECH2002 dated 10/22/02 to the financing statement, together with vehicles and personal property as described on the financing statement.

IA Secretary of State – UCC Liens	9/14/2011	UCC	First Fleet Corporation	CONT	X162528-4	5/29/2009	Continuation Statement to UCC-1, File No. P476082.
IA Secretary of State – UCC Liens	9/14/2011	UCC	First Fleet Corporation	UCC-1	P476083	6/23/2004
Filed for informational purposes only.  Equipment, under Schedule F, dated 4/1/04 to Lease No. HTECH2002 dated 10/22/02 to the financing statement, together with vehicles and personal property as described on the financing statement.

IA Secretary of State – UCC Liens	9/14/2011	UCC	First Fleet Corporation	CONT	X162527-8	5/29/2009	Continuation Statement to UCC-1, File No. P476083.
IA Secretary of State – UCC Liens	9/14/2011	UCC	First Fleet Corporation	UCC-1	X092292-6	4/16/2007
Filed for informational purposes only.  Equipment, under Schedule S, dated 3/15/07 to Lease No. HTECH2002 dated 10/22/02 to the financing statement, together with vehicles and personal property as described on the financing statement.

Jurisdiction	Thru Date	Findings	Current Secured Party of Record	File Type	File #, Case# Book #, Page #	File Date	Collateral Description
IA Secretary of State – UCC Liens	9/14/2011	UCC	First Fleet Corporation	UCC-1	X092294-8	4/16/2007
Filed for informational purposes only.  Equipment, under Schedule R, dated 1/29/04 to Lease No. HTECH2002 dated 10/22/02 to the financing statement, together with vehicles and personal property as described on the financing statement.

IA Secretary of State – UCC Liens	9/14/2011	UCC	Banc of America Leasing & Capital, LLC	ASSGN	X102744-8	8/15/2007	Assignment of UCC File No. X092294-8.
IA Secretary of State – UCC Liens	9/14/2011	UCC	Banc of America Leasing & Capital, LLC	ASSGN	X102745-4	8/15/2007
Filed for informational purposes only.  Equipment, under Schedule R, dated 1/29/04 to Lease No. HTECH2002 dated 10/22/02 to the financing statement, together with vehicles and personal property as described on the financing statement.

IA Secretary of State – UCC Liens	9/14/2011	UCC	First Fleet Corporation	UCC-1	X097833-8	6/18/2007
Filed for informational purposes only.  Equipment, under Schedule U, dated 3/27/07 to Lease No. HTECH2002 dated 10/22/02 to the financing statement, together with vehicles and personal property as described on the financing statement.

Jurisdiction	Thru Date	Findings	Current Secured Party of Record	File Type	File #, Case# Book #, Page #	File Date	Collateral Description
IA Secretary of State – UCC Liens	9/14/2011	UCC	Banc of America Leasing & Capital, LLC	ASSGN	X102746-0	8/15/2007	Assignment of UCC-l, File No. X097833-8.
IA Secretary of State – UCC Liens	9/14/2011	UCC	Greater Bay Bank N.A.	UCC-1	X107556-1	10/5/2007	Equipment (Forklift) as described on the financing statement.
IA Secretary of State – UCC Liens	9/14/2011	UCC	PNC Equipment Finance, LLC	UCC-1	P561010-5	11/15/2007	Leased equipment and subleases thereof as described on the financing statement.
IA Secretary of State – UCC Liens	9/14/2011	UCC	Manufacturers and Traders Trust Company	UCC-1	P561011-1	11/15/2007	Leased equipment and subleases described on the financing statement.
IA Secretary of State – UCC Liens	9/14/2011	UCC	Fulton Bank/Leasing Department	UCC-1	P561116-9	11/19/2007	Hyster Lift Truck and related accessories.
IA Secretary of State – UCC Liens	9/14/2011	UCC	Fulton Bank/Leasing Department	UCC-1	P561117-5	11/19/2007	Disa Golf 60” Table Blast W TD 650 Dust Collector.
IA Secretary of State – UCC Liens	9/14/2011	UCC	Fulton Bank/Leasing Department	UCC-1	P561118-1	11/19/2007	New Powder Coating System and all related accessories.
IA Secretary of State – UCC Liens	9/14/2011	UCC	Fulton Bank/Leasing Department	UCC-1	P561119-7	11/19/2007	10 USM PA 220-990 Grivet Guns.
IA Secretary of State – UCC Liens	9/14/2011	UCC	Fulton Bank/Leasing Department	UCC-1	P561120-0	11/19/2007	Equipment (Lasers)
IA Secretary of State – UCC Liens	9/14/2011	UCC	Fulton Bank/Leasing Department	UCC-1	P561121-6	11/19/2007	40 Yard Compactor and Extra Wall Ratchet Kit.
IA Secretary of State – UCC Liens	9/14/2011	UCC	Fulton Bank/Leasing Department	UCC-1	P561122-2	11/19/2007	Trumpf V130 Press Brake and related accessories.

Jurisdiction	Thru Date	Findings	Current Secured Party of Record	File Type	File #, Case# Book #, Page #	File Date	Collateral Description
IA Secretary of State – UCC Liens	9/14/2011	UCC	Banc of America Leasing & Capital, LLC	UCC-1	X116167-3	1/4/2008
Filed for informational purposes only.  Equipment, under Schedule T, dated 12/15/07 to Lease No. HTECH2002 dated 10/22/02 to the financing statement, together with vehicles and personal property as described on the financing statement.

IA Secretary of State – UCC Liens	9/14/2011	UCC	Wells Fargo Equipment Finance, Inc., Its Successors and/or Assigns	UCC-1	X116406-9	1/8/2008
Filed for informational purposes only.  Equipment, under Schedule X, dated 12/12/07 to Lease No. HTECH2002 dated 10/22/02 to the financing statement, together with vehicles and personal property as described on the financing statement.

IA Secretary of State – UCC Liens	9/14/2011	UCC	Toshiba Financial Services	UCC-1	X128290-9	5/6/2008	Equipment leased under Lease No. 7572023 and related accessories and all proceeds thereof.
IA Secretary of State – UCC Liens	9/14/2011	UCC	Wisconsin Lift Truck Co.	UCC-1	P575246-9	12/8/2008	2008 Model #GT3, S/N 305470.
IA Secretary of State – UCC Liens	9/14/2011	UCC	Mid Penn Bank Leasing Services	UCC-1	P581522-8	6/8/2009	Filed for informational purposes only. Equipment, under Schedule A, to Lease No. 990007.2009.
IA Secretary of State – UCC Liens	9/14/2011	UCC	Toyota Motor Credit Corporation	UCC-1	X10018500-2	7/29/2010	Leased equipment (Forklifts) as described on the financing statement.

Jurisdiction	Thru Date	Findings	Current Secured Party of Record	File Type	File #, Case# Book #, Page #	File Date	Collateral Description
MN Secretary of State – UCC Liens	9/19/2011	UCC	US Bancorp	UCC-1	201020491826	6/7/2010	Collateral as described on financing statement.
MN Secretary of State – UCC Liens	9/19/2011	UCC	Toyota Motor Credit Corporation	UCC-1	201020795150	7/7/2010	Equipment leased as described on financing statement.
MN Secretary of State – UCC Liens	9/19/2011	UCC	US Bancorp	UCC-1	201021727307	10/6/2010	Collateral as described on financing statement.
MN Secretary of State – UCC Liens	9/19/2011	UCC	Toyota Motor Credit Corporation	UCC-1	201021902564	10/25/2010	Equipment leased as described on financing statement.
MN Secretary of State – UCC Liens	9/19/2011	UCC	US Bancorp Business Equipment Finance Group	UCC-1	201022483016	12/16/2010	Collateral as described on financing statement.
MN Secretary of State – UCC Liens	9/19/2011	UCC	Toyota Motor Credit Corporation	UCC-1	201124596546	6/15/2011	Equipment leased as described on financing statement.
PA Department of State – UCC Liens	9/22/2011	UCC	Trumpf Inc.	UCC-1	2008091804467	9/18/2008	Equipment as described on financing statement.
PA Department of State – UCC Liens	9/22/2011	UCC	High Steel Service Center LLC	UCC-1	2011091404416	9/12/2011	[Waiting on information from PA]
HNI CORPORATION
IA Secretary of State – UCC Liens	9/14/2011	UCC	CIT Communications Finance Corporation	UCC-1	X082322-8	1/2/2007	Equipment as described on financing statement. Lease No. M 108859
IA Secretary of State – UCC Liens	9/14/2011	UCC	Central State Bank	UCC-1	E912178-6	4/30/2008	All rights of debtor under equipment and proceeds thereof as described on the financing statement and under Master Agreement dated 4/9/08.

Jurisdiction	Thru Date	Findings	Current Secured Party of Record	File Type	File #, Case# Book #, Page #	File Date	Collateral Description
IA Secretary of State – UCC Liens	9/14/2011	UCC	Central State Bank	UCC-1	E914337-0	5/8/2008	All rights of debtor under equipment and proceeds thereof as described on the financing statement and under Master Agreement dated 4/9/08.
IA Secretary of State – UCC Liens	9/14/2011	UCC	Central State Bank	UCC-1	E940295-9	9/24/2008	All rights of debtor under equipment and proceeds thereof as described on the financing statement and under Master Agreement dated 4/9/08.
IA Secretary of State – UCC Liens	9/14/2011	UCC	Central State Bank	UCC-1	E940359-3	9/24/2008	All rights of debtor under equipment and proceeds thereof as described on the financing statement and under Master Agreement dated 4/9/08.
IA Secretary of State – UCC Liens	9/14/2011	UCC	Central State Bank	UCC-1	E951786-1	11/17/2008	All rights of debtor under equipment and proceeds thereof as described on the financing statement and under Master Agreement dated 4/9/08.
IA Secretary of State – UCC Liens	9/14/2011	UCC	Office Furniture Rental Alliance	UCC-1	P577624-7	2/19/2009	All rights, title and interest of debtor under all re-rental agreements thereof under Dealer Rental Program Agreement dated 9/5/08.
IA Secretary of State – UCC Liens	9/14/2011	UCC	Deere Credit, Inc.	UCC-1	E09000757-4	5/5/2009	3 - John Deere 2803A ZTrack Mowers.
IA Secretary of State – UCC Liens	9/14/2011	UCC	GreatAmerica Leasing Corporation	UCC-1	X165811-7	7/13/2009	Various Canon copiers, faxes and printers.

Jurisdiction	Thru Date	Findings	Current Secured Party of Record	File Type	File #, Case# Book #, Page #	File Date	Collateral Description
IA Secretary of State – UCC Liens	9/14/2011	UCC	GreatAmerica Leasing Corporation	ASSIGN	X166576-1	7/22/2009	Assignment of UCC-1 X165811-7.
IA Secretary of State – UCC Liens	9/14/2011	UCC	R K Dixon Company	UCC-1	X1711999-2	9/28/2009	Various Canon copiers, printers and fax machines.
IA Secretary of State – UCC Liens	9/14/2011	UCC	Die-Tech and Engineering, Inc.	UCC-1	E10027806-3	4/27/2010	Equipment as described on financing statement.
IA Secretary of State – UCC Liens	9/14/2011	UCC	Raymond Leasing Corporation	UCC	X10016392-2	7/1/2010	Equipment as described on financing statement.
IA Secretary of State – UCC Liens	9/14/2011	UCC	CIT Communications Finance Corporation	UCC	X10017823-0	7/21/2010	Equipment leased under Lease No. M106659.
IA Secretary of State – UCC Liens	9/14/2011	UCC	First Midwest Bank	UCC	E10058922-8	9/30/2010	Equipment leased under Master Agreement dated April 9, 2008 and Schedules 139-7 dated August 25, 2010.
IA Secretary of State – UCC Liens	9/14/2011	UCC	CIT Communications Finance Corporation	UCC	X10026037-9	10/15/2010	Certain equipment leased under Lease No. M106659.
IA Secretary of State – UCC Liens	9/14/2011	UCC	IBM Credit LLC	UCC	X11005691-5	3/1/2011	All equipment and software as described on financing statement.
IA Secretary of State – UCC Liens	9/14/2011	UCC	Raymond Leasing Corporation	UCC	X11005956-6	3/4/2011	Equipment as described on financing statement.
IA Secretary of State – UCC Liens	9/14/2011	UCC	Die-Tech and Engineering, Inc.	UCC	E11051884-2	8/22/2011	Equipment as described on financing statement.
THE HON COMPANY
IA Secretary of State – UCC Liens	9/14/2011	UCC	AEL Financial, LLC	UCC-1	P567505-4	4/24/2008	Equipment leased under the Rental Agreement dated 3/25/08 and related accessories thereof and all proceeds thereof.

Jurisdiction	Thru Date	Findings	Current Secured Party of Record	File Type	File #, Case# Book #, Page #	File Date	Collateral Description
IA Secretary of State – UCC Liens	9/14/2011	UCC	Seemac, Incorporated	UCC-1	P10001546-9	2/17/2010	All property as set out on Exhibit A attached to financing statement.
IA Secretary of State – UCC Liens	9/14/2011	UCC	R K Dixon Company	UCC-1	X10015132-5	6/16/2010	Equipment as described on financing statement.
IA Secretary of State – UCC Liens	9/14/2011	UCC	Knape & Vogt Manufacturing Company	UCC-1	P10006713-1	8/9/2010	All inventory as set out in a Consignment Agreement dated as of July 28, 2010.
IA Secretary of State – UCC Liens	9/14/2011	UCC	Stiles Machinery, Inc.	UCC-1	P11004032-1	5/25/2011	Equipment as described on financing statement.
IA Secretary of State – UCC Liens	9/14/2011	UCC	Stiles Machinery, Inc.	UCC-1	P11005188-6	6/30/2011	Equipment as described on financing statement.
PAOLI INC.
IA Secretary of State – UCC Liens	9/14/2011	UCC	Toyota Motor Credit Corporation	UCC-1	X110696-2	11/6/2007	Leased equipment (Forklift) as described on the financing statement.
IA Secretary of State – UCC Liens	9/14/2011	UCC	Great America Leasing Corporation	UCC-1	X10017051-2	7/12/2010	Equipment as described on financing statement.
IA Secretary of State – UCC Liens	9/14/2011	UCC	Toyota Motor Credit Corporation	UCC-1	X10028275-3	11/5/2010	Leased equipment (Forklift) as described on the financing statement.
IA Secretary of State- UCC Liens	9/14/2011	UCC	Toyota Motor Credit Corporation	AMEND	X10028407-3	11/8/2010	Amendment to X10028275-3
IA Secretary of State – UCC Liens	9/14/2011	UCC	Toyota Motor Credit Corporation	UCC-1	X11014150-7	5/27/2011	Leased equipment (Forklift) as described on the financing statement.
IA Secretary of State – UCC Liens	9/14/2011	UCC	Toyota Motor Credit Corporation	UCC-1	X11015004-6	6/7/2011	Leased equipment (Forklift) as described on the financing statement.
IN Secretary of State – UCC Liens	9/14/2011	UCC	Toyota Motor Credit Corporation	UCC-1	200600009477681	10/10/2006	Leased equipment (Forklifts) as described on the financing statement.

Jurisdiction	Thru Date	Findings	Current Secured Party of Record	File Type	File #, Case# Book #, Page #	File Date	Collateral Description
IN Secretary of State – UCC Liens	9/14/2011	UCC	Toyota Motor Credit Corporation	UCC-1	200700000796900	1/24/2007	Leased equipment (Forklift) as described on the financing statement.
IN Secretary of State – UCC Liens	9/14/2011	UCC	Toyota Motor Credit Corporation	UCC-1	200700002255528	3/9/2007	Leased equipment (Forklifts) as described on the financing statement.
IN Secretary of State – UCC Liens	9/14/2011	UCC	Toyota Motor Credit Corporation	UCC-1	200700011926452	12/26/2007	Leased equipment (Forklift) as described on the financing statement.
HICKORY BUSINESS FURNITURE, LLC
NC Secretary of State – UCC Liens	9/14/2011	UCC	Hyatt Equities LLC, d/b/a Hyatt Regency Santa Clara, C/O Rosement	UCC-1	20090027182B	4/08/2009	Deposit for Purchase Order 972008D15 for office furniture and delivery.
THE GUNLOCKE COMPANY L.L.C.
NY State Department-UCC Liens	9/14/2011	UCC	Stiles Machinery	UCC-1	200712310993807	12/31/2007	Equipment as described on financing statement.

Exhibit 1.1B

EXISTING LETTERS OF CREDIT

None.

Exhibit 1.1C

MANDATORY COST RATE

The Mandatory Cost Rate is an addition to the interest rate on a Loan to compensate a Lender for the cost attributable to such Loan resulting from the imposition from time to time under the Bank of England Act 1998 (the “Act”) and/or by the Bank of England and/or the Financial Services Authority (the “FSA”) (or other United Kingdom governmental authorities or agencies) of a requirement to place non-interest-bearing deposits or Special Deposits (whether interest-bearing or not) with the Bank of England and/or pay fees to the FSA calculated by reference to liabilities used to fund such a Loan.

The Mandatory Cost Rate will be the percentage rate per annum (or the arithmetical average of the percentage rates where there is more than one Mandatory Cost Rate Reference Lender supplying the same) determined by the Administrative Agent (rounded upward, if necessary, to four decimal places) as the rate resulting from the application (as appropriate) of the following formula:

(a)           in relation to Loans or other unpaid amounts denominated in Pounds Sterling:

(X*L) + S(L - D) + (F * 0.01)
100 – (X + S)

(b)           in relation to Loans or other unpaid amounts denominated in any currency other than Pounds Sterling:

(F * 0.01)

where, in each case, on the day of application of the formula:

X           is the percentage of Eligible Liabilities (in excess of any stated minimum) by reference to which such Mandatory Cost Rate Reference Lender is required under or pursuant to the Act to maintain cash ratio deposits with the Bank of England;

L           is the LIBOR Rate applicable to such Loan;

F           is the rate of charge payable by such Mandatory Cost Rate Reference Lender to the FSA pursuant to paragraphs 2.02 or 2.03 (as the case may be) of the Fees Regulations (but for this purpose the figure at paragraph 2.02b or 2.03b (as the case may be) shall be deemed to be zero) and expressed in pounds per £1 million of the Fee Base of such Mandatory Cost Rate Reference Lender;

S           is the level of interest-bearing Special Deposits, expressed as a percentage of Eligible Liabilities, which such Mandatory Cost Rate Reference Lender is required to maintain by the Bank of England (or other United Kingdom governmental authorities or agencies); and

D           is the percentage rate per annum payable by the Bank of England to such Mandatory Cost Rate Reference Lender on Special Deposits.

(X, L, S and D are to be expressed in the formula as numbers and not as percentages (for example, if L = 3.9375%, then L is expressed as 3.9375 in the formula).  A negative result obtained from subtracting D from L shall be counted as zero.)

The Mandatory Cost Rate for any Interest Period shall be calculated at or about 11:00 a.m. (London time) on the first day of such Interest Period for the duration of such Interest Period.

The determination of the Mandatory Cost Rate in relation to any Interest Period shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

If there is any change in circumstance (including the imposition of alternative or additional requirements, including capital adequacy requirements) which in the reasonable opinion of the Administrative Agent renders or will render the above formula (or any element thereof, or any defined term used therein) inappropriate or inapplicable, the Administrative Agent shall promptly notify the Borrower and the Lenders thereof and (following consultation with the Required Lenders) shall be entitled to vary the same with the prior written consent of the Borrower, which shall not be unreasonably withheld.  Any such variation shall, in the absence of manifest error, be conclusive and binding on all parties and shall apply from the date specified in a notice from the Administrative Agent to the Borrower and the Lenders.

For the purposes of this Exhibit:

The terms “Eligible Liabilities” and “Special Deposits” shall bear the meanings ascribed to them under or pursuant to the Act or by the Bank of England (as may be appropriate), on the day of the application of the formula.

“Fee Base” has the meaning ascribed to it for the purposes of, and shall be calculated in accordance with, the Fees Regulations.

“Fees Regulations” means, as appropriate, either:
(a)	the Banking Supervision (Fees) Regulations 1999; or
(b)	such other law or regulations as from time to time may be in force, relating to the payment of fees for banking supervision.

“Mandatory Cost Rate Reference Lender” means Wells Fargo.

If any Mandatory Cost Rate Reference Lender’s Commitment shall terminate (otherwise than on termination of the Aggregate Commitments), or for any reason whatsoever any Mandatory Cost Rate Reference Lender shall cease to be a Lender hereunder, such Mandatory Cost Rate Reference Lender shall thereupon cease to be a Mandatory Cost Rate Reference Lender, and, when necessary, the Mandatory Cost Rate shall be determined on the basis of the rates as notified by the remaining Mandatory Cost Rate Reference Lenders in accordance with this Exhibit 1.1C.

Exhibit 1.1D

[FORM OF]
BANK PRODUCT PROVIDER NOTICE

TO:                      Wells Fargo Bank, National Association, as Administrative Agent

RE:
Amended and Restated Credit Agreement, dated as of September 28, 2011 by and among HNI Corporation, an Iowa corporation (the “Borrower”), the Guarantors, the Lenders and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:                                [Date]

[Name of Bank Product Provider] hereby notifies you, pursuant to the terms of the Credit Agreement, that:

(a)           [Name of Bank Product Provider] meets the requirements of a Bank Product Provider under the terms of the Credit Agreement and is a Bank Product Provider under the Credit Agreement and the other Credit Documents.

(b)           The Credit Parties have entered into Bank Products with [Name of Bank Product Provider] which include:  [set forth Bank Products].

(c)           The maximum dollar amount1 of obligations arising under the Bank Products set forth in clause (b) above is:  $_______.

(d)           The methodology to be used by such parties in determining the Bank Product Debt (as defined in the Credit Agreement) owing from time to time is:  _______________________.

Delivery of this Notice by telecopy shall be effective as an original.

1 If reasonably capable of being determined.

A duly authorized officer of the undersigned has executed this Notice as of the ___ day of _____, _____.

, as a Bank Product Provider

By:	/s/
Name
Title

Exhibit 2.1(a)

LENDERS AND
COMMITMENTS

Lender	Revolving Committed Amount	Revolving Commitment Percentage	LOC Committed Amount	LOC Commitment Percentage
Wells Fargo Bank, National Association	$45,000,000	18%	$9,000,000	18%
Bank of America, N.A.	$45,000,000	18%	$9,000,000	18%
PNC Bank, N.A.	$30,000,000	12%	$6,000,000	12%
The Private Bank	$30,000,000	12%	$6,000,000	12%
U.S. Bank National Association	$30,000,000	12%	$6,000,000	12%
Branch Banking & Trust Company	$20,000,000	8%	$4,000,000	8%
Banker’s Trust	$20,000,000	8%	$4,000,000	8%
The Northern Trust Company	$20,000,000	8%	$4,000,000	8%
HSBC Bank USA, National Association	$10,000,000	4%	$2,000,000	4%
Total	$250,000,000	100%	$50,000,000	100%

Exhibit 2.1(b)(i)

[FORM OF]
NOTICE OF BORROWING

TO:                         Wells Fargo Bank, National Association, as Administrative Agent

RE:
Amended and Restated Credit Agreement, dated as of September 28, 2011 by and among HNI Corporation, an Iowa corporation (the “Borrower”), the Guarantors, the Lenders and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:                   [Date]

Ladies and Gentlemen:

Pursuant to Section [2.1(b)(i)][2.3(b)(i)] of the Credit Agreement, the Borrower hereby requests that the following:

I.           Revolving Loans be made on [date] as follows (the “Proposed Borrowing”):

(1)	Total Amount of Revolving Loans	$____________
(2)	Amount of (1) to be allocated to LIBOR Rate Loans	$____________
(3)	Amount of (1) to be allocated to Alternate Base Rate Loans	$____________
(4)	Interest Periods and amount to be allocated thereto in respect of LIBOR Rate Loans (amounts must total (2)):
	(i) one month	$_____________
	(ii) two months	$_____________
	(iii) three months	$_____________

(iv)	six months	$_____________
Total LIBOR Rate Loans		$_____________

NOTE:
BORROWINGS MUST BE IN MINIMUM AMOUNTS OF (A) WITH RESPECT TO LIBOR RATE LOANS $2,000,000 AND $1,000,000 INCREMENTS IN EXCESS THEREOF AND (B) WITH RESPECT TO ALTERNATE BASE RATE LOANS, $1,000,000 AND $500,000 INCREMENTS IN EXCESS THEREOF.

II.           Swingline Loans be made on [date] as follows (the “Proposed Borrowing”):

Swingline Loans requested:

(1)	Total Amount of Swingline Loans	$____________
(2)	Amount of (1) to be allocated to Swingline Loans denominated in Dollars	$____________
(3)	Interest Periods and amount of (1) to be allocated to Swingline Loans denominated in __________ [APPLICABLE FOREIGN CURRENCY]
	(i) one month	$_____________
	(ii) three months	$_____________

NOTE:	SWINGLINE LOAN BORROWINGS MUST BE IN MINIMUM AMOUNTS OF $100,000 AND IN INTEGRAL AMOUNTS OF $100,000 IN EXCESS THEREOF.

Terms defined in the Credit Agreement shall have the same meanings when used herein.

The undersigned hereby certifies that the following statements are true on the date hereof and will be true on the date of the Proposed Borrowing:

1.
The representations and warranties made by the Credit Parties in the Credit Agreement or in any other Credit Document or which are contained in any certificate furnished at any time under or in connection herewith or therewith are true and correct in all material respects (without duplication of any materiality qualifier set forth in such representations and warranties) on and as of the date of such Proposed Borrowing as if made on and as of such date (except for those which expressly relate to an earlier date which shall be true and correct as of such date).

2.	No Default or Event of Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds thereof.

3.
Immediately after giving effect to the making of the Proposed Borrowing (and the application of the proceeds thereof), (i) the sum of outstanding Revolving Loans plus outstanding Competitive Loans plus outstanding LOC Obligations plus outstanding Swingline Loans shall not exceed the Aggregate Revolving Committed Amount, (ii) the outstanding LOC Obligations shall not exceed the LOC Committed Amount and (iii) the outstanding Swingline Loans shall not exceed the Swingline Committed Amount.

This Notice of Borrowing may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.

[Signature on Following Page]

HNI CORPORATION, an Iowa corporation

By:	/s/
Name
Title

Exhibit 2.1(e)

[FORM OF]
REVOLVING NOTE

 [Date]

FOR VALUE RECEIVED, HNI Corporation, an Iowa corporation (the “Borrower”), hereby promises to pay to the order of ______________________ (the “Lender”) in lawful money of the United States of America and in immediately available funds,

(i)           in the case of Revolving Loans, on or before the Maturity Date, the Lender’s Revolving Committed Amount or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower; and

(ii)   in the case of Competitive Loans, on or before the date specified in the applicable Competitive Bid, the aggregate unpaid principal amount of all Competitive Loans made by the Lender to the Borrower with respect to such Competitive Bid.

  The undersigned further agrees to pay interest in like money at such office on the unpaid principal amount hereof and, to the extent permitted by law, accrued interest in respect hereof from time to time from the date hereof until payment in full of the principal amount hereof and accrued interest hereon, at the rates and on the dates set forth in the Credit Agreement.

This Note is one of the Notes referred to in the Amended and Restated Credit Agreement, dated as of September 28, 2011 (as amended, restated or otherwise modified, the “Credit Agreement”), by and among the Borrower, the Guarantors, the Lenders and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders (the “Administrative Agent”), and the holder is entitled to the benefits thereof.  Terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided therein.  If this Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to principal and interest, all costs of collection, including reasonable attorneys’ fees.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

This Note may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature on Following Page]

HNI CORPORATION, an Iowa corporation

By:	/s/
Name
Title

Exhibit 2.2(b)-1

FORM OF COMPETITIVE BID REQUEST

TO:                         Wells Fargo Bank, National Association, as Administrative Agent

RE:
Amended and Restated Credit Agreement, dated as of September 28, 2011 by and among HNI Corporation, an Iowa corporation (the “Borrower”), the Guarantors, the Lenders and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:                    [Date]

The undersigned hereby gives you notice pursuant to Section 2.2(b) of the Credit Agreement it requests solicitation of Competitive Bids under the Credit Agreement, and in connection therewith sets forth below the terms on which the related Competitive Loan borrowing (the “Competitive Loan Borrowing”) is requested to be made:

(A)	Date of Competitive Loan Borrowing (which is a Business Day)
(B)	Principal Amount of Competitive Loan Borrowing
(C)	Interest Period	____________ days

The undersigned hereby certifies that the following statements are true on the date hereof and will be true on the date of the Competitive Loan Borrowing:

1.
The representations and warranties made by the Credit Parties in the Credit Agreement or in any other Credit Document or which are contained in any certificate furnished at any time under or in connection herewith or therewith are true and correct in all material respects (without duplication of any materiality qualifier set forth in such representations and warranties) on and as of the date of such Competitive Loan Borrowing as if made on and as of such date (except for those which expressly relate to an earlier date which shall be true and correct as of such date).

2.	No Default or Event of Default has occurred and is continuing, or would result from such Competitive Loan Borrowing or from the application of the proceeds thereof.

3.
Immediately after giving effect to the making of the Competitive Loan Borrowing (and the application of the proceeds thereof), (i) the sum of outstanding Revolving Loans plus outstanding Competitive Loans plus outstanding LOC Obligations plus outstanding Swingline Loans shall not exceed the Aggregate Revolving Committed Amount, (ii) the outstanding LOC Obligations shall not exceed the LOC Committed Amount and (iii) the outstanding Swingline Loans shall not exceed the Swingline Committed Amount.

HNI CORPORATION, an Iowa corporation

By:	/s/
Name
Title

Exhibit 2.2(b)-2

FORM OF NOTICE OF RECEIPT OF COMPETITIVE BID REQUEST

TO:                         [Name of Lender]

RE:
Amended and Restated Credit Agreement, dated as of September 28, 2011 by and among HNI Corporation, an Iowa corporation (the “Borrower”), the Guarantors, the Lenders and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:                   [Date]

HNI Corporation, an Iowa corporation, being the Borrower under the above-referenced Credit Agreement, made a Competitive Bid Request on __________________, 20__, pursuant to Section 2.2(b) of the Credit Agreement, and in that connection you are invited to submit a Competitive Bid by 10:00 A.M. (Charlotte, North Carolina time) , 20__ [Business Day after receipt by Administrative Agent of Competitive Bid Request].  Your Competitive Bid must comply with Section 2.2(c) of the Credit Agreement and the terms set forth below on which the Competitive Bid Request was made:

(A)	Date of Competitive Loan Borrowing
(B)	Principal Amount of Competitive Loan Borrowing
(C)	Interest Period	____________ days

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Adminstrative Agent

By:	/s/
Name
Title

Exhibit 2.2(c)

FORM OF COMPETITIVE BID

TO:                         Wells Fargo Bank, National Association, as Administrative Agent

RE:
Amended and Restated Credit Agreement, dated as of September 28, 2011 by and among HNI Corporation, an Iowa corporation (the “Borrower”), the Guarantors, the Lenders and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:                   [Date]

The undersigned [Name of Lender], hereby makes a Competitive Bid pursuant to Section 2.2(c) of the Credit Agreement, in response to the Competitive Bid Request made by the Borrower on ____________, 20__, and in that connection sets forth below the terms on which such Competitive Bid is made:

(A)	Minimum Principal Amount	[*]
(B)	Maximum Principal Amount
(C)	Competitive Bid Rate
(D)	Interest Period	____________ days

The undersigned hereby confirms that it is prepared, subject to the conditions set forth in the Credit Agreement, to extend credit to the Borrower upon acceptance by the Borrower of this bid in accordance with Section 2.2(e) of the Credit Agreement.

[NAME OF LENDER]

By:	/s/
Name
Title

[*  Not less than $1,000,000, and integral multiples of $500,000 in excess thereof.]

Exhibit 2.2(e)

FORM OF COMPETITIVE BID ACCEPT/REJECT LETTER

TO:                         Wells Fargo Bank, National Association, as Administrative Agent

RE:
Amended and Restated Credit Agreement, dated as of September 28, 2011 by and among HNI Corporation, an Iowa corporation (the “Borrower”), the Guarantors, the Lenders and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:                   [Date]

In connection with our Competitive Bid Request dated __________________ and in accordance with Section 2.2(e) of the Credit Agreement, we hereby accept the following bids for maturity on [date]:

Principal Amount	Competitive Bid Rate	Interest Period	Lender
$	[%]
$	[%]

We hereby reject the following bids:

Principal Amount	Competitive Bid Rate	Interest Period	Lender
$	[%]
$	[%]

HNI CORPORATION, an Iowa corporation

By:	/s/
Name
Title

Exhibit 2.3(e)

[FORM OF]
SWINGLINE NOTE

 [Date]

FOR VALUE RECEIVED, the undersigned, HNI Corporation, an Iowa corporation (the “Borrower”), hereby unconditionally promises to pay on the Maturity Date (as defined in the Credit Agreement referred to below), to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Swingline Lender”), in lawful money of the United States of America or applicable Foreign Currency and in immediately available funds, the aggregate unpaid principal amount of all Swingline Loans made by the Swingline Lender to the undersigned pursuant to Section 2.3 of the Credit Agreement referred to below.  The undersigned further agrees to pay interest in like money at such office on the unpaid principal amount hereof and, to the extent permitted by law, accrued interest in respect hereof from time to time from the date hereof until payment in full of the principal amount hereof and accrued interest hereon, at the rates and on the dates set forth in the Credit Agreement.

This Note is the Swingline Note referred to in the Amended and Restated Credit Agreement, dated as of  September 28, 2011 (as amended, restated or otherwise modified, the “Credit Agreement”), by and among the Borrower, the Guarantors, the Lenders and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders (the “Administrative Agent”), and the holder is entitled to the benefits thereof.  Terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided therein.  If this Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to principal and interest, all costs of collection, including reasonable attorneys’ fees.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

This Note may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature

[Signature on Following Page]

HNI CORPORATION, an Iowa corporation

By:	/s/
Name
Title

Exhibit 2.7

[FORM OF]
NOTICE OF CONVERSION/EXTENSION

TO:                         Wells Fargo Bank, National Association, as Administrative Agent

RE:
Amended and Restated Credit Agreement, dated as of September 28, 2011 by and among HNI Corporation, an Iowa corporation (the “Borrower”), the Guarantors, the Lenders and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:                   [Date]

Pursuant to Section 2.3 [Foreign Currency Swingline Loans] or 2.7 [Revolving Loans] of the Credit Agreement, the Borrower hereby requests conversion or extension of the following Loans be made on [date] as follows (the “Proposed Conversion/Extension”):

(1)	Amount and Type of Loans to be converted/ extended
	(a)	Revolving Loans	$____________
	(b)	Foreign Currency Swingline Loans	$____________
(2)	Amount of (1(a)) to be allocated to LIBOR Rate Loans		$____________
(3)	Amount of (1(a)) to be allocated to Alternate Base Rate Loans		$____________
(4)	Interest Periods and amounts to be allocated thereto in respect of LIBOR Rate Loans which are Revolving Loans (amounts must total (2)):
	(i)	one month	$_____________
	(ii)	two months	$_____________
	(iii)	three months	$____________

	(iv)	six months	$____________
	Total LIBOR Rate Loans		$____________
(5)	Interest Periods and amounts to be allocated thereto in respect of Foreign Currency Swingline Loans (amounts must total (1)(b)):
	(i)	one month	$____________
	(ii)	three months	$____________

NOTE:	(1) PARTIAL CONVERSIONS OF REVOLVING LOANS MUST BE IN MINIMUM AMOUNTS OF $2,000,000 AND $1,000,000 INCREMENTS IN EXCESS THEREOF.

(2) FOREIGN CURRENCY SWINGLINE LOANS MAY BE EXTENDED FOR INTEREST PERIODS OF ONE MONTH OR THREE MONTHS. FOREIGN CURRENCY SWINGLINE LOANS MAY NOT BE CONVERTED TO ANY OTHER TYPE OF SWINGLINE LOAN OR ANY OTHER LOAN.

The undersigned hereby certifies that no Default or Event of Default has occurred and is continuing or would result from such Proposed Conversion/Extension or from the application of the proceeds thereof unless such Default or Event of Default shall have been waived in accordance with the Credit Agreement.

This Notice of Conversion/Extension may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.

HNI CORPORATION, an Iowa corporation

By:	/s/
Name
Title

Exhibit 5.2(b)

[FORM OF]
COMPLIANCE CERTIFICATE

TO:                         Wells Fargo Bank, National Association, as Administrative Agent

RE:
Amended and Restated Credit Agreement, dated as of September 28, 2011 by and among HNI Corporation, an Iowa corporation (the “Borrower”), the Guarantors, the Lenders and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:                    [Date]

For the fiscal [quarter] [year] ended [_________________, _____].

The undersigned hereby certifies on behalf of the Credit Parties that with respect to the Credit Agreement:

(a)
to the best of my knowledge and belief, the financial statements provided by the Borrower to the Administrative Agent and the Lenders for the fiscal period referenced above fairly present in all material respects the financial condition of the parties covered by such financial statements;

(b)
during the fiscal period referred to above, each Credit Party has observed or performed its covenants and other agreements under the Credit Agreement and under the other Credit Documents, and satisfied the conditions contained in the Credit Agreement to be observed, performed or satisfied by it (except to the extent waived in accordance with the provisions of the Credit Agreement);

(c)	no Default or Event of Default has occurred or is continuing under the Credit Agreement;1

(d)           there has been no development or event during the fiscal year referred to above which has had or would reasonably be expected to have a Material Adverse Effect;

1 If a Default or Event of Default shall have occurred, an explanation of such Default or Event of Default shall be provided on a separate page attached hereto together with an explanation of the action taken or proposed to be taken by the Borrower with respect thereto.

[Note – this certification to be made only in connection with compliance certificates delivered with annual financial statements referred to in Section 5.1(a)]

(e)           attached hereto on Annex A are calculations in reasonable detail demonstrating compliance by the Credit Parties with the financial covenants contained in Section 5.9 of the Credit Agreement as of the last day of the fiscal period referred to above; and

(f)           Attached hereto are all updated schedules required to be delivered pursuant to Section 5.2(f) of the Credit Agreement, including the following schedules:  [an updated copy of [Schedule 3.2] [Schedule 3.9] [Schedule 3.16] to the Credit Agreement.]*

(g)           [Attached hereto on Schedule [__] is an updated copy of Schedule 3.21 to the Credit Agreement.]+

This Certificate may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.

* Please provide the applicable updated schedules, to the extent required by Section 5.2(f).

+ Please provide an updated list of Authorized Officers (along with an Incumbency Certificate) to the extent there are any new Authorized Officers signing any Credit Documents that had not previously signed Incumbency Certificates.

HNI CORPORATION, an Iowa corporation

By:	/s/
Name
Title

Annex A
to Compliance Certificate

Financial Covenant Calculations

[to be completed by Borrower]

Exhibit 5.8

[FORM OF]
JOINDER AGREEMENT

THIS JOINDER AGREEMENT (the “Agreement”), dated as of _____________, ____, is by and between _____________________, a ______________________ (the “Subsidiary Guarantor”), the Borrower (as defined below) and WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as Administrative Agent under that certain Amended and Restated Credit Agreement, dated as of September 28, 2011 (as amended, restated or otherwise modified, the “Credit Agreement”), by and among HNI CORPORATION, an Iowa corporation (the “Borrower”), the Guarantors, the Lenders and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders (the “Administrative Agent”).  Capitalized terms used herein but not otherwise defined shall have the meanings provided in the Credit Agreement.

The Credit Parties are required by Section 5.8 of the Credit Agreement to cause the Subsidiary Guarantor to become a “Guarantor” thereunder.

Accordingly, the Subsidiary Guarantor hereby agrees as follows with the Administrative Agent, for the benefit of the Lenders:

1.           The Subsidiary Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary Guarantor will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement and the other Credit Documents, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement and the other Credit Documents.  The Subsidiary Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Documents, including without limitation (a) all of the representations and warranties of the Credit Parties set forth in Section 3 of the Credit Agreement and (b) all of the affirmative and negative covenants set forth in Sections 5 and 6 of the Credit Agreement.  Without limiting the generality of the foregoing terms of this paragraph 1, the Subsidiary Guarantor hereby jointly and severally together with the other Guarantors, guarantees to each Lender, the Administrative Agent, the Swingline Lender and the Issuing Lender as provided in the Credit Agreement the prompt payment and performance of the Credit Party Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof and agrees that if any of such Credit Party Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Subsidiary Guarantor will, jointly and severally together with the other Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Credit Party Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

2.           The Subsidiary Guarantor acknowledges and confirms that it has received a copy of the Credit Agreement and the schedules and exhibits thereto.  The information on the schedules to the Credit Agreement is hereby amended to provide the information shown on the attached Schedule A.

3.           The Borrower confirms that all of its obligations under the Credit Agreement are, and upon the Subsidiary Guarantor becoming a Guarantor, shall continue to be, in full force and effect.  The parties hereto confirm and agree that immediately upon the Subsidiary Guarantor becoming a Guarantor, the term “Credit Party Obligations,” as used in the Credit Agreement, shall include all obligations of such Subsidiary Guarantor under the Credit Agreement and under each other Credit Document.

4.           The Subsidiary Guarantor hereby agrees that upon becoming a Guarantor it will assume all Credit Party Obligations of a Guarantor as set forth in the Credit Agreement.

5.           Each of the Borrower and the Subsidiary Guarantor agrees that at any time and from time to time, upon the written request of the Administrative Agent, it will execute and deliver such further documents and do such further acts and things as the Administrative Agent may reasonably request in order to effect the purposes of this Agreement.

6.           This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

7.           This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

[Signature on Following Page]

IN WITNESS WHEREOF, each of the Borrower and the Subsidiary Guarantor has caused this Joinder Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

SUBSIDIARY GUARANTOR:	[SUBSIDIARY GUARANTOR]

	By:	/s/
Name
Title

BORROWER:	HNI CORPORATION, an Iowa Corporation

	By:	/s/
Name
Title

Acknowledged and accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
  as Administrative Agent

By: _____________________________________
Name:
Title:

SCHEDULE A
to
Joinder Agreement

SCHEDULES TO CREDIT AGREEMENT

Exhibit 10.6

[FORM OF]
ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the] [each] Assignor identified in item 1 below ([the] [each, an] “Assignor”) and [the] [each] Assignee identified in item 2 below ([the] [each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors] [the Assignees] hereunder are several and not joint.]1 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the] [each] Assignor hereby irrevocably sells and assigns to [the Assignee] [the respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from [the Assignor] [the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s] [the respective Assignors’] rights and obligations in [its capacity as a Lender] [their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor] [the respective Assignors] under the respective facilities identified below (including, without limitation, any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)] [the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the] [any] Assignor to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the] [an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the] [any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the] [any] Assignor.

1 Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignor[s]
2.	Assignee[s] [for each Assignee, indicate [Affiliate] [Approved Fund] of [identify Lender]
3.	Borrower:	HNI Corporation, an Iowa corporation
4.	Administrative Agent	Wells Fargo, National Association, as the Administrative agent under the Credit Agreement
5.	Credit Agreement:
The Amended and Restated Credit Agreement dated as of September 28, 2011, among the Borrower, the guarantors from time to time party thereto, the lenders and other financial institutions from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent.

6.	Assigned Interest[s]:

Assignor[s]	Assignee[s]	Facility Assigned	Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[7.	Trade Date"	_______________________________]

Effective Date:   _____________ ___, 20___.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S] [NAME OF ASSIGNOR]

By:	/s/
Name
Title

ASSIGNEE[S] [NAME OF ASSIGNEE]

By:	/s/
Name
Title

[Consented to and] Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By: ______________________________________
Name:
Title:

[Consented to:]

[NAME OF RELEVANT PARTY]

By: _____________________________________
       Name:
       Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.           Representations and Warranties.

1.1           Assignor[s].  [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [the relevant] Assigned Interest, (ii) [the] [such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2.           Assignee[s].  [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.6(b), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.6(b) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the] [any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.           Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the] [the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.           General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.